UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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DANAHER CORPORATION

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NOTICE

OF 2021 ANNUAL MEETING OF SHAREHOLDERS

ITEMS OF BUSINESS

1.	To elect the twelve directors named in the attached Proxy Statement to hold office until the 2022 annual meeting of shareholders and until their successors are elected and qualified.
2.	To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2021.
3.	To approve on an advisory basis the Company’s named executive officer compensation.
4.	To act upon a shareholder proposal requesting that Danaher amend its governing documents to reduce the percentage of shares required for shareholders to call a special meeting of shareholders from 25% to 10%.
5.	To consider and act upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

WHO CAN VOTE

Shareholders of Danaher Common Stock at the close of business on March 8, 2021. YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

A list of shareholders of record will be available during the meeting for inspection by shareholders of record for any legally valid purpose related to the annual meeting at the meeting center site at www.virtualshareholdermeeting.com/DHR2021.

DATE OF MAILING

We intend to mail the Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”), or the Proxy Statement and proxy card as applicable, to our shareholders on or about March 25, 2021.

By order of the Board of Directors,

JAMES F. O’REILLY

Vice President, Deputy General Counsel and Secretary

MAY 5, 2021 3:00 p.m. Eastern Time Place There is no physical location for Danaher’s 2021 Annual Meeting. Shareholders may instead attend virtually at www.virtualshareholdermeeting.com/DHR2021.
REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF THE FOLLOWING WAYS:

VIA THE INTERNET Visit the website listed on your Notice of Internet Availability, proxy card or voting instruction form

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form

BY MAIL Sign, date and return your proxy card or voting instruction form in the enclosed envelope

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker, trustee or other intermediary to see which voting methods are available to you.

ATTENDING THE MEETING

To attend the virtual meeting, you will need to enter the 16-digit control number included on your proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form.

    2021 PROXY STATEMENT    II

IMPORTANT NOTICE Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 5, 2021. This Proxy Statement and the accompanying Annual Report are available free of charge at: https://materials.proxyvote.com/235851 or investors.danaher.com/annual-report-and-proxy.

PROXY STATEMENT SUMMARY	04

PROPOSAL 1 – ELECTION OF DIRECTORS OF DANAHER	13

CORPORATE GOVERNANCE	19

DIRECTOR COMPENSATION	28

DIRECTOR INDEPENDENCE AND RELATED PERSON TRANSACTIONS	30

BENEFICIAL OWNERSHIP OF DANAHER COMMON STOCK BY DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS	32

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	34

AUDIT COMMITTEE REPORT	36

COMPENSATION DISCUSSION AND ANALYSIS	37

COMPENSATION COMMITTEE REPORT	52

COMPENSATION TABLES AND INFORMATION	53

SUMMARY OF EMPLOYMENT AGREEMENTS AND PLANS	69

PROPOSAL 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	76

PROPOSAL 4 – SHAREHOLDER PROPOSAL REQUESTING THAT DANAHER AMEND ITS GOVERNING DOCUMENTS TO REDUCE PERCENTAGE OF SHARES REQUIRED FOR SHAREHOLDERS TO CALL SPECIAL MEETING OF SHAREHOLDERS FROM 25% TO 10%	78

GENERAL INFORMATION ABOUT THE ANNUAL MEETING	80

OTHER INFORMATION	84

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PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be acted upon at our 2021 Annual Meeting, below is summary information regarding the meeting, each proposal to be voted upon at the meeting and Danaher Corporation’s business performance, corporate governance, sustainability program and executive compensation. The following description is only a summary and does not contain all of the information you should consider before voting. For more information about these topics, please review Danaher’s Annual Report on Form 10-K for the year ended December 31, 2020 and the complete Proxy Statement. In this Proxy Statement, the terms “Danaher” or the “Company” refer to Danaher Corporation, Danaher Corporation and its consolidated subsidiaries or the consolidated subsidiaries of Danaher Corporation, as the context requires. All financial data in this Proxy Statement refers to continuing operations unless otherwise indicated.

2021 Annual Meeting of Shareholders

TIME AND DATE	LOCATION	RECORD DATE
3:00 p.m. Eastern time Wednesday, May 5, 2021	www.virtualshareholdermeeting.com/DHR2021	March 8, 2021

Voting Matters

Proposal	Description	Board Recommendation
PROPOSAL 1 – Election of directors (page 13)	We are asking our shareholders to elect each of the twelve directors identified below to serve until the 2022 Annual Meeting of shareholders.	FOR each nominee
PROPOSAL 2 – Ratification of the appointment of the independent registered public accounting firm (page 34)	We are asking our shareholders to ratify our Audit Committee’s selection of Ernst & Young LLP (“E&Y”) to act as the independent registered public accounting firm for Danaher for 2021. Although our shareholders are not required to approve the selection of E&Y, our Board believes that it is advisable to give our shareholders an opportunity to ratify this selection.	FOR
PROPOSAL 3 – Advisory vote to approve named executive officer compensation (page 76)	We are asking our shareholders to cast a non-binding, advisory vote on the compensation of the executive officers named in the Summary Compensation Table (the “named executive officers” or “NEOs”). In evaluating this year’s “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis, which explains how and why the Compensation Committee of our Board arrived at its executive compensation actions and decisions for 2020.	FOR
PROPOSAL 4 – Shareholder proposal (page 78)	You are being asked to consider a shareholder proposal requesting that Danaher amend its governing documents to reduce the percentage of shares required for shareholders to call a special meeting of shareholders from 25% to 10%.	AGAINST

Please see the sections titled “General Information About the Meeting” and “Other Information” beginning on page 80 for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications and the deadlines to submit shareholder proposals and director nominations for next year’s annual meeting of shareholders.

    2021 PROXY STATEMENT    04

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Business Highlights

2020 Performance

COVID-19 RESPONSE

The COVID-19 pandemic posed an unprecedented challenge to our business in 2020, and in response we have focused on the health and well-being of our associates, mitigating disruptions to our businesses and deploying the full breadth of our portfolio in the fight against the virus:

Developed and Implemented a Pandemic Response Plan
To mitigate disruptions to our business, we developed and implemented a Pandemic Response Plan which builds upon our businesses’ existing business continuity plans. The Pandemic Response Plan leverages CDC and WHO guidance to establish a flexible framework within which our operating companies have the discretion to act according to local needs, regulatory guidance and requirements, while mandating certain Company-wide policies where appropriate.

Provided Crucial Support in the Fight Against COVID-19
Danaher’s businesses have stepped up to provide crucial support in the fight against COVID-19:
•	As of March 1, 2021, our businesses have collectively enabled or produced approximately 100 million COVID-19-related diagnostic tests.
•	Healthcare providers are using Beckman Coulter’s antibody serology test to diagnose COVID-19 immune status, supporting both individual health decisions as well as population-based immunity monitoring.
•	Radiometer’s point-of-care blood gas analyzers have been critical tools for emergency rooms dealing with surges of infected patients.
•	Pall’s and Cytiva’s bioprocessing products are being used in a significant number of the COVID-19 related vaccine and therapeutic projects underway globally as of March 1, 2021.

Supporting Our Associates
We launched a global Employee Assistance Program in March 2020 to ensure a consistent support structure for mental health and well-being across the Company and expanded the program over the course of 2020 to provide enhanced support with respect to childcare, eldercare and tutoring, among other areas. In the U.S., we have provided benefits beyond the requirements of the Families First Act, for example by extending our leave policy to cover elder care and providing for voluntary leaves even in certain circumstances not required by the law. We have implemented safety precautions on a facility-specific basis, such as work-from-home requirements where feasible and in many cases staggered work shifts, restricted work zones and daily temperature screenings. The results of our 2020 Associate Engagement Survey validate the impact of these efforts: 88% of surveyed associates felt satisfied with Danaher’s efforts to care for associates during the pandemic, while 93% of surveyed associates agreed that their leaders took actions to maintain a safe work environment.

BUSINESS PERFORMANCE

Notwithstanding the pandemic, in 2020 Danaher:

•	continued to invest in future growth, investing $1.3 billion in research and development and acquiring the Cytiva business (previously the Biopharma business of General Electric Company’s (“GE”) Life Sciences division) from GE for a cash purchase price of approximately $20.7 billion;
•	returned approximately $500 million to common stockholders through cash dividends (marking the 28th year in a row Danaher has paid a dividend on its common stock); and
•	grew our business on a year-over-year basis as illustrated below:

    2021 PROXY STATEMENT    05

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Long-Term Performance

We believe a long-term performance period most accurately compares relative performance within our peer group. Over shorter periods, performance comparisons may be skewed by the easier performance baselines of peer companies that have experienced periods of underperformance.

Danaher has not experienced a sustained period of underperformance over the last twenty-five years (i.e., 1996-2020). We believe the consistency of our performance over that period is unmatched within our peer group. Danaher ranks number one in its peer group over the past twenty-five years based on compounded average annual shareholder return, and is the only company in its peer group whose total shareholder return (“TSR”) outperformed the S&P 500 Index:

•	over every rolling 3-year period from and including 1996-2020; and
•	by more than 600 basis points over every rolling 3-year period from and including 2001-2020.

Danaher’s compounded average annual shareholder return has outperformed the S&P 500 Index over each of the last one, two, three, five-, ten-, fifteen-, twenty- and twenty-five year periods:

    2021 PROXY STATEMENT    06

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Corporate Governance Highlights

Our Board of Directors recognizes that Danaher’s success over the long-term requires a robust framework of corporate governance that serves the best interests of all our shareholders. Below are highlights of our corporate governance framework.

Board refreshment remains a key area of focus for us, as evidenced by the 2019 additions of Drs. Jessica L. Mega and Pardis C. Sabeti and 2020 addition of Rainer M. Blair to our Board. To further build on the enhanced gender, age and national origin diversity from these appointments, Danaher has formally initiated a director search specifically focused on adding to the Board a Person of Color from an underrepresented community.
Our Bylaws provide for proxy access by shareholders.
Our Chairman and CEO positions are separate.
Our Board has established a Lead Independent Director position.
All of our directors are elected annually.
In uncontested elections, our directors must be elected by a majority of the votes cast, and we have a director resignation policy that applies to any incumbent director who fails to receive such a majority.
Our shareholders have the right to act by written consent.
Shareholders owning 25% or more of our outstanding shares may call a special meeting of shareholders.
We have never had a shareholder rights plan.
We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.
All members of our Audit, Compensation and Nominating and Governance Committees are independent as defined by the New York Stock Exchange listing standards and applicable SEC rules.
Danaher (including its subsidiaries during the period we have owned them) has made no political contributions since at least 2012, has no intention of contributing any Danaher funds for political purposes and discloses its political expenditures policy on its public website. The 2020 CPA-Zicklin Index of Corporate Political Disclosure and Accountability ranked Danaher as a First Tier company.

    2021 PROXY STATEMENT    07

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Shareholder Engagement Program

We actively seek and highly value feedback from our shareholders. During 2020, in addition to our traditional Investor Relations outreach efforts, we engaged with shareholders representing approximately 25% of our outstanding shares on topics including our business strategy and financial performance, governance and executive compensation programs and sustainability initiatives. We shared feedback received during these meetings with our Nominating and Governance Committee and Compensation Committee, informing their decision-making.

Board of Directors

Below is an overview of each of the director nominees you are being asked to elect at the 2021 Annual Meeting.

Name	Director Since	Principal Professional Experience	Committee Memberships	Other Public Company Boards
Rainer M. Blair	2020	President and Chief Executive Officer, Danaher Corporation	E, F, S	0
Linda Hefner Filler*	2005	Former President of Retail Products, Chief Marketing Officer and Chief Merchandising Officer, Walgreen Co.	N, S	0
Teri List*	2011	Former Executive Vice President and Chief Financial Officer, Gap Inc.	A, C	2
Walter G. Lohr, Jr.*	1983	Retired partner, Hogan Lovells	A, C, F, N	0
Jessica L. Mega, MD, MPH*	2019	Chief Medical and Scientific Officer, Verily Life Sciences LLC	S	0
Mitchell P. Rales	1983	Chairman of the Executive Committee, Danaher Corporation	E, F	2
Steven M. Rales	1983	Chairman of the Board, Danaher Corporation	E, F, S	1
Pardis C. Sabeti, MD, D.Phil*	2019	Investigator, Howard Hughes Medical Institute	S	0
John T. Schwieters*	2003	Principal, Perseus TDC	A, N	0
Alan G. Spoon*	1999	Former Managing General Partner, Polaris Partners	C	3
Raymond C. Stevens, PhD*	2017	Provost Professor of Biological Sciences and Chemistry, and Director of The Bridge Institute, at the University of Southern California; Chief Executive Officer, ShouTi	S	0
Elias A. Zerhouni, MD*	2009	Former President, Global Research & Development, Sanofi S.A.	N, S	0

Chair * Independent Director

A = Audit Committee C = Compensation Committee E = Executive Committee F = Finance Committee N = Nominating & Governance Committee S = Science & Technology Committee

    2021 PROXY STATEMENT    08

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Sustainability

Danaher’s sustainability program is distinctive in that we drive company-wide sustainability initiatives where it makes sense to harness Danaher’s scale, while leveraging our decentralized operating structure to empower our operating companies to pursue sustainability in ways that best fit the needs of their particular stakeholders. Based on a materiality assessment we conducted that identified the intersection of Danaher’s key strategic and sustainability goals, our sustainability program is structured around three pillars: innovation, people and the environment. These three pillars are underpinned by a foundation of integrity, compliance and sound governance.

Innovation
At the heart of our sustainability efforts is innovation with purpose. In the spirit of one of our five Core Values, “Innovation Defines Our Future”, our teams work to expand access to healthcare in underserved areas, improve safety and protect precious natural resources. Danaher invested $1.3 billion in research and development in 2020 and as of the end of 2020 held approximately 11,800 patents worldwide, underscoring our commitment to innovation.

People
Danaher is committed to attracting, developing, engaging and retaining the best people from around the world to sustain and grow our science and technology leadership. “Consistently attracting and retaining exceptional talent” is one of our three strategic priorities and “The Best Team Wins” is one of our Core Values, reflecting the critical role our human capital plays in supporting our strategy. Our human capital strategy addresses culture, recruitment, development, engagement and retention, with a particular focus on attracting and engaging diverse talent with the unique perspectives and fresh ideas necessary to drive innovation, fuel growth and help ensure our technologies and products effectively serve a global customer base. For more detail on our human capital strategy, please see pages 9-11 of our Annual Report on Form 10-K for the year ended December 31, 2020.

In 2020, Danaher publicly reported for the first time on our global gender diversity overall and at the managerial level, as well as our U.S. People of Color (“POC”) diversity overall and at the managerial level. We also announced our goal to achieve 40% global gender diversity and 35% U.S. POC diversity by 2025.
Third parties have recognized our human capital initiatives, as Danaher was featured on the FORTUNE World’s Most Admired Companies 2020, Forbes World’s Best Employers 2020, Forbes Best Employers 2020 for New Grads and Forbes 2020 Best Employers for Diversity lists and in 2020 for the seventh year in a row the Human Rights Campaign named Danaher one of the Best Places to Work for LGBTQ Equality.

    2021 PROXY STATEMENT    09

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Environment
We are committed to reducing the environmental impact of our operations and products, and helping our customers do the same. We continue to make progress toward this objective by implementing management programs to support our efforts, tracking key metrics to gauge improvement and setting goals to drive accountability. In particular:

•	Beginning in 2019, we began leveraging the power of the Danaher Business System (“DBS”) to mitigate the environmental impact of our operations by deploying our first DBS environmental sustainability tools, focused on reducing energy use and waste.
•	In 2019, we reported for the first time metrics relating to energy usage, greenhouse gas emissions, water usage, waste generation and recycling.
•	In 2020, we announced our intention to achieve the following goals by 2024 (compared to the baseline year of 2019):

YEAR 2024 GOAL	YEAR 2024 GOAL	YEAR 2024 GOAL
15%	15%	15%
REDUCTION IN ENERGY CONSUMED (normalized to annual revenue)	REDUCTION IN SCOPE 1/2 GREENHOUSE GAS (GHG) EMISSIONS (normalized to annual revenue)	REDUCTION IN PERCENTAGE OF NON-HAZARDOUS/NON-REGULATED WASTE SENT TO LANDFILLS OR INCINERATION

•	In 2020, we reported for the first time on the key climate-related risks and opportunities our businesses face.

At the Board level, Danaher’s Nominating and Governance Committee oversees sustainability and social responsibility, and this responsibility is set forth in the committee’s charter. At the management level, Danaher’s Senior Vice President and General Counsel, who reports directly to our CEO, has general oversight responsibility with respect to matters of sustainability and social responsibility, and is responsible for reviewing and approving Danaher’s sustainability reports.
More information about Danaher’s sustainability efforts is included in our latest Sustainability Report, available in the Investors section of our public website, https://www.danaher.com.

Executive Compensation Highlights

Overview of Executive Compensation Program

As discussed in detail under “Compensation Discussion and Analysis,” with the goal of building long-term value for our shareholders, we have developed an executive compensation program designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint;
•	motivate executives to demonstrate exceptional personal performance and perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and
•	link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term shareholder value.

To achieve these objectives our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward performance-based long-term equity awards tied closely to shareholder returns and subject to significant vesting and/or holding periods. Our executive compensation program rewards our executive officers when they help increase long-term shareholder value, achieve annual business goals and build long-term careers with Danaher.

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Compensation Governance

Our Compensation Committee also recognizes that the success of our executive compensation program over the long-term requires a robust framework of compensation governance. As a result, the Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO
Five-year vesting requirement for stock options; three-year performance period plus further two-year holding period for PSUs	No tax gross-up provisions (except as applicable to management employees generally such as relocation policy)
Incentive compensation programs feature multiple, different performance measures aligned with the Company’s strategic performance metrics	No dividend/dividend equivalents paid on unvested equity awards
Short-term and long-term performance metrics that balance our absolute performance and our relative performance versus peer companies	No “single trigger” change of control benefits
Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	No active defined benefit pension program since 2003
Minimum one-year vesting requirement for 95% of shares granted under the Company’s stock plan	No hedging of Danaher securities permitted
Stock ownership requirements for all executive officers	No long-term incentive compensation is denominated or paid in cash (other than PSU dividend accruals)
Limited perquisites and a cap on CEO/CFO personal aircraft usage	No above-market returns on deferred compensation plans
Independent compensation consultant that performs no other services for the Company	No overlapping performance metrics between short-term and long-term incentive compensation programs

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Named Executive Officers 2020 Compensation

The following table sets forth the 2020 compensation of our named executive officers. Please see pages 53-55 for information regarding 2019 and 2018 compensation, as well as footnotes.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Rainer M. Blair	$949,067	0	$3,616,939	$2,968,651	$2,519,339	0	$342,765	$10,396,761
President and CEO
Matthew R. McGrew,	$726,000	0	$1,637,982	$1,435,173	$1,564,530	0	$166,358	$5,530,043
Executive Vice President and CFO
Joakim Weidemanis,	$881,560	0	$5,065,095	$4,551,242	$1,917,000	0	$138,301	$12,553,198
Executive Vice President
Angela S. Lalor,
Senior Vice President- Human Resources	$727,157	$800,000	$1,276,951	$1,118,710	$1,458,386	0	$121,041	$5,502,245
Brian W. Ellis,
Senior Vice President- General Counsel	$636,522	0	$867,259	$760,023	$1,218,048	0	$78,980	$3,560,832
Thomas P. Joyce, Jr.	$1,352,000	0	$6,260,748	$5,487,776	$3,107,797	$6,470	$549,165	$16,763,956
Former President and CEO
William K. Daniel II,	$286,116	0	$2,553,117	$2,237,419	$462,882	0	$203,265	$5,742,799
Former Executive Vice President

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PROPOSAL 1

Election of Directors of Danaher

We are seeking your support for the election of the twelve candidates that the Board has nominated to serve on the Board of Directors (each of whom currently serves as a director of the Company), to serve until the 2022 Annual Meeting of shareholders and until his or her successor is duly elected and qualified.

We believe the nominees set forth below have qualifications consistent with our position as a large, global and diversified science and technology company. We also believe these nominees have the experience and perspective to guide Danaher as we seek to expand our business in high-growth geographies and high-growth market segments, identify, consummate and integrate appropriate acquisitions, develop innovative and differentiated new products and services, adjust to rapidly changing technologies, business cycles and competition and address the demands of an increasingly regulated environment.

Proxies cannot be voted for a greater number of persons than the twelve nominees named in this Proxy Statement. In the event a nominee declines or is unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

Director Nominees

RAINER M. BLAIR
Age 56 Director since: 2020 CHIEF EXECUTIVE OFFICER Committees: • Executive • Finance • Science & Technology Other Public Directorships: • None

SKILLS AND QUALIFICATIONS:

•  Global/international

•  Life sciences/healthcare

•  Technology/innovation strategy

•  M&A

•  Public company CEO and/or President

Mr. Blair has served as Danaher’s President and Chief Executive Officer since September 2020. Since joining Danaher in 2010, Mr. Blair has served in a series of progressively more responsible general management positions (and as a Danaher officer since 2014), including as Vice President - Group Executive from March 2014 until January 2017 and as Executive Vice President from January 2017 until September 2020. His broad operating and functional experience across diverse end-markets and geographies, in-depth knowledge of Danaher’s businesses and of the Danaher Business System and leadership experience from his service in the U.S. Army are particularly valuable to the Board given the global, diverse nature of Danaher’s portfolio. In addition, Mr. Blair adds deep multi-cultural experience having lived on and worked on three continents.

LINDA HEFNER FILLER
Age 61 Director since: 2005 INDEPENDENT Committees: • Nominating & Governance (Chair) • Science & Technology Other Public Directorships: • None

SKILLS AND QUALIFICATIONS:

•  Global/international

•  Technology/innovation strategy

•  M&A

•  Branding/marketing

Ms. Hefner Filler served as President of Retail Products, Chief Marketing Officer and Chief Merchandising Officer of Walgreen Co., a national drugstore chain, from January 2015 to April 2017. From March 2013 until June 2014, Ms. Hefner Filler served as President, North America of Claire’s Stores, Inc., a specialty retailer; from May 2007 to June 2012, as Executive Vice President of Wal-Mart Stores Inc., an operator of retail stores and warehouse clubs, and from April 2009 to June 2012 also as Chief Merchandising Officer for Sam’s Club, a division of Wal-Mart; and from May 2004 through December 2006, as Executive Vice President—Global Strategy for Kraft Foods Inc., a food and beverage company.

Ms. Hefner Filler has served in senior management roles with leading retail and consumer goods companies, with general management responsibilities and responsibilities in the areas of marketing, branding and merchandising. Understanding and responding to the needs of our customers is fundamental to Danaher’s business strategy, and Ms. Hefner Filler’s keen marketing and branding insights have been a valuable resource to Danaher’s Board. Her prior leadership experiences with large public companies have given her valuable perspective for matters of global portfolio strategy and capital allocation as well as global business practices.

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TERI LIST
Age 58 Director since: 2011 INDEPENDENT Committees: • Audit • Compensation Other Public Directorships: • Microsoft Corporation • Oscar Health, Inc.

SKILLS AND QUALIFICATIONS:

•  Global/international

•  M&A

•  Accounting

•  Finance

Ms. List served as Executive Vice President and Chief Financial Officer of Gap Inc., a global clothing retailer, from January 2017 until March 2020. Prior to joining Gap, she served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from August 2015 to August 2016, and with Kraft Foods Group, Inc., a food and beverage company, as Advisor from March 2015 to May 2015, as Executive Vice President and Chief Financial Officer from December 2013 to February 2015 and as Senior Vice President of Finance from September 2013 to December 2013. From 1994 to September 2013, Ms. List served in a series of progressively more responsible positions in the accounting and finance organization of The Procter & Gamble Company, a consumer goods company, most recently as Senior Vice President and Treasurer. Prior to joining Procter & Gamble, Ms. List was employed by the accounting firm of Deloitte & Touche for almost ten years. Ms. List is a member of the board of directors of Microsoft Corporation and of Oscar Health, Inc.

Ms. List’s experience dealing with complex finance and accounting matters for Gap, Dick’s, Kraft and Procter & Gamble have given her an appreciation for and understanding of the similarly complex finance and accounting matters that Danaher faces. In addition, through her leadership roles with large, global companies she has insight into the business practices that are critical to the success of a large, growing public company such as Danaher.

WALTER G. LOHR, JR.
Age 77 Director since: 1983 INDEPENDENT Committees: • Audit • Compensation • Finance • Nominating & Governance Other Public Directorships: • None

SKILLS AND QUALIFICATIONS:

•  M&A

•  Government, legal or regulatory

Mr. Lohr was a partner of Hogan Lovells, a global law firm, for over five years until retiring in June 2012, and has also served on the boards of private and non-profit organizations.

Prior to his tenure at Hogan Lovells, Mr. Lohr served as assistant attorney general for the State of Maryland. He has extensive experience advising companies in a broad range of transactional matters, including mergers and acquisitions, contests for corporate control and securities offerings. His extensive knowledge of the legal strategies, issues and dynamics that pertain to mergers and acquisitions and capital raising has been a critical resource for Danaher given the importance of its acquisition program.

JESSICA L. MEGA, MD, MPH
Age 46 Director since: 2019 INDEPENDENT Committees: • Science & Technology Other Public Directorships: • None

SKILLS AND QUALIFICATIONS:

•  Life sciences/healthcare

•  Technology/innovation strategy

•  Global/international

Dr. Mega has served as Chief Medical and Scientific Officer at Verily Life Sciences LLC, a subsidiary of Alphabet Inc. focused on life sciences and healthcare, since March 2015. Prior to joining Verily, she served as Cardiologist and Senior Investigator at Brigham & Women’s Hospital from 2008 to March 2015. Dr. Mega has also served as a faculty member at Harvard Medical School and a senior investigator with the TIMI Study Group, where she helped lead international trials evaluating novel cardiovascular therapies and directed the genetics program.

Dr. Mega oversees Verily’s clinical and science efforts, focusing on translating technological innovations and scientific insights into partnerships and programs that improve patient outcomes. Dr. Mega’s clinical background and experience re-imagining how clinical trial data is collected and analyzed offer valuable insights for Danaher, given our strategic focus on life sciences and healthcare applications.

MITCHELL P. RALES
Age 64 Director since: 1983 CHAIRMAN OF THE EXECUTIVE COMMITTEE Committees: • Executive (Chair) • Finance (Chair) Other Public Directorships: • Colfax Corporation • Fortive Corporation

SKILLS AND QUALIFICATIONS:

•  M&A

•  Global/international

•  Public company CEO and/or President

•  Finance

Mr. Rales is a co-founder of Danaher and has served as Chairman of the Executive Committee of Danaher since 1984. He was also President of the Company from 1984 to 1990. Mr. Rales is also a member of the board of directors of each of Colfax Corporation and Fortive Corporation, and is a brother of Steven M. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Steven Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

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STEVEN M. RALES
Age 69 Director since: 1983 CHAIRMAN OF THE BOARD Committees: • Executive • Finance • Science & Technology Other Public Directorships: • Fortive Corporation

SKILLS AND QUALIFICATIONS:

•  M&A

•  Global/international

•  Public company CEO and/or President

Mr. Rales is a co-founder of Danaher and has served as Danaher’s Chairman of the Board since 1984. He was also CEO of the Company from 1984 to 1990. Mr. Rales is also a member of the board of directors of Fortive Corporation, and is a brother of Mitchell P. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Mitchell Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

PARDIS C. SABETI, MD, D.PHIL
Age 45 Director since: 2019 INDEPENDENT Committees: • Science & Technology Other Public Directorships: • None

SKILLS AND QUALIFICATIONS:

•  Life sciences/healthcare

•  Global/international

Dr. Sabeti has served as an Investigator for the Howard Hughes Medical Institute (“HHMI”), a non-profit medical research organization, since November 2015. Dr. Sabeti is a professor at the Center for Systems Biology and the Department of Organismic and Evolutionary Biology at Harvard University and the Department of Immunology and Infectious Disease at Harvard T.H. Chan School of Public Health. She is an Institute Member of the Broad Institute of MIT and Harvard.

Dr. Sabeti is a computational geneticist with expertise developing new experimental technologies and computational algorithms to investigate the genomes of humans and infectious microbes. Her expertise in infectious disease research offers significant value to Danaher as we seek to develop research tools for use in determining the causes of disease, identification of new therapies and testing of new drugs and vaccines.

JOHN T. SCHWIETERS
Age 81 Director since: 2003 INDEPENDENT Committees: • Audit (Chair) • Nominating & Governance Other Public Directorships: • None

SKILLS AND QUALIFICATIONS:

•  Technology/innovation strategy

•  M&A

•  Accounting

•  Finance

Mr. Schwieters has served as Principal of Perseus TDC, a real estate investment and development firm, since July 2013. He also served as a Senior Executive of Perseus, LLC, a merchant bank and private equity fund management company, from May 2012 to June 2016 and as Senior Advisor from March 2009 to May 2012.

In addition to his roles with Perseus, Mr. Schwieters led the Mid-Atlantic region of one of the world’s largest accounting firms after previously leading that firm’s tax practice in the Mid-Atlantic region, and has served on the boards and chaired the audit committees of several NYSE-listed public companies. He brings to Danaher extensive knowledge and experience in the areas of public accounting, tax accounting and finance, which are areas of critical importance to Danaher as a large, global and complex public company.

ALAN G. SPOON
Age 69 Director since: 1999 INDEPENDENT Committees: • Compensation (Chair) Other Public Directorships: • Fortive Corporation • IAC/ InterActiveCorp. • Match Group, Inc.

SKILLS AND QUALIFICATIONS:

•  Technology/innovation strategy

•  M&A

•  Global/international

•  Public company CEO and/or President

•  Branding/marketing

Mr. Spoon served as Partner Emeritus of Polaris Partners from January 2016 to June 2018, Managing General Partner from 2000 to 2010 and Partner from 2000 to 2018. Mr. Spoon is also a member of the board of directors of each of Fortive Corporation, IAC/InterActiveCorp. and Match Group, Inc. Within the past five years, Mr. Spoon served on the board of directors of Cable One, Inc.

In addition to his leadership roles at Polaris Partners, Mr. Spoon has previously served as president, chief operating officer     and chief financial officer of one of the country’s largest, publicly-traded education and media companies, and has served on the boards of numerous public and private companies. His public company leadership experience gives him insight into business strategy, leadership and executive compensation and his public company and private equity experience give him insight into technology and life science trends, acquisition strategy and financing, each of which represents an area of key strategic opportunity for the Company.

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RAYMOND C. STEVENS, PH.D.
Age 57 Director since: 2017 INDEPENDENT Committees: • Science & Technology Other Public Directorships: • None

SKILLS AND QUALIFICATIONS:

•  Global/international

•  Life sciences/healthcare

•  Technology/innovation strategy

Professor Stevens has served as Provost Professor of Biological Sciences and Chemistry, and Director of The Bridge Institute, at the University of Southern California, a private research university, since July 2014, and as Chief Executive Officer of ShouTi, a biotechnology company, since May 2019. From 1999 until July 2014, he served as Professor of Molecular Biology and Chemistry with The Scripps Research Institute, a non-profit research organization. Professor Stevens has also launched multiple biotechnology companies focused on drug discovery.

Professor Stevens is considered among the world’s most influential biomedical scientists in molecular research. A pioneer in human cellular behavior research, he has been involved in the creation of therapeutic molecules that led to breakthrough drugs aimed at curing influenza, childhood diseases, neuromuscular disorders and diabetes. Professor Stevens’ insights in the area of molecular research, as well as his experience bringing industry and academia together to advance drug development, are highly beneficial to Danaher given our strategic focus on the development of research tools used to understand the causes of disease, identify new therapies and test new drugs and vaccines. His extensive experience living and working in China is also valuable to Danaher given China’s strategic significance to our business.

ELIAS A. ZERHOUNI, MD
Age 69 Director since: 2009 INDEPENDENT Committees: • Nominating & Governance • Science & Technology (Chair) Other Public Directorships: • None

SKILLS AND QUALIFICATIONS:

•  Global/international

•  Life sciences/healthcare

•  Technology/innovation strategy

•  Government, legal or regulatory

Dr. Zerhouni served as President, Global Research & Development, for Sanofi S.A., a global pharmaceutical company, from 2011 to June 2018. From 2008 until 2011, he provided advisory and consulting services to various non-profit and other organizations as Chairman and President of Zerhouni Holdings. From 2002 to 2008, Dr. Zerhouni served as director of the National Institutes of Health, and from 1996 to 2002, he served as Chair of the Russell H. Morgan Department of Radiology and Radiological Sciences, Vice Dean for Research and Executive Vice Dean of the Johns Hopkins School of Medicine.

Dr. Zerhouni, a physician, scientist and world-renowned leader in radiology research, is widely viewed as one of the leading authorities in the United States on emerging trends and issues in medicine and medical care. These insights, as well as his deep, technical knowledge of the research and clinical applications of medical technologies, are of considerable importance given Danaher’s strategic focus in the medical technologies markets. Dr. Zerhouni’s government experience also gives him a strong understanding of how government agencies work, and his experience growing up in North Africa, together with the global nature of the issues he faced at NIH and his role at France-based Sanofi, give him a global perspective that is valuable to Danaher.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOREGOING NOMINEES.

Board Selection and Refreshment

Director Selection

The Board and its Nominating and Governance Committee believe that it is important that our directors demonstrate:

•	personal and professional integrity and character;
•	prominence and reputation in the director’s profession;
•	skills, expertise and background (including business or other relevant experience) that in aggregate are useful and appropriate in overseeing and providing strategic direction with respect to Danaher’s business and serving the long-term interests of Danaher’s shareholders;
•	the capacity and desire to represent the interests of the shareholders as a whole; and
•	availability to devote sufficient time to the affairs of Danaher.

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The Nominating and Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. Nominees may be suggested by directors, members of management, shareholders or by a third-party search firm engaged by the Committee. The Committee considers a wide range of factors when assessing potential director nominees. This includes consideration of the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for committee-specific expertise, evaluations of other prospective nominees and the qualifications of each potential nominee relative to the attributes, skills and experience described above. The Board does not have a formal or informal policy with respect to diversity but believes that the Board, taken as a whole, should embody a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of the Company’s needs, and in this regard also subjectively takes into consideration the diversity (including with respect to age, race, gender and national origin) of the Board when considering director nominees.

When Danaher recruits a director candidate, either a search firm engaged by the Committee or a member of the Board contacts the prospect to assess interest and availability. The candidate will then meet with members of the Board and at the same time, the Committee with the support of the search firm will conduct such further inquiries as the Committee deems appropriate. A background check is completed before a final recommendation is made to appoint a candidate to the Board.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “Other Information – Communications with the Board of Directors” with whatever supporting material the shareholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Committee, an initial determination is made as to whether to conduct a full evaluation of the candidate based primarily on whether a new or additional Board member is necessary or appropriate at such time, the likelihood that the prospective nominee can satisfy the evaluation factors described above, any additional inquiries the Committee may in its discretion conduct and any other factors the Committee may deem appropriate.

The graph below illustrates the diverse set of skills, expertise and backgrounds represented on our Board:

/ SKILLS AND EXPERTISE

	Blair	Hefner Filler	List	Lohr	Mega	M. Rales	S. Rales	Sabeti	Schwieters	Spoon	Stevens	Zerhouni
Global/international
Life sciences/ healthcare
Technology/ innovation strategy
M&A
Public company CEO and/or President
Accounting
Finance
Branding/marketing
Government, legal or regulatory

Age (Board average is 62.7 years of age)	56	61	58	77	46	64	69	45	81	69	57	69
Gender	M	F	F	M	F	M	M	F	M	M	M	M
Race/Ethnicity*	C	C	C	C	C	C	C	C+	C	C	C	C++
Born outside U.S.

*	“C” refers to Caucasian
+	Dr. Sabeti is of Middle Eastern descent.
++	Dr. Zerhouni is of North African descent.

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Board Orientation

Our new director orientation program includes extensive meetings with Danaher management and familiarizes new directors with Danaher’s businesses, strategies, policies and the Danaher Business System; assists them in developing company and industry knowledge to optimize their Board service; and educates them with respect to their fiduciary duties and legal responsibilities and Danaher’s corporate governance framework.

Board Refreshment

Our Board actively considers Board refreshment. Using our Board skills matrix as a guide as well as the results of our annual Board and committee self-assessment process (discussed below), the Nominating and Governance Committee evaluates Board composition at least annually and identifies for Board consideration areas of expertise that would complement and enhance our current Board. In considering the Committee’s recommendations, the Board seeks to thoughtfully balance the knowledge and experience that comes from longer-term Board service with the fresh perspectives and new domain expertise that can come from adding new directors. The 2019 additions of Drs. Mega and Sabeti and 2020 addition of Mr. Blair to our Board evidences our focus on refreshment and helped drive an approximately 20% reduction in our average director tenure from 2019 to 2020. To further build on the enhanced gender, age and national origin diversity from these appointments, Danaher has formally initiated a director search specifically focused on adding to the Board a Person of Color from an underrepresented community.

Proxy Access

Our Amended and Restated Bylaws (“Bylaws”) permit a shareholder, or a group of up to twenty shareholders, owning three percent or more of the Company’s outstanding shares of Common Stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials a number of director nominees up to the greater of (x) two, or (y) twenty percent of the Board, provided that the shareholder(s) and nominee(s) satisfy the requirements specified in the Bylaws.

Majority Voting Standard

General

Our Bylaws provide for majority voting in uncontested director elections, and our Board has adopted a director resignation policy. Under the policy, our Board will not appoint or nominate for election to the Board any person who has not tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Contested Elections

At any meeting of shareholders for which the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the Company’s Bylaws and such nomination has not been withdrawn on or before the tenth day before the Company first mails its notice of meeting to the Company’s shareholders, the directors will be elected by a plurality of the votes cast. This means that the nominees who receive the most affirmative votes would be elected to serve as directors.

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CORPORATE GOVERNANCE

Corporate Governance Overview

Our Board of Directors recognizes that Danaher’s success over the long-term requires a robust framework of corporate governance that serves the best interests of all our shareholders. Below are highlights of our corporate governance framework, and additional details follow in the sections below.

Board refreshment remains a key area of focus for us, as evidenced by the 2019 additions of Drs. Jessica L. Mega and Pardis C. Sabeti and 2020 addition of Rainer M. Blair to our Board. To further build on the enhanced gender, age and national origin diversity from these appointments, Danaher has formally initiated a director search specifically focused on adding to the Board a Person of Color from an underrepresented community.

Our Bylaws provide for proxy access by shareholders.

Our Chairman and CEO positions are separate.

Our Board has established a Lead Independent Director position.

All of our directors are elected annually.

In uncontested elections, our directors must be elected by a majority of the votes cast, and we have a director resignation policy that applies to any incumbent director who fails to receive such a majority.

Our shareholders have the right to act by written consent.

Shareholders owning 25% or more of our outstanding shares may call a special meeting of shareholders.

We have never had a shareholder rights plan.

We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.

All members of our Audit, Compensation and Nominating and Governance Committees are independent as defined by the New York Stock Exchange listing standards and applicable SEC rules.

Danaher (including its subsidiaries during the period we have owned them) has made no political contributions since at least 2012, has no intention of contributing any Danaher funds for political purposes, and discloses its political expenditures policy on its public website. The 2020 CPA-Zicklin Index of Corporate Political Disclosure and Accountability ranked Danaher as a First Tier company.

Board Leadership Structure, Oversight and CEO Succession Planning

Board Leadership Structure

The Board has separated the positions of Chairman and CEO because it believes that, at this time, this structure best enables the Board to ensure that Danaher’s business and affairs are managed effectively and in the best interests of shareholders. This is particularly the case in light of the fact that the Company’s Chairman is Steven Rales, a co-founder of the Company who owns approximately 6.0 percent of the Company’s outstanding shares, served as CEO of the company from 1984 to 1990 and continues to serve as an executive officer of the company. As a result of his substantial ownership stake in the Company, the Board believes that Mr. Rales is uniquely able to understand, articulate and advocate for the rights and interests of the Company’s shareholders. Moreover, Mr. Rales uses his management experience with the Company and Board tenure to help ensure that the non-management directors have a keen understanding of the Company’s business as well as the strategic and other risks and opportunities that the Company faces. This enables the Board to more effectively provide insight and direction to, and exercise oversight of, the Company’s President and CEO and the rest of the management team responsible for the Company’s day-to-day business (including with respect to oversight of risk management).

Because Mr. Rales is not independent within the meaning of the NYSE listing standards, our Corporate Governance Guidelines require the appointment of a “Lead Independent Director” and our independent directors have appointed Ms. Hefner Filler as Lead Independent Director. As Lead Independent Director, Ms. Hefner Filler:

•	presides at all meetings of the Board at which the Chairman of the Board and the Chair of the Executive Committee are not present, including the executive sessions of non-management directors;
•	has the authority to call meetings of the independent directors;
•	acts as a liaison as necessary between the independent directors and the management directors; and
•	advises with respect to the Board’s agenda.

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Board Oversight of Strategy

One of the Board’s primary responsibilities is overseeing management’s development and execution of the Company’s strategy. At least quarterly, the CEO, our executive leadership team and other business leaders provide detailed business and strategy updates to the Board. The Board annually conducts an even more in-depth review of the Company’s overall strategy. At these reviews, the Board engages with our executive leadership team and other business leaders regarding business objectives, the competitive landscape, economic trends and other developments. On an annual basis the Board also reviews the Company’s human capital, risk assessment/risk management, compliance and sustainability programs as well as the Company’s operating budget, and at meetings occurring throughout the year the Board reviews acquisitions, strategic investments and other capital allocation topics as well as the Company’s operating and financial performance, among other matters. The Board also looks to the focused expertise of its committees to inform strategic oversight in their areas of focus.

SPOTLIGHT: OVERSIGHT OF STRATEGIC ACQUISITIONS
The Board oversees Danaher’s strategic acquisition and integration process. Danaher views acquisitions as an important element of our strategy to deliver long-term shareholder value. Our Board includes eight members with extensive business combination experience. That depth of experience allows the Board to constructively engage with management and effectively evaluate acquisitions for alignment with our strategy, culture and financial goals. Management is charged with identifying potential acquisition targets, executing transactions and managing integration, and our Board’s oversight extends to each of these elements. Management and the Board regularly discuss potential acquisitions and their role in the Company’s overall business strategy. These discussions address acquisitions in process and potential future acquisitions, and cover a broad range of matters which may include valuation, due diligence, risk and anticipated synergies with Danaher’s businesses and strategy. With respect to more significant acquisitions, such as the Company’s 2020 acquisition of Cytiva, the Board typically discusses and evaluates the proposed opportunity over multiple meetings. The Board’s acquisition oversight also extends across transactions and over time; at least annually the Board reviews and provides feedback regarding the operational and financial performance of our historical acquisitions.

SPOTLIGHT: OVERSIGHT OF HUMAN CAPITAL MANAGEMENT AND CEO SUCCESSION PLANNING

•   The Board and Compensation Committee engage with our senior leadership team and human resources executives on a regular basis across a range of human capital management topics. As discussed above, Danaher is committed to attracting, developing, engaging and retaining the best people from around the world to sustain and grow our science and technology leadership. Working with management, the Board and Compensation Committee oversee matters including culture, succession planning and development, compensation, benefits, talent recruiting and retention, associate engagement and diversity and inclusion. The Board reviews the Company’s human capital strategy annually and at other times during the year in connection with significant initiatives and acquisitions, supported by the Compensation Committee’s oversight of our executive and equity compensation programs.

•   With the support of our Nominating and Governance Committee, our Board also maintains and annually reviews both a long-term succession plan and emergency succession plan for the CEO position. The foundation of the long-term CEO succession planning process is a CEO development model consisting of two dimensions, leadership behaviors and development experiences. The Board uses the development model as a guide in preparing candidates, and also in evaluating candidates for the CEO and other executive positions at the Board’s annual talent review and succession planning session. At the annual session, the Board evaluates and compares candidates using the development model, and reviews each candidate’s development actions, progress and performance over time. The candidate evaluations are supplemented with periodic 360-degree performance appraisals, and the Board also regularly interacts with candidates at Board dinners and lunches, through Board meeting presentations and at the Company’s annual leadership conference. The transition of the CEO role from Thomas P. Joyce, Jr. to Rainer M. Blair in September 2020 represents a culmination of this ongoing process.

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Board Oversight of Risk

The Board’s role in risk oversight at the Company is consistent with our leadership structure, with management having day-to-day responsibility for assessing and managing our risk exposure and the Board and its committees overseeing those efforts, with particular emphasis on the most significant risks facing the Company. On an annual basis, the Company’s Risk Committee (consisting of members of senior management) inventories, assesses and prioritizes the most significant risks facing the Company as well as related mitigation efforts and provides a report to the Board. With respect to the manner in which the Board’s risk oversight function impacts the Board’s leadership structure, as described above our Board believes that Mr. Steven Rales’ management experience and tenure help the Board to more effectively exercise its risk oversight function.

The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating certain risk oversight responsibilities to the Board committees for further consideration and evaluation. Generally, each committee has responsibility to identify and address risks that are associated with the purpose of, and responsibilities delegated to, that committee. Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Risks associated with Danaher’s strategic plan, acquisition and capital allocation program, capital structure, liquidity, organizational structure and other significant risks, and overall risk assessment and risk management policies.
Audit Committee	Major financial risk exposures, significant legal, compliance, reputational, cybersecurity and privacy risks and overall risk assessment and risk management policies.
Compensation Committee	Risks associated with compensation policies and practices, including incentive compensation.
Nominating and Governance Committee	Risks related to corporate governance, effectiveness of Board and committee oversight and review of director candidates, conflicts of interest, director independence and sustainability.
Science and Technology Committee	Risks related to potentially disruptive science and technology trends and opportunities.

SPOTLIGHT: OVERSIGHT OF CYBERSECURITY RISK
The Board and the Audit Committee oversee the Company’s management of cybersecurity risk. To mitigate the risks posed by cybersecurity incidents and cyber attacks, we have developed a program, led by the Company’s Chief Information Security Officer (“CISO”), that is designed to protect the confidentiality, integrity and availability of the Company’s products, data and systems. This program is designed to reflect industry best practices and standards and includes a cybersecurity incident response plan, pursuant to which we conduct regular exercises to help ensure effectiveness and maintain preparedness; independent program assessments, including penetration testing and scanning of our systems for vulnerabilities; regular education and best practice sharing with our associates to raise cyber threat awareness; and other policies and procedures designed to assist the Company in managing cybersecurity incidents and risks. Danaher’s Chief Information Officer and CISO provide regular updates to the Audit Committee regarding this program, including information about cyber risk management governance and the status of projects to strengthen cybersecurity controls.

Board of Directors and Committees of the Board

General

The Board met nine times in 2020. All directors who served on the Board for all of 2020 attended 100% of the total number of meetings of the Board and of all committees of the Board on which they served. Danaher typically schedules a Board meeting in conjunction with each annual meeting of shareholders and as a general matter expects that the members of the Board will attend the annual meeting. Thirteen of our directors (which constituted the entire Board as of such time) attended the Company’s annual meeting in May 2020.

The membership of each of the Board’s committees as of March 8, 2021 is set forth below. While each of the committees is authorized to delegate its powers to sub-committees, none of the committees did so during 2020. The Audit, Compensation, Nominating & Governance and Science & Technology Committees report to the Board on their actions and recommendations at each regularly scheduled Board meeting.

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Name of Director	Audit	Compensation	Nominating & Governance	Science & Technology	Executive	Finance
Rainer M. Blair
Linda Hefner Filler
Teri List
Walter G. Lohr, Jr.
Jessica L. Mega, MD, MPH
Mitchell P. Rales
Steven M. Rales
Pardis C. Sabeti, MD, D.Phil.
John T. Schwieters
Raymond C. Stevens, Ph.D.
Alan G. Spoon
Elias A. Zerhouni, MD
# OF MEETINGS HELD IN 2020	6	9	12	5	1	1

Chair

Audit Committee

The Audit Committee prepares a report as required by the SEC to be included in this Proxy Statement and assists the Board in overseeing:

•	the quality and integrity of Danaher’s financial statements;
•	the effectiveness of Danaher’s internal control over financial reporting;
•	the qualifications, independence and performance of Danaher’s independent auditors;
•	the performance of Danaher’s internal audit function;
•	Danaher’s compliance with legal and regulatory requirements;
•	the risks described above under “-Risk Oversight”; and
•	the Company’s swaps and derivatives transactions and related policies and procedures.

The Board has determined that each of the members of the Audit Committee is independent for purposes of Rule 10A-3(b) (1) under the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”) and the NYSE listing standards and is financially literate within the meaning of the NYSE listing standards. In addition, the Board has determined that Ms. List and Mr. Schwieters each qualifies as an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act. The Committee typically meets in executive session, without the presence of management, at its regularly scheduled meetings.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, our executive officers. The Committee also:

•	reviews and discusses with Company management the Compensation Discussion and Analysis and recommends to the Board the inclusion of the Compensation Discussion and Analysis in the annual meeting proxy statement;
•	reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercises all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the oversight and administration of such plans;
•	reviews and considers the results of shareholder advisory votes on the Company’s executive compensation, and makes recommendations to the Board regarding the frequency of such advisory votes;

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•	monitors compliance by directors and executive officers with the Company’s stock ownership requirements;
•	assists the Board in overseeing the risks described above under “-Risk Oversight”;
•	prepares the report required by the SEC to be included in the annual meeting proxy statement; and
•	considers factors relating to independence and conflicts of interests in connection with the engagement of the compensation consultants that provide advice to the Committee.

Each member of the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act and, based on the determination of the Board, independent under the NYSE listing standards and under Rule 10C-1 under the Securities Exchange Act. The Committee typically meets in executive session, without the presence of management, at its regularly scheduled meetings.

Management Role in Supporting the Compensation Committee

Members of our senior management generally attend the Compensation Committee meetings. In addition, our CEO:

•	provides background regarding the interrelationship between our business objectives and executive compensation matters and advises on the alignment of incentive plan performance measures with our overall strategy;
•	participates in the Committee’s discussions regarding the performance and compensation of the other executive officers and provides recommendations to the Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance (the Committee gives considerable weight to our CEO’s evaluation of and recommendations with respect to the other executive officers because of his direct knowledge of each such officer’s performance and contributions); and
•	provides feedback regarding the companies that he believes Danaher competes with in the marketplace and for executive talent.

Our human resources and legal departments also assist the Committee Chair in scheduling and setting the agendas for the Committee’s meetings, preparing meeting materials and providing the Committee with data relating to executive compensation as requested by the Committee.

Independent Compensation Consultant Role in Supporting the Compensation Committee

Under the terms of its charter, the Committee has the authority to engage the services of outside advisors and experts. The Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant since 2008. The Committee engages FW Cook because it is considered one of the premier independent compensation consulting firms and has never provided any services to the Company other than the compensation-related services provided to or at the direction of the Compensation Committee and the Nominating and Governance Committee. FW Cook takes its direction solely from the Committee (and with respect to matters relating to the non-management director compensation program, the Nominating and Governance Committee). In addition to the director compensation advice provided to the Nominating and Governance Committee, FW Cook’s primary responsibilities in 2020 were to:

•	provide advice and data in connection with the structuring of the executive and equity compensation programs and the compensation levels for the Company’s executive officers compared to their peers;
•	assess the Company’s executive compensation program in the context of compensation governance best practices;
•	update the Committee regarding legislative and regulatory initiatives as well as emerging trends and investor views in the area of executive compensation;
•	provide data regarding the share dilution costs attributable to the Company’s aggregate equity compensation program; and
•	assist in the review of the Company’s executive compensation public disclosures.

The Committee does not place any material limitations on the scope of the feedback provided by FW Cook. In the course of discharging its responsibilities, FW Cook may from time to time and with the Committee’s consent, request from management information regarding compensation amounts and practices, the interrelationship between our business objectives and executive compensation matters, the nature of the Company’s executive officer responsibilities and other business information. The Committee has considered whether the work performed for or at the direction of the Compensation Committee and the Nominating and Governance Committee raises any conflict of interest, taking into account the factors listed in Securities Exchange Act Rule 10C-1(b)(4), and has concluded that such work does not create any conflict of interest.

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Nominating & Governance Committee

The Nominating and Governance Committee:

•	assists the Board in identifying individuals qualified to become Board members, and makes recommendations to the Board regarding all nominees for Board membership;
•	makes recommendations to the Board regarding the size and composition of the Board and its committees;
•	makes recommendations to the Board regarding matters of corporate governance and oversees the operation of Danaher’s Corporate Governance Guidelines and Related Person Transactions Policy;
•	develops and oversees the annual self-assessment process for the Board and its committees;
•	assists the Board in CEO succession planning;
•	assists the Board in overseeing the risks described above under “-Risk Oversight”;
•	reviews and makes recommendations to the Board regarding non-management director compensation;
•	oversees the orientation process for newly elected members of the Board and continuing director education; and
•	oversees the Company’s sustainability program.

The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the NYSE listing standards.

Science & Technology Committee

The Science and Technology Committee assists the Board in overseeing matters of science and technology, including:

•	reviewing and assessing the Company’s science and technology innovation strategy and priorities;
•	assessing the competitive position of the Company’s technology portfolio;
•	reviewing with management key programs, processes and organizational structures related to innovation, research and development and the commercialization of technology; and
•	assessing, and advising the Board with respect to, potentially disruptive science and technology trends, opportunities and risks.

Executive Committee

The Executive Committee exercises between meetings of the Board such powers and authority as are specifically delegated to it by the Board from time to time.

Finance Committee

The Finance Committee approves business acquisitions, investments and divestitures up to the levels of authority delegated to it by the Board.

Board and Committee Evaluations

Each year, our Board and the Audit, Compensation and Nominating and Governance Committees perform a rigorous self-evaluation, overseen by the Nominating and Governance Committee. In 2020, the Nominating and Governance Committee solicited input from our directors regarding topics that warranted evaluation in each of the following areas:

•	the Board’s oversight of management;
•	the Board’s understanding of Danaher and its businesses;
•	Board composition;
•	conduct of Board meetings; and
•	operation and effectiveness of the Board committees.

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The Nominating and Governance Committee reviewed the results of this feedback, and during an executive session of the Board the chair of the Committee led a discussion of the key topics identified and communicated relevant feedback to the CEO. Each of our Audit, Compensation and Nominating and Governance Committees also conducted a self-evaluation in executive session, including with respect to any committee-specific evaluation topics identified as a result of the process described above, and communicated the results thereof to the full Board. As a result of the Board’s 2020 self-assessment process, the Board identified objectives for itself relating to the Company’s strategic plan, organizational capabilities and risk management program; the optimization of Board meeting processes; incorporation of individual director self-assessments into the Board evaluation program; director education; and Board diversity.

Shareholder Engagement and Alignment

Shareholder Engagement Program

We actively seek and highly value feedback from our shareholders. During 2020, in addition to our traditional Investor Relations outreach efforts, we engaged with shareholders representing approximately 25% of our outstanding shares on topics including our business strategy and financial performance, governance and executive compensation programs and sustainability initiatives. We shared feedback received during these meetings with our Nominating and Governance Committee and Compensation Committee, informing their decision-making.

Key Policies Aligning Company and Shareholder Interests

•	Director and Executive Officer Stock Ownership Requirements. Our Board has adopted stock ownership requirements for non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) is required to beneficially own Danaher shares with a market value of at least five times his or her annual cash retainer (excluding the additional cash retainers paid to the committee chairs and the Lead Independent Director). Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines). Under the policy, beneficial ownership includes RSUs held by the director, shares in which the director or his or her spouse or child has a direct or indirect interest and phantom shares of Danaher Common Stock in the Non-Employee Directors’ Deferred Compensation Plan, but does not include shares subject to unexercised stock options or pledged shares. Each Danaher director is in compliance with the policy. We have also adopted stock ownership requirements for our executive officers; please see “Compensation Discussion and Analysis – Stock Ownership-Related Policies.”
•	Recoupment Policy. We have a rigorous, “no-fault” compensation recoupment policy that applies to executive officers and other senior leaders.
•	Anti-Pledging/Hedging Policy.In 2013 Danaher’s Board adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Danaher Common Stock that the director or officer directly or indirectly owns and controls, except for any shares that were pledged as of the date the policy was adopted. Certain shares of Common Stock owned by Messrs. Steven and Mitchell Rales were exempted from the policy because such shares had been pledged for decades, to secure lines of credit that reduce the need to sell shares for liquidity purposes. Messrs. Steven and Mitchell Rales acquired these pledged shares in cash purchase transactions between 1983 and 1988 and did not receive them as compensation or purchase them from Danaher. These pledged shares do not count toward the Company’s stock ownership requirements.

Notwithstanding that these shares are exempted from Danaher’s policy, as part of its risk oversight function the Audit Committee of Danaher’s Board regularly reviews these share pledges to assess whether such pledging poses an undue risk to the Company. The Committee has concluded that the existing pledge arrangements do not pose an undue risk to the Company, based in particular on its consideration of the following factors:

•	the amount by which the market value of the shares pledged as collateral exceeds the amount of secured indebtedness, which the Committee believes is a key factor in assessing the degree of risk posed by the pledging arrangements. At December 31, 2020, the maximum amount of secured indebtedness permitted under the lines of credit would not exceed 25% of the market value of the shares pledged as collateral;
•	the number of shares and percentage of total outstanding shares pledged; and
•	the more than 15% reduction since 2013 in the aggregate number of shares pledged by Messrs. Steven Rales and Mitchell Rales.

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Danaher policy also prohibits Danaher directors and employees (including executive officers) from engaging in short sales of Danaher Common Stock, transactions in any derivative of a Danaher security (including, but not limited to, buying or selling puts, calls or other options (except for instruments granted under a Danaher equity compensation plan)) or any other forms of hedging transactions with respect to Danaher securities.

•	Shareholder Right to Call Special Meeting. As discussed above, shareholders owning 25% or more of Danaher’s outstanding shares may call a special meeting of shareholders.

At Danaher’s 2020 Annual Meeting, shareholders representing a majority of Danaher shares voted against a shareholder proposal requesting that Danaher amend its governing documents to reduce the percentage of shares required for shareholders to call a special meeting of shareholders from 25% to 10%. Danaher’s Nominating and Governance Committee and Company management annually review Danaher’s governing documents, and the proposal, investor feedback thereon and the voting results (in 2020 and in the prior years when a similar proposal has been brought) were taken into account in considering whether a modification to Danaher’s special meeting threshold is warranted. It was determined that the existing 25% threshold continues to strike an appropriate balance between avoiding waste of Danaher and shareholder resources on addressing narrow or special interests, while at the same time ensuring that shareholders holding a significant minority of our outstanding shares have an appropriate mechanism to call a special meeting if they deem it appropriate.

Sustainability

Danaher’s sustainability program is distinctive in that we drive company-wide sustainability initiatives where it makes sense to harness Danaher’s scale, while leveraging our decentralized operating structure to empower our operating companies to pursue sustainability in ways that best fit the needs of their particular stakeholders. Based on a materiality assessment we conducted that identified the intersection of Danaher’s key strategic and sustainability goals, our sustainability program is structured around three pillars: innovation, people and the environment. These three pillars are underpinned by a foundation of integrity, compliance and sound governance.

Innovation

At the heart of our sustainability efforts is innovation with purpose. In the spirit of one of our five Core Values, “Innovation Defines Our Future”, our teams work to expand access to healthcare in underserved areas, improve safety and protect precious natural resources. Danaher invested $1.3 billion in research and development in 2020 and as of the end of 2020 held approximately 11,800 patents worldwide, underscoring our commitment to innovation.

People

Danaher is committed to attracting, developing, engaging and retaining the best people from around the world to sustain and grow our science and technology leadership. “Consistently attracting and retaining exceptional talent” is one of our three strategic priorities and “The Best Team Wins” is one of our Core Values, reflecting the critical role our human capital plays in supporting our strategy. Our human capital strategy addresses culture, recruitment, development, engagement and retention, with a particular focus on attracting and engaging diverse talent with the unique perspectives and fresh ideas necessary to drive innovation, fuel growth and help ensure our technologies and products effectively serve a global customer base. For more detail on our human capital strategy, please see pages 9-11 of our Annual Report on Form 10-K for the year ended December 31, 2020.

In 2020, Danaher publicly reported for the first time on our global gender diversity overall and at the managerial level, as well as our U.S. People of Color (“POC”) diversity overall and at the managerial level. We also announced our goal to achieve 40% global gender diversity and 35% U.S. POC diversity by 2025.

Third parties have recognized our human capital initiatives, as Danaher was featured on the FORTUNE World’s Most Admired Companies 2020, Forbes World’s Best Employers 2020, Forbes Best Employers 2020 for New Grads and Forbes 2020 Best Employers for Diversity lists and in 2020 for the seventh year in a row the Human Rights Campaign named Danaher one of the Best Places to Work for LGBTQ Equality.

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Environment

We are committed to reducing the environmental impact of our operations and products, and helping our customers do the same. We continue to make progress toward this objective by implementing management programs to support our efforts, tracking key metrics to gauge improvement and setting goals to drive accountability. In particular:

•   Beginning in 2019, we began leveraging the power of the Danaher Business System (“DBS”) to mitigate the environmental impact of our operations by deploying our first DBS environmental sustainability tools, focused on reducing energy use and waste.

•   In 2019, we reported for the first time metrics relating to energy usage, greenhouse gas emissions, water usage, waste generation and recycling.

•   In 2020, we announced our intention to achieve the following goals by 2024 (compared to the baseline year of 2019):

YEAR 2024 GOAL

15%

REDUCTION IN
ENERGY CONSUMED

(normalized to annual revenue)

YEAR 2024 GOAL

15%

REDUCTION IN SCOPE 1/2
GREENHOUSE GAS (GHG) EMISSIONS

(normalized to annual revenue)

YEAR 2024 GOAL

15%

REDUCTION IN PERCENTAGE OF
NON-HAZARDOUS/NON-REGULATED
WASTE SENT TO LANDFILLS
OR INCINERATION

•   In 2020, we reported for the first time on the key climate-related risks and opportunities our businesses face.

At the Board level, Danaher’s Nominating and Governance Committee oversees sustainability and social responsibility, and this responsibility is set forth in the committee’s charter. At the management level, Danaher’s Senior Vice President and General Counsel, who reports directly to our CEO, has general oversight responsibility with respect to matters of sustainability and social responsibility, and is responsible for reviewing and approving Danaher’s sustainability reports.

More information about Danaher’s sustainability efforts is included in our latest Sustainability Report, available in the Investors section of our public website, https://www.danaher.com.

Corporate Governance Guidelines, Committee Charters and Code of Conduct

As part of its ongoing commitment to good corporate governance, our Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines and has also adopted written charters for each of the committees of the Board. Danaher has also adopted a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Code of Conduct. The Corporate Governance Guidelines, charters of each of the Audit, Compensation and Nominating and Governance Committees and Code of Conduct are available in the “Investors—Corporate Governance” section of our website at http://www.danaher.com.

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DIRECTOR COMPENSATION

Non-Management Director Compensation Program

Non-Management Director Compensation Philosophy

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board and the Nominating and Governance Committee are guided by the following principles:

•	compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of responsibilities;
•	a significant portion of the total compensation should be paid in stock-based awards to align directors’ interests with the long-term interests of our shareholders; and
•	the structure of the compensation program should be simple and transparent.

Process for Setting Non-Management Director Compensation

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board regarding non-management director compensation (although the Board makes the final determination regarding the amounts and type of non-management director compensation). Since 2011, the Committee has engaged FW Cook, the Board’s independent compensation consultant, to prepare regular reports on market non-management director compensation practices and evaluate our program in light of the results of such reports. The Committee typically reviews, and seeks advice from FW Cook regarding, the Company’s non-management director compensation on an annual basis.

Danaher’s 2007 Omnibus Incentive Plan (the “Plan” or the “Omnibus Plan”) limits the amount of cash and equity compensation that we may pay to a non-management director each year. Under the plan terms, an annual limit of $800,000 per calendar year applies to the sum of all cash and equity-based awards (calculated based on the grant date fair value of such awards for financial reporting purposes) granted to each non-management director for services as a member of the Board (plus an additional limit of $500,000 per calendar year with respect to any non-executive Board chair or vice chair).

Non-Management Director Compensation Structure

Compensation Structure for Non-Management Directors
Annual cash retainer	$125,000
Annual equity award target award value	$185,000
Committee chair annual cash retainer (Compensation, Nominating & Governance, Science & Technology)	$20,000
Committee chair annual cash retainer (Audit)	$25,000
Lead Independent Director annual cash retainer	$40,000
Per meeting cash fee for each Board/committee meeting a director attends in excess of twenty during a calendar year	$2,000

Director cash retainers are paid quarterly in arrears. Director annual equity awards are divided equally (based on target award value) between options and RSUs. The options are fully vested as of the grant date. The RSUs vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Danaher’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board. Danaher also reimburses directors for Danaher-related out-of-pocket expenses, including travel expenses.

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Non-Management Directors’ Deferred Compensation Plan

Each non-management director can elect to defer all or part of the cash director fees that the director earns with respect to a particular year under the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the Omnibus Plan. Amounts deferred under the plan are converted into a particular number of phantom shares of Danaher Common Stock, calculated based on the closing price of Danaher’s Common Stock on the date that such quarterly fees would otherwise have been paid, and are maintained in bookkeeping accounts. Dividends accrued on phantom shares are also deemed invested in phantom shares of Danaher Common Stock. A director may elect to have his or her plan balance distributed upon cessation of Board service, or one, two, three, four or five years after cessation of Board service. All distributions from the plan are in the form of shares of Danaher Common Stock.

Director Summary Compensation Table

The table below summarizes the compensation paid by Danaher to the non-management directors for the year ended December 31, 2020. Each of Steven Rales, Mitchell Rales and Rainer M. Blair serves (and Thomas P. Joyce, Jr. during his Board tenure served) as a director and executive officer of Danaher but have not and do not receive any additional compensation for services provided as a director. Neither Steven Rales nor Mitchell Rales is a named executive officer. Details regarding the 2020 executive compensation provided to each of Steven Rales and Mitchell Rales is set forth under “Director Independence and Related Person Transactions.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
Donald J. Ehrlich(3)	$61,975	$0	$0	$61,975
Linda Hefner Filler(4)	0	276,578	84,604	361,182
Teri List(4)	0	225,978	84,604	310,582
Walter G. Lohr, Jr.	159,000	92,978	84,604	336,582
Jessica L. Mega, MD, MPH	125,000	92,978	84,604	302,582
Pardis C. Sabeti, MD, D. Phil.(4)	0	217,978	84,604	302,582
John T. Schwieters	164,000	92,978	84,604	341,582
Alan G. Spoon(4)	0	231,278	84,604	315,882
Raymond C. Stevens, Ph.D.(4)	0	217,978	84,604	302,582
Elias A. Zerhouni, MD(4)	0	249,978	84,604	334,582

(1)	The amounts reflected in these columns represent the aggregate grant date fair value of the applicable award computed in accordance with FASB ASC Topic 718. With respect to stock awards, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares of Common Stock underlying the award, times the closing price of the Danaher Common Stock on the date of grant (but discounted to account for the fact that RSUs do not accrue dividend rights prior to vesting and distribution). With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures): an 8.0 year option life; a risk-free interest rate of 0.54%; a stock price volatility rate of 30.49%; and a dividend yield of 0.44% per share.
(2)	The table below sets forth as to each non-management director the aggregate number of unvested RSUs and aggregate number of stock options outstanding as of December 31, 2020. All of the stock options set forth in the table below are fully vested. The RSUs set forth in the table below vest in accordance with the terms described above.

Name of Director	Aggregate Number of Danaher Stock Options Owned as of December 31, 2020	Aggregate Number of Unvested Danaher RSUs Owned as of December 31, 2020
Donald J. Ehrlich	25,790	0
Linda Hefner Filler	31,730	575
Teri List	27,380	575
Walter G. Lohr, Jr.	31,730	575
Jessica L. Mega, MD, MPH	2,660	575
Pardis C. Sabeti, MD, D. Phil.	2,660	575
John T. Schwieters	31,730	575
Alan G. Spoon	22,832	575
Raymond C. Stevens, Ph.D.	10,000	575
Elias A. Zerhouni, MD.	22,832	575

(3)	Mr. Ehrlich served on Danaher’s Board until May 2020.
(4)	Each of Mss. Hefner Filler and List, Mr. Spoon, Professor Stevens and Drs. Zerhouni and Sabeti deferred 100% of his or her 2020 cash director fees into phantom shares of Danaher Common Stock under the Non-Employee Directors’ Deferred Compensation Plan. Pursuant to such deferrals, Ms. Hefner Filler received 876 phantom shares, Ms. List-received 644 phantom shares, Dr. Sabeti received 610 phantom shares, Mr. Spoon received 669 phantom shares, Professor Stevens received 610 phantom shares and Dr. Zerhouni received 758 phantom shares. Since these phantom shares are accounted for under FASB ASC Topic 718, they are reported under the “Stock Awards” column in the table above.

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DIRECTOR INDEPENDENCE AND RELATED PERSON TRANSACTIONS

Director Independence

At least a majority of the Board must qualify as independent within the meaning of the listing standards of the NYSE. The Board has affirmatively determined that Mss. Hefner Filler and List, Messrs. Lohr, Schwieters and Spoon, Professor Stevens and Drs. Mega, Sabeti and Zerhouni are independent within the meaning of the listing standards of the NYSE. The Board concluded that none of these directors possesses any of the bright-line relationships set forth in the listing standards of the NYSE that prevent independence, or except as discussed below, any other relationship with Danaher other than Board membership.

In making its determination with respect to the independence of the directors identified above as independent, the Board considered that in 2020, the Company and its subsidiaries sold products and/or services to and purchased products and/ or services from organizations with whom such directors are or were employed. In each case, the amount of sales and the amount of purchases were less than 1.5% of the annual revenues of such other organization’s and of Danaher’s 2020 revenues and the transactions were conducted in the ordinary course of business and on an arms’-length basis.

Danaher’s non-management directors (all of whom are, as noted above, independent within the meaning of the listing standards of the NYSE) meet in executive session following the Board’s regularly-scheduled meetings. The sessions are chaired by the Lead Independent Director.

Certain Relationships and Related Transactions

Policy

Under Danaher’s written Related Person Transactions Policy, the Nominating and Governance Committee of the Board is required to review and if appropriate approve all related person transactions, prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Danaher management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Committee at the Committee’s next meeting. The Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act.

Relationships and Transactions

For their service as executive officers, in 2020 each of Steven Rales and Mitchell Rales received a salary of $419,000 and was entitled to participate in all of the benefits made generally available to salaried employees as well as all perquisites made generally available to Danaher’s executive officers. Steven Rales also received a 401(k) plan contribution of $20,046 and Mitchell Rales received a 401(k) plan contribution of $11,156 and a non-elective contribution of $5,635 into his ECP account. The Rales’ do not receive cash incentive compensation or equity awards. In 2020, Danaher provided to the Rales’ tax and accounting services at a cost to Danaher of approximately $304,000 in the form of one full-time employee (plus health and welfare benefits for such employee), allowed the Rales’ to make personal use of designated Danaher office space at a cost to Danaher of approximately $442,000, provided Mr. Steven Rales with a personal car and parking at a cost to Danaher of approximately $3,800 and provided Mr. Mitchell Rales with tickets to entertainment events at a cost to Danaher of approximately $2,250. The incremental cost to the Company of the perquisites set forth above is based on the Company’s out-of-pocket costs and in the case of the tickets to entertainment events, the face value of the tickets. Danaher also provided a full-time executive assistant to each of the Rales’ to support them in their roles as Danaher executive officers. In each case, their use of a minority of their

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assistant’s time for non-Danaher matters resulted in no incremental cost to Danaher. Separately, in 2020, Steven Rales and Mitchell Rales paid Danaher approximately $150,000 for providing benefits for, and as reimbursement for paying a portion of the salaries of, persons who provide services to the Rales’.

FJ900, Inc. (“FJ900”), an indirect, wholly-owned subsidiary of Danaher, is party to an airplane management agreement with Joust Capital II, LLC (“Joust II”) and a substantially identical agreement with Joust Capital III, LLC (“Joust III” and together with Joust II, the “Joust entities”). Joust II is controlled by Mitchell Rales and Joust III is controlled by Steven Rales. Under the management agreements, FJ900 performs management services for the respective aircraft owned by each of the Joust entities in like manner to the management services provided by FJ900 for Danaher’s aircraft. The management services provided by FJ900 include the provision of aircraft management, pilot services, maintenance, record-keeping, aircraft procurement and disposition and other aviation services. FJ900 receives no compensation for its services under the agreements. Having FJ900 perform management services for all of these aircraft enables Danaher and the Joust entities to share certain fixed expenses relating to the use, maintenance, storage, operation and supervision of their respective aircraft and utilize joint purchasing or joint bargaining arrangements where applicable and appropriate, allowing each party to benefit from efficiencies of scale and cost savings. We believe that this cost-sharing arrangement results in lower costs to Danaher than if we incurred these fixed costs on a stand-alone basis. Under the agreement, FJ900 prorates all shared expenses annually among the Joust entities and Danaher based primarily on each party’s flight hours logged for the year. The Joust entities pre-pay FJ900 on a quarterly basis for their estimated, prorated portion of such shared expenses, and the amounts are trued up at the end of the year. With respect to the year ended December 31, 2020, the Joust entities together paid FJ900 approximately $3.1 million for the Joust entities’ share of the fixed airplane management expenses shared with Danaher. Each Joust entity pays directly all expenses attributable to its aircraft that are not shared. Under the management agreements, each party is also required to maintain a prescribed amount of comprehensive aviation liability insurance and name the other party and its affiliates as additional named insureds, while the Joust entities must also maintain all-risk hull insurance for their aircraft. If either party suffers any losses in connection with the arrangements set forth in the management agreement, and such losses are due to the fault, negligence, breach or strict liability of the other party, the sole recourse of the party incurring the loss against the other party is to the available insurance proceeds. Each management agreement may be terminated by any party upon 30 days’ notice.

In addition, Danaher is party to substantially identical airplane interchange agreements with each of the Joust entities with respect to each respective aircraft owned by Danaher and by each of the Joust entities. Under each interchange agreement, the Joust entity has agreed to lease its aircraft to Danaher and Danaher has agreed to lease the respective Danaher aircraft to the Joust entity, in each case on a non-exclusive basis. Neither party is charged for its use of the other party’s aircraft, the intent being that over the life of the contract each party’s usage of the other party’s aircraft will be generally equal. With respect to the year ended December 31, 2020, the incremental value of the use of the Joust aircraft by Danaher, net of the incremental value of the use of the Danaher aircraft by the Joust entities, was approximately $195,000. The owner of each aircraft, as operator of the aircraft, is responsible for providing a flight crew for all flights operated under the interchange agreement. Each owner/ operator is required to maintain standard insurance, including all-risk hull insurance and a prescribed amount of comprehensive aviation liability insurance, and to name the other party and its affiliates as additional named insureds. With respect to any losses suffered by the party using the owner/operator’s plane, the using party’s recourse against the owner/operator is limited to the amount of available insurance proceeds. To the extent the using party and/or any third party suffers losses in connection with the using party’s use of the owner/operator’s aircraft, and recovers from the owner/operator an amount in excess of the available insurance proceeds, the using party will indemnify the owner/operator for all such excess amounts. The interchange agreements may be terminated by either party upon 10 days’ notice.

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BENEFICIAL OWNERSHIP OF DANAHER COMMON STOCK BY DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth as of March 1, 2021 (unless otherwise indicated) the number of shares and percentage of Danaher Common Stock beneficially owned by (1) each person who owns of record or is known to Danaher to beneficially own more than five percent of Danaher’s Common Stock, (2) each of Danaher’s directors and named executive officers, and (3) all executive officers and directors of Danaher as a group.

Name	Number of Shares Beneficially Owned(1)	Percent of Class(1)	Notes
Rainer M. Blair	118,138	*	Includes options to acquire 102,514 shares and 9,320 shares attributable to his account in the Company’s deferred compensation program.
Linda Hefner Filler	61,879	*	Includes options to acquire 31,730 shares and 6,374 phantom shares attributable to her account under the Non-Employee Directors’ Deferred Compensation Plan.
Teri List	33,569	*	Includes options to acquire 27,380 shares and 6,189 phantom shares attributable to her account under the Non-Employee Directors’ Deferred Compensation Plan.
Walter G. Lohr, Jr.	459,480	*	Includes options to acquire 31,730 shares, 36,750 shares held by a charitable foundation of which Mr. Lohr is president and 391,000 other shares held indirectly. Mr. Lohr disclaims beneficial ownership of the shares held by the charitable foundation.
Jessica L. Mega, MD, MPH	2,660	*	Consists of options to acquire 2,660 shares.
Mitchell P. Rales	35,671,795	5.0%	Includes 32,000,000 shares owned by limited liability companies of which a revocable trust controlled by Mr. Rales is the sole member, 194,440 shares attributable to Mr. Rales’ 401(k) Plan account, 1,591 shares attributable to Mr. Rales’ account in the Company’s deferred compensation program, 50,081 shares underlying Mandatory Convertible Preferred Shares of the Company (based on the minimum conversion rate of 5.0081 common shares for each preferred share), 147,703 shares attributable to a charitable foundation of which Mr. Rales is a director (consisting of 22,500 common shares and an additional 125,203 common shares underlying Mandatory Convertible Preferred Shares of the Company (based on the minimum conversion rate indicated above)) and 3,277,981 other shares owned indirectly. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. The shares held by the limited liability companies and 425,000 other shares owned indirectly are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Mitchell Rales, and of each of the limited liability companies, is 11790 Glen Rd., Potomac, MD 20854.
Steven M. Rales	43,454,894	6.1%	Includes 34,000,000 shares owned by limited liability companies of which a revocable trust controlled by Mr. Rales is the sole member, 19,250 shares attributable to Mr. Rales’ 401(k) Plan account, 125,202 shares underlying Mandatory Convertible Preferred Shares of the Company (based on the minimum conversion rate indicated above) held by a revocable trust controlled by Mr. Rales, 295,702 shares attributable to a charitable foundation of which Mr. Rales is the director (consisting of 170,500 common shares and an additional 125,202 common shares underlying Mandatory Convertible Preferred Shares of the Company (based on the minimum conversion rate indicated above)), and 9,014,740 other shares owned indirectly. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. The shares held by the limited liability companies are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Steven Rales, and of each of the limited liability companies, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

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Name	Number of Shares Beneficially Owned(1)	Percent of Class(1)	Notes
Pardis C. Sabeti, MD, D.Phil	3,369	*	Consists of options to acquire 2,660 shares and 709 phantom shares attributable to her account under the Non-Employee Directors’ Deferred Compensation Plan.
John T. Schwieters	55,683	*	Includes options to acquire 31,730 shares and 16,953 other shares held indirectly.
Alan G. Spoon	98,828	*	Includes options to acquire 22,832 shares and 8,700 other shares owned indirectly.
Raymond C. Stevens, Ph.D.	13,713	*	Includes options to acquire 10,000 shares and 3,713 phantom shares attributable to his account under the Non-Employee Directors’ Deferred Compensation Plan.
Elias A. Zerhouni, MD	39,741	*	Includes options to acquire 22,832 shares and 7,500 other shares held indirectly.
Matthew R. McGrew	125,555	*	Includes options to acquire 111,960 shares and 8,724 shares attributable to his 401(k) account.
Joakim Weidemanis	250,076	*	Includes options to acquire 189,745 shares and 15,311 shares attributable to his account in the Company’s deferred compensation program.
Angela S. Lalor	146,160	*	Includes options to acquire 121,797 shares and 20,461 shares attributable to her account in the Company’s deferred compensation program.
Brian W. Ellis	87,872	*	Includes options to acquire 76,318 shares and 8,626 shares attributable to his account in the Company’s deferred compensation program.
Thomas P. Joyce, Jr.	256,137	*	Includes 126,472 shares attributable to his account in the Company’s deferred compensation program, 61,268 shares attributable to his 401(k) account and 16,042 other shares owned indirectly.
William K. Daniel II	211,105	*	Includes options to acquire 172,930 shares.
The Vanguard Group	48,739,681	6.8%	Derived from a Schedule 13G filed February 10, 2021 by The Vanguard Group, which sets forth their beneficial ownership as of December 31, 2020. According to the Schedule 13G, The Vanguard Group has shared voting power over 1,038,507 shares, sole dispositive power over 45,976,180 shares and shared dispositive power over 2,763,501 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
BlackRock, Inc.	47,444,026	6.7%	Derived from a Schedule 13G filed February 5, 2021 by BlackRock, Inc., which sets forth their beneficial ownership as of December 31, 2020. According to the Schedule 13G, BlackRock, Inc. has sole voting power over 41,833,075 shares and sole dispositive power over 47,444,026 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
All current executive officers and directors as a group (22 persons)	81,083,756	11.4%	Includes options to acquire 1,120,142 shares, 224,425 shares attributable to executive officers’ 401(k) accounts, 156,943 shares attributable to executive officers’ accounts in the Company’s deferred compensation program and 16,986 phantom shares attributable to directors’ accounts under the Non-Employee Directors’ Deferred Compensation Plan.

(1)	Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table above has sole voting and investment power with respect to the shares beneficially owned by that person or entity.
*	Represents less than 1% of the outstanding Danaher Common Stock.

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PROPOSAL 2

Ratification of Independent Registered Public Accounting Firm

The Audit Committee on behalf of Danaher has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for Danaher and its consolidated subsidiaries for the year ending December 31, 2021. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, Danaher’s Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by Danaher’s shareholders at the 2021 Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Danaher and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR DANAHER FOR 2021.

Audit Fees and All Other Fees

The following table sets forth the fees for audit, audit-related, tax and other services rendered by Ernst & Young LLP to Danaher for 2020 and 2019.

	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Audit Fees. Fees for the audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. Audit fees also include advice about accounting matters that arose in connection with or as a result of the annual audit or the review of quarterly financial statements and statutory audits that non-U.S. jurisdictions require.	$22,498,956	$25,455,299
Audit-Related Fees. Fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and internal control over financial reporting that are not reported under “Audit Fees” above. This category may include fees related to the performance of audits and attest services not required by statute or regulations; audits of our employee benefit plans; due diligence related to mergers, acquisitions, and investments; and accounting consultations about the application of GAAP to proposed transactions.	$575,731	$315,545
Tax Fees. Fees for professional services related to tax compliance and return preparation, tax advice and tax planning.(1)	$6,880,019	$9,913,730
All Other Fees. Fees for products and services other than as reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.	0	0

(1)	The nature of the services comprising the fees disclosed under “Tax Fees” is as follows:

	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Tax Compliance. Includes tax compliance fees for tax return review and preparation services and assistance related to tax audits by regulatory authorities.	$ 3,936,832	$ 5,778,787
Tax Consulting. Includes tax consulting services, including assistance related to tax planning.	$ 2,943,187	$ 4,134,943

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The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining such firm’s independence and has concluded that such services do not impair such firm’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for Danaher by the independent registered public accounting firm. Each year, the Committee approves the independent registered public accounting firm’s retention to audit Danaher’s financial statements and internal control over financial reporting before the filing of the preceding year’s annual report on Form 10-K. The Committee also establishes detailed pre-approved categories of non-audit services that may be performed by the independent auditor during the year, subject to certain monetary limits. With respect to additional non-audit services by the independent auditors that either are not covered by the pre-approved categories, or exceed the pre-approved monetary limits, the Committee approves or rejects each engagement. In each case, the Committee takes into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. The Committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, and the decisions of such subcommittee to grant preapprovals must be presented to the full Committee at its next scheduled meeting. The Committee has not made any such delegation as of the date of this Proxy Statement.

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Audit Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Audit Committee assists the Board in overseeing the quality and integrity of Danaher’s financial statements, the effectiveness of Danaher’s internal control over financial reporting, the qualifications, independence and performance of Danaher’s independent registered public accounting firm, the performance of Danaher’s internal audit function, Danaher’s compliance with legal and regulatory requirements, Danaher’s major financial risk exposures, significant legal, compliance, reputational, cybersecurity and privacy risks and overall risk assessment and risk management policies, and Danaher’s swaps and derivatives transactions and related policies and procedures.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm retained to audit Danaher’s financial statements and has appointed Ernst & Young LLP as Danaher’s independent registered public accounting firm for 2021. The Audit Committee evaluates Ernst & Young’s performance at least annually. In evaluating Ernst & Young and determining whether to reappoint the firm as Danaher’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the firm’s tenure, independence, global capability and expertise and performance. Ernst & Young has been retained as Danaher’s independent registered public accounting firm continuously since 2002. The Audit Committee periodically considers the advisability and impact of rotating our independent registered public accountants. In conjunction with the mandated rotation of Ernst & Young’s lead engagement partner every five years, the Audit Committee (including its chair) are directly involved in the selection of Ernst & Young’s new lead engagement partner. The Audit Committee is also responsible for the audit fee negotiations associated with Danaher’s retention of Ernst & Young. Danaher’s Board of Directors and Audit Committee believe they have undertaken appropriate steps with respect to oversight of Ernst & Young’s independence and that the continued retention of Ernst & Young to serve as Danaher’s independent registered public accounting firm is in the best interests of Danaher and its shareholders.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with Danaher’s management and Ernst & Young Danaher’s audited consolidated financial statements and internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young those matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence. The Audit Committee has concluded that Ernst & Young’s provision of non-audit services as described in the table above is compatible with Ernst & Young’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for Danaher for the fiscal year ended December 31, 2020 be included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Audit Committee of the Board of Directors

John T. Schwieters (Chair)
Teri List
Walter G. Lohr, Jr.

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COMPENSATION DISCUSSION AND ANALYSIS

THE FOLLOWING SECTION DISCUSSES AND ANALYZES THE COMPENSATION PROVIDED TO EACH OF THE EXECUTIVE OFFICERS SET FORTH IN THE SUMMARY COMPENSATION TABLE BELOW, ALSO REFERRED TO AS THE NAMED EXECUTIVE OFFICERS, OR NEOS. THE CONTENT OF THIS COMPENSATION DISCUSSION AND ANALYSIS IS ORGANIZED INTO SIX SECTIONS:

Executive Summary

Overview

As discussed above in the section titled “Proxy Statement Summary – Business Highlights,” the COVID-19 pandemic posed an unprecedented challenge to our business in 2020, and in response we have focused on the health and well-being of our associates, mitigating disruptions to our businesses and deploying the full breadth of our portfolio in the fight against the virus. Notwithstanding the pandemic and the transition of the CEO role from Mr. Joyce to Mr. Blair in September 2020, over the course of 2020 Danaher:

•	continued to invest in future growth, investing $1.3 billion in research and development and acquiring the Cytiva business for a cash purchase price of approximately $20.7 billion;
•	returned approximately $500 million to common stockholders through cash dividends (marking the 28th year in a row Danaher has paid a dividend on its common stock); and
•	increased revenues by 24.5% and net earnings by 50.0% on a year-over-year basis and generated $6.2 billion of operating cash flow.

We note below under “—Named Executive Officer Compensation Framework” that the philosophy and goals of our compensation program have remained consistent over time but also give our Committee flexibility to take into account the then-prevailing economic and social environment. Despite the challenges posed by the pandemic and despite our leadership transition, the expectations of our executive officers in 2020 remained consistent with prior years as did the overall structure of our executive compensation program. In determining the compensation structure and amounts for our new CEO, the Committee continued to apply the same guiding principles that have underpinned our CEO compensation program for years; please see “—2020 Executive Compensation – CEO Transition and Other Organizational Changes” below for additional details.

For a further discussion of Danaher’s business performance in 2020 and over the long term, please see “Proxy Statement Summary – Business Highlights.”

Executive Compensation Program Objectives

With the goal of building long-term value for our shareholders, we maintain an executive compensation program designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint;

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•	motivate executives to demonstrate exceptional personal performance and perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and
•	link compensation to the achievement of goals and objectives that we believe best correlate with the creation of long-term shareholder value.

To achieve these objectives our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards tied closely to shareholder returns and subject to significant vesting and/or holding periods. Our executive compensation program rewards our executive officers when they help increase long-term shareholder value, achieve annual business goals and build long-term careers with Danaher.

The science and technology markets in which we operate are competitive, with demand sometimes exceeding the supply of talent, resulting in significant increases in compensation among the companies with whom we compete for this talent. The same conditions exist in the market for executive-level talent that can provide innovative leadership while managing at a global scale across multiple complex businesses. These trends require us to regularly and proactively assess our executive compensation program to ensure it remains competitive in light of market conditions.

Key Recent Changes to Executive Compensation Program

Danaher’s Compensation Committee regularly reviews our executive compensation program with a view toward continuous improvement and consideration of investor feedback. Effective in 2019, the Committee enhanced the program as follows to reinforce the already-strong linkages (1) between pay and performance, (2) between the interests of our shareholders and the interests of our executive officers, and (3) between the Company’s strategic plan and executive compensation program:

•	Linking executive compensation metrics to our strategic plan.

•	Prior to 2019, three of Danaher’s four strategic financial metrics[1] were reflected in our executive compensation program. In 2019, the Company moved the return-on-invested-capital (“ROIC”) performance metric from our short-term incentive compensation program to our long-term incentive compensation program, and replaced the ROIC metric in the short-term incentive compensation program with a core revenue growth performance metric. The addition of a core revenue growth metric resulted in all four of Danaher’s strategic financial metrics being reflected in our executive compensation program.

•	As a result of these changes, the three financial performance metrics that determine the Company Payout Percentage in the short-term incentive program are Adjusted EPS (weighted 60%), Free Cash Flow Ratio (weighted 20%) and Core Revenue Growth (weighted 20%). In the long-term incentive program, the ROIC performance metric modifies the relative TSR performance metric, potentially adjusting the final payout up or down 10% (but not to exceed the maximum cap of 200% of target shares).

•	Enhancing performance orientation of annual long-term incentive program. In addition, Danaher simplified its annual long-term incentive program, moving from three annual award vehicles to two by generally replacing time-vested restricted stock units (RSUs) with performance stock units (PSUs). As a result, the annual target equity award value for executive officers is split evenly between stock options and PSUs and is entirely performance-based. RSUs are still used from time-to-time in our executive compensation program in certain circumstances, such as in connection with new hires or promotions or to address retention requirements.

2020 Say-On-Pay Vote

We provide our shareholders the opportunity to cast an annual advisory vote with respect to our NEO compensation as disclosed in our annual proxy statement (the “say on pay proposal”). At our annual meeting of shareholders in May 2020, 95% of the votes cast on the say on pay proposal were voted in favor of the proposal. The Committee believes this result affirms shareholders’ support of the Company’s NEO compensation and did not make changes to the Company’s executive compensation program as a result of such vote.

(1)	Danaher’s strategic priorities are to: enhance our portfolio in attractive science and technology markets through strategic capital allocation; strengthen our competitive advantage through consistent application of the DANAHER BUSINESS SYSTEM (“DBS”) tools; and consistently attract and retain exceptional talent. Danaher measures its progress against these strategic priorities over the long-term based primarily on financial metrics relating to revenue growth, profitability, cash flow and capital returns.

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2020 Executive Compensation

The chart below summarizes key information with respect to each pay element represented in Danaher’s 2020 executive compensation program:

Pay Element	Primary Objectives	Form	Performance Requirement	Key Committee Considerations in Determining 2020 Compensation

Long-Term Incentive Compensation (Equity)

•  Attract, retain and motivate skilled executives

•  Align the interests of management and shareholders by ensuring that realized compensation is:

•  in the case of stock options, commensurate with long-term changes in share price; and

•  in the case of PSUs, tied to (1) long-term changes in share price at all performance levels, and (2) attainment of relative TSR and average ROIC performance goals.

		Stock options (50%)	• 5-year, time- based vesting schedule • Options only have/increase in value if Danaher stock price increases

•  This pay element represented the most significant component of compensation for each NEO for 2020.

•  This pay element has the heaviest weighting of all our executive compensation program elements because it best supports our retention and motivation objectives and aligns the interests of our executives and shareholders.

•  From time to time, we also grant time-vested restricted stock units to executive officers, such as in connection with new hires or promotions or to address retention requirements.

		Performance stock units (PSUs) (50%)	• 3-year relative TSR and average ROIC performance • 2-year holding period (incremental to 3-year performance period)
Annual Cash Incentive Compensation

•  Motivate executives to achieve near-term operational and financial goals that support our long- term business objectives and strategic priorities

•  Attract, retain and motivate skilled executives

•  Allow for meaningful pay differentiation tied to annual performance of individuals and groups

		Cash	Company Payout Percentage (60%)	Adjusted EPS(3) (60%) Adjusted Free Cash Flow- to-Adjusted Net Income Ratio(3) (20%) Core Revenue Growth(3) (20%)	This pay element represented the second-most significant component of compensation for each NEO for 2020. Its focus on near-term performance and the cash nature of the award complements the longer-term, equity- based compensation elements of our program.
Personal Payout Percentage (40%)
Fixed Annual Compensation	• Provide sufficient fixed compensation to (1) allow a reasonable standard of living relative to peers, and (2) mitigate incentive to pursue inappropriate risk-taking to maximize variable pay	Cash	N/A

•  Base salary should be sufficient to avoid competitive disadvantage while facilitating a sustainable fixed cost structure.

•  We also periodically use fixed cash bonuses for recruitment and retention purposes to attract and compensate high-performing executives.

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2020 Executive Compensation (cont.)

Pay Element	Primary Objectives	Form	Performance Requirement	Key Committee Considerations in Determining 2020 Compensation
Other Compensation	• Make our total executive compensation plan competitive • Improve cost-effectiveness by delivering perceived value that exceeds our actual costs	Employee benefit plans; limited perquisites; severance benefits	N/A

•  We believe these elements of compensation make our total executive compensation plan competitive and are generally commensurate with the benefits offered by our peers.

•  We believe the limited perquisites we offer are cost-effective in that the perceived value is higher than our actual cost, and they help to maximize the amount of time that executives spend on Danaher business.

(2)	Adjusted EPS, Adjusted Free Cash Flow-to-Adjusted Net Income Ratio (which we also refer to as “Free Cash Flow Ratio”) and Core Revenue Growth are financial measures that do not comply with generally accepted accounting principles (“GAAP”). Appendix A to this Proxy Statement quantifies and reconciles these measures to the comparable 2020 GAAP financial measures.
“Adjusted Diluted Earnings Per Share” or “Adjusted EPS” means fully diluted earnings per common share from continuing operations for the year ended December 31, 2020 as determined pursuant to GAAP, but excluding the Adjustment Items and assuming the conversion of the Company’s Mandatory Convertible Preferred Stock (“MCPS”) as of January 1, 2020, and “Adjusted Net Income” means the Company’s net income from continuing operations for the year ended December 31, 2020 as determined pursuant to GAAP, but excluding the Adjustment Items. The Adjustment Items are defined as (1) unusual or infrequently occurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during the performance period and the cumulative effect thereof (the Committee may either apply the changed accounting principle to the performance period, or exclude the impact of the change in accounting principle from the period), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with (i) a business becoming a discontinued operation, (ii) the sale or divestiture (in any manner) of any interest in a business or (iii) the obtaining or losing control of a business, as well as the gains or charges associated with the operation of any business (a) that during 2020 became a discontinued operation, (b) as to which control was lost in 2020, or (c) as to which the Company divested its interest in 2020, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to the acquisition of any whole or partial interest in a business, (ii) all restructuring charges directly related to or arising from any business as to which the Company acquired a whole or partial interest and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of contingent liabilities identified as of the acquisition date and related to any business as to which the Company acquired a whole or partial interest, (iv) all other charges directly related to the acquisition of any whole or partial interest in a business and incurred within two years of the acquisition date, and (v) all gains or charges associated with the operation of any business as to which the Company acquired a whole or partial interest on or after January 1, 2020, (7) the impact of any discrete income tax charges or benefits recorded in the performance period, (8) dividends declared on our MCPS during 2020, (9) gains or charges associated with any business in which the Company owns only a minority interest, and (10) all non-cash amortization charges; provided, that with respect to the gains and charges referred to in sections (3) - (5), (6)(iii), (6)(iv) and (7), only gains or charges that individually or as part of a series of related items exceed $10 million during the performance period are excluded.
“Core Revenue Growth” is defined as sales from continuing operations calculated according to GAAP but excluding (1) sales from acquired businesses; and (2) the impact of currency translation. Sales attributable to acquired businesses refers to sales from acquired businesses recorded prior to the first anniversary of the acquisition less the amount of sales attributable to divested product lines not considered discontinued operations. The portion of revenue attributable to currency translation is calculated as the difference between (i) the period-to-period change in revenue (excluding sales from acquired businesses); and (ii) the period-to-period change in revenue (excluding sales from acquired businesses) after applying current period foreign exchange rates to the prior year period.
“Adjusted Free Cash Flow-to-Adjusted Net Income Ratio” or “Free Cash Flow Ratio” is defined as (A) the Company’s GAAP operating cash flow from continuing operations for the year ended December 31, 2020, less 2020 purchases of property, plant and equipment from continuing operations (net of proceeds from the sale of property, plant and equipment); but excluding the cash flow impact of any discrete tax item in excess of $10 million or any other item that is excluded from Adjusted Net Income as a result of the Adjustment Items, divided by (B) the Company’s Adjusted Net Income.

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CEO Transition and Other Organizational Changes

Blair Appointment and Compensation

In May 2020, pursuant to the Company’s succession-planning process, Danaher’s Board of Directors announced that it had promoted Rainer M. Blair to succeed Thomas P. Joyce, Jr. as Danaher’s President and CEO effective as of September 1, 2020 (the “Effective Date”). Below is an overview of the 2020 compensation decisions our Compensation Committee made in connection with such transition. The Committee initially determined Mr. Blair’s 2020 compensation in the first quarter of 2020 and subsequently modified it as a result of his promotion to CEO. In connection with Mr. Blair’s promotion, the Committee revised his base salary, target annual cash incentive compensation opportunity and annual equity compensation target award value to levels that the Committee believes appropriate in light of his increased responsibilities as CEO and the opportunities that would be available to Mr. Blair in the competitive marketplace as a newly-appointed CEO. In determining these levels, the Committee also took into account the compensation progression over Mr. Joyce’s tenure as CEO, the significant proportion of Mr. Blair’s annual cash and equity compensation that is performance-based, his overall tenure and performance record with Danaher, his prior compensation level as an Executive Vice President and the compensation levels of the Company’s other named executive officers (without assigning any particular weighting to any of these factors). Specifically, the Committee:

•	increased Mr. Blair’s annual base salary rate from $873,600 to $1.1 million, effective as of the Effective Date;
•	modified his 2020 annual cash incentive compensation opportunity under the Plan, effective as of the Effective Date, to provide that 66.6% of such award would be based on a target percentage of 125% and a base salary rate of $873,600 (reflecting the terms in effect during the portion of 2020 he served as Executive Vice President), and 33.4% of such award would be based on a target percentage of 200% and a base salary rate of $1.1 million (reflecting the new terms applicable to the portion of 2020 he served as President and Chief Executive Officer);
•	approved an incremental 2020 equity award under the Plan (additional to the annual equity award granted to him in February 2020) in May 2020 with a target award value of $2.067 million, split evenly between stock options and performance stock units, in each case in a manner consistent with the Company’s standard grant practices. One-half of the stock options will vest on each of the fourth and fifth anniversaries of the grant date. The PSUs are subject to a three-year performance period and further two-year holding period, each as further described below; and
•	approved relocation benefits in accordance with the Company’s relocation policy for executives, parking, financial/tax planning and tax preparation services, an annual physical, and personal usage of the Company aircraft beginning on the Effective Date (with any personal aircraft usage in excess of $125,000 per year subject to full reimbursement by Mr. Blair).

Although the Committee did not target the performance-based portion of Mr. Blair’s annual cash compensation at any particular percentage of his annual cash compensation, the Committee set Mr. Blair’s base salary at a level lower, and his target annual cash incentive compensation opportunity at a level higher, than typical among the Company’s peer companies to help ensure that his annual cash compensation is highly performance-based. For details regarding the severance rights agreed to with Mr. Blair in connection with his promotion, please see “Summary of Employment Agreements and Plans – Employment Agreements - Named Executive Officer Proprietary Interest Agreements.”

Joyce Retirement and Compensation

The Committee initially determined Mr. Joyce’s 2020 compensation in the first quarter of 2020. In connection with Mr. Joyce’s retirement, Mr. Joyce agreed to continue his employment at the Company as Senior Advisor from the Effective Date through February 28, 2021 to assist in the Company’s leadership transition. The Committee determined that Mr. Joyce’s annual base salary, health and welfare benefits and perquisites would continue unchanged from the Effective Date through February 28, 2021 (except that he would be required to reimburse the Company for all personal use of the Company aircraft during such period); his 2020 annual cash incentive compensation opportunity (with a 200% target bonus percentage) would be pro-rated based on the percentage of the year he served as President and Chief Executive Officer; and his outstanding equity awards would be treated in accordance with the terms of the Company’s 2007 Omnibus Incentive Plan and the applicable award agreements. Please see “Summary of Employment Agreements and Plans – Employment Agreements – Joyce Agreement” for further details.

Weidemanis Promotion and Compensation

In connection with the departure of William K. Daniel II (who served as Executive Vice President) from the Company in March 2020, the Company’s other Executive Vice President, Joakim Weidemanis, assumed oversight responsibility for the Company’s Diagnostics segment (in addition to his existing oversight responsibility for the Company’s Environmental & Applied Solutions segment). To recognize the expansion of his responsibilities, the Committee increased Mr. Weidemanis’ base salary rate from $789,360 to $900,000 in March 2020 and granted him an incremental equity award (additional to the annual equity award granted to him in February 2020) in May 2020, as described in the “Grants of Plan-Based Awards” table.

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Compensation Governance

The Committee recognizes that the success of our executive compensation program over the long-term requires a robust framework of compensation governance. As a result, the Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO
Five-year vesting requirement for stock options; three-year performance period plus further two-year holding period for PSUs	No tax gross-up provisions (except as applicable to management employees generally such as relocation policy)
Incentive compensation programs feature multiple, different performance measures aligned with the Company’s strategic performance metrics	No dividend/dividend equivalents paid on unvested equity awards
Short-term and long-term performance metrics that balance our absolute performance and our relative performance versus peer companies	No “single trigger” change of control benefits
Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	No active defined benefit pension program since 2003
Minimum one-year vesting requirement for 95% of shares granted under the Company’s stock plan	No hedging of Danaher securities permitted
Stock ownership requirements for all executive officers	No long-term incentive compensation is denominated or paid in cash (other than PSU dividend accruals)
Limited perquisites and a cap on CEO/CFO personal aircraft usage	No above-market returns on deferred compensation plans
Independent compensation consultant that performs no other services for the Company	No overlapping performance metrics between short-term and long-term incentive compensation programs

Risk Considerations

Risk-taking is a necessary part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable shareholder value. The Committee believes that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Committee considered in particular the following risk-mitigation attributes of our compensation program.

ATTRIBUTE	KEY RISK MITIGATING EFFECT
• Emphasis on long-term, equity-based compensation • Five-year vesting requirement for stock options, and three-year performance period plus further two-year mandatory holding period for PSUs

•  Discourages risk-taking that produces short-term results at the expense of building long-term shareholder value

•  Helps ensure executives realize their compensation over a time horizon consistent with achieving long-term shareholder value

• Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	• Helps deter inappropriate actions and decisions that could harm Danaher and its key stakeholders
• Incentive compensation programs feature multiple, complementary performance measures aligned with business strategy	• Mitigates incentive to over-perform with respect to any particular metric at the expense of other metrics
• Cap on annual cash incentive compensation plan payments and on number of shares that may be earned under equity awards	• Mitigates incentive to over-perform with respect to any particular performance period at the expense of future periods
• Stock ownership requirements for all executive officers • No hedging of Danaher securities permitted	• Aligns executives’ economic interests with the long-term interests of our shareholders
• Annual cash incentive compensation awards are subject to Compensation Committee discretion	• Mitigates risks associated with a strictly formulaic program, which could unintentionally incentivize an undue focus on certain performance metrics or encourage imprudent risk taking
• Independent compensation consultant	• Helps ensure advice will not be influenced by conflicts of interest

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Analysis of 2020 Named Executive Officer Compensation

Overview

In determining the appropriate mix and amount of compensation elements for each NEO for 2020, the Committee considered the factors referred to under “– Named Executive Officer Compensation Framework” (without assigning any particular weight to any factor), exercised its judgment and adopted the compensation elements described above under “Executive Summary – 2020 Executive Compensation.” The graphics below illustrate, for Mr. Blair and separately for the other NEOs in aggregate, the percentage of 2020 compensation that each element of compensation accounted for (based on the amounts reported in the 2020 Summary Compensation Table):

Long-Term Incentive Awards

Target Award Values

In February 2020, the Committee subjectively determined the target dollar value of annual equity compensation to be delivered to each NEO in 2020, taking into account the following factors (none of which was assigned a particular weight by the Committee):

•	the relative complexity and importance of the officer’s position;
•	the officer’s performance record and potential to contribute to future Company performance and assume additional leadership responsibility;
•	the risk/reward ratio of the award amount compared to the length of the related vesting and holding provisions, including the fact that the combined vesting and holding periods applicable to our executive awards are longer than typical for our peer group;
•	the amount of equity compensation necessary to provide sufficient retention value and long-term performance incentives in light of (1) compensation levels within the Company’s peer group, and (2) the officer’s historical compensation;
•	the competitive demand for our executives; and
•	the lack of a defined benefit pension plan for Danaher executives, and therefore the significance of long-term incentive awards as a capital accumulation opportunity.

In determining Mr. Joyce’s annual equity compensation in February 2020, the Committee considered in particular the Company’s strong financial and operational performance under Mr. Joyce’s leadership and Mr. Joyce’s leadership with respect to the transformational acquisition of Cytiva; the Company’s successful separation of its Envista business; the Company’s progress in building a culture of employee engagement; and the Company’s progress in enhancing its culture and capabilities in the area of innovation.

For a discussion of the Committee’s considerations in determining Mr. Blair’s incremental equity compensation in connection with his 2020 appointment as President and CEO, and the incremental equity award granted to Mr. Weidemanis in May 2020, please see “Executive Summary – CEO Transition and Other Organizational Changes.”

Equity Award Mix

With respect to each of the NEO 2020 annual equity awards and with respect to Mr. Blair’s incremental equity award in connection with his promotion to CEO, one-half of the target award value was delivered as stock options and one-half as PSUs (please see “Grants of Plan-Based Awards” table for the grant date fair value of the awards granted to each NEO). The Committee believes that the combination of stock options and PSUs effectively balances the goals of incentivizing and rewarding shareholder value creation while supporting our talent retention objectives:

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•	Stock options and PSUs inherently incentivize shareholder value creation, since option holders realize no value unless our stock price rises after the option grant date and the value of PSUs is tied directly to the Company’s relative TSR performance.
•	Our stock options vest over five years and our PSUs are subject to a three-year performance period and a further two-year holding period. In aggregate, these periods are longer than typical for our peer group, promote stability and encourage officers to take a long-term view of our performance.
•	The Committee believes our stock option award program in particular has contributed significantly to our strong performance record, which in turn has generally made our stock option awards valuable over the long-term and highly effective in recruiting, motivating and retaining highly-skilled officers.

The target award value of the incremental equity award granted to Mr. Weidemanis in May 2020 in connection with his promotion was split equally between stock options and time-vesting restricted stock units that vest over a five-year period (“RSUs”). The committee determined to award the full-value portion of this incremental award in the form of RSUs rather than PSUs because the primary objective of this award was to incentivize retention, and compared to PSUs, time-vesting RSUs have retention value across a broader range of market scenarios (for example, during periods of stock market declines or modest growth).

PSU Performance Criteria

The executive officer PSUs granted in 2020 are subject to two performance criteria:

RELATIVE TSR

The number of shares of Common Stock that vest pursuant to the PSU award is based primarily on the Company’s total shareholder return (TSR) ranking relative to the S&P 500 Index over an approximately three-year performance period. The Committee established threshold, target and maximum relative TSR performance levels and established a payout percentage curve that relates each level of performance to a payout expressed as a percentage of the target PSUs, as illustrated in the table below:

Performance Level (Relative TSR Rank Within S&P 500 Index)	Payout Percentage
Below 35th percentile	0%
35th percentile	50%
55th percentile	100%
75th percentile or above	200%

The payout percentages for performance between the performance levels indicated above are determined by linear interpolation. The Committee selected the S&P 500 Index as the relative TSR comparator group because the index consists of a broad and stable group of companies that represents investors’ alternative capital investment opportunities, reinforcing the linkage between our executive compensation program and the long-term interests of our shareholders.

ROIC

The Company’s three-year average ROIC performance beginning with the year of grant, compared to the Company’s ROIC for the year immediately preceding the year of grant (the “baseline year”), can increase or decrease the number of shares that would otherwise vest by 10% (but cannot cause the payout percentage to exceed 200%), as illustrated in the table below:

Three Year Average ROIC Change(3) (Compared to Baseline Year ROIC)	ROIC Modifier Factor
At or above + 200 basis points	110%
Below + 200 basis points and above zero basis points	100%
At or below zero basis points	90%

(3)	“Three Year Average ROIC Change” means (1) the quotient of (a) the Company’s Adjusted Net Income for the three-year ROIC performance period divided by three, divided by (b) the Company’s Adjusted Invested Capital for the ROIC performance period, less (2) the quotient of (x) the Company’s Adjusted Net Income for the year immediately preceding the date of grant (the “baseline year”), divided by (y) the Company’s Adjusted Invested Capital for the baseline year. “Adjusted Invested Capital” means the average of the quarter-end balances for each fiscal quarter of the ROIC performance period of (a) the sum of (i) the Company’s GAAP total stockholders’ equity and (ii) the Company’s GAAP total short-term and long-term debt; less (b) the Company’s GAAP cash and cash equivalents; but excluding in all cases the impact of (1) any business acquisition by the Company for a purchase price equal to or greater than $250 million and consummated during the ROIC performance period, (2) any business sale, divestiture or disposition by the Company during the ROIC performance period, and (3) all Company investments in marketable or non-marketable securities that are consummated during the ROIC performance period. “Adjusted Net Income” is calculated in a manner similar to the definition set forth in the preceding footnote, except that (i) only transaction costs and operating gains/charges associated with acquisitions consummated during the ROIC performance period with a purchase price equal to or greater than $250 million are excluded, (ii) gains/charges associated with discontinued operations are not excluded, and (iii) gains/charges related to Company strategic investments as well as all after-tax interest expense are excluded.

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Notwithstanding the above, if the Company’s absolute TSR performance for the period is negative no more than 100% of the target PSUs will vest (regardless of how strong the Company’s performance is on a relative basis), and if the Company’s absolute TSR performance for the period is positive a minimum of 25% of the target PSUs will vest.

VESTING AND HOLDING PERIOD

Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Company Common Stock following the fifth anniversary of the commencement of the performance period. Vesting is contingent on continued employment throughout the three-year performance period and until the Committee certifies satisfaction of the performance criteria, except that in the event of death during the performance period the executive receives a prorated portion of the target award based on the percentage of the performance period during which the executive was employed, and in the event of retirement (as defined in the Omnibus Plan) during the performance period the executive receives a prorated portion of the shares actually earned based on the percentage of the performance period during which the executive was employed and the Company’s performance over the performance period. Any dividends paid on the Company’s Common Stock during the performance period are credited to PSU accounts, but are only paid out (in cash) to the extent the underlying PSUs vest based on performance and are not paid until the shares underlying the vested PSUs are issued.

PSUs Earned for 2018-2020 Performance Period

PSUs for the 2018-2020 performance period, which ended December 31, 2020, were earned and certified in February 2021 based on an earned payout percentage of 200%, resulting from the Company’s three-year absolute TSR of 142.57% ranking in the 96th percentile relative to the TSRs of the companies in the S&P 500 index as of the beginning of the performance period (January 1, 2018). These PSUs remain subject to a further two-year mandatory holding period that runs through 2022.

Annual Incentive Awards

Overview

The diagram below illustrates the 2020 annual incentive award opportunities the Committee determined for the Company’s NEOs in February 2020 under the Omnibus Plan, each element of which is further described below.

Target Bonus Percentage and Personal Payout Percentage

In February 2020, the Committee established NEO target bonus percentages (as a multiple of base salary) and the personal performance objectives described below, including quantitative and qualitative objectives as well as objectives based on financial and non-financial measures. The Committee did not assign a particular weighting to any of the objectives. The Committee set the quantitative objectives at levels that, while achievable, would in its opinion require personal performance appreciably above the executive’s prior year performance level. Since Mr. Joyce was in discussions with the Board about his potential retirement at the time the Committee was considering 2020 executive officer performance objectives, the Committee did not set specific 2020 performance objectives for Mr. Joyce.

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Executive Officer	Target Bonus Percentage	2020 Personal Performance Objectives
Rainer M. Blair President and Chief Executive Officer	200% (during 2020 CEO tenure); 125% (during 2020 EVP tenure)	The personal performance objectives for Mr. Blair related to his 2020 tenure as EVP consisted of the degree of year-over-year improvement in core revenue, operating profit margin and working capital turnover for his business units; return-on-invested-capital performance achieved with respect to acquisitions by his business units; quantitative goals for his business units relating to human resources-related metrics, on-time delivery and manufacturing quality; quantitative goals with respect to the integration and performance of the Cytiva business; and qualitative goals related to the integration and performance of the Cytiva acquisition; the development and execution of strategic initiatives for his business units; diversity & inclusion; and commercial and operational improvements in his business units.
Matthew R. McGrew Executive Vice President and CFO	125%	Consisted of the degree of Danaher’s 2020 core revenue growth, operating profit margin expansion, earnings per share growth and free cash flow growth; and qualitative goals relating to enhancing the leadership and strength of the finance organization; diversity & inclusion; and the integration and performance of the Cytiva business.
Joakim Weidemanis Executive Vice President	125%	Consisted of the degree of year-over-year improvement in core revenue, operating profit margin and working capital turnover for his business units; return-on-invested-capital performance achieved with respect to acquisitions by his business units; quantitative goals for his business units relating to human resources -related metrics, on-time delivery and manufacturing quality; and qualitative goals relating to capital deployment, acquisition integration, diversity & inclusion, the development of strategic plans for his businesses, strengthening senior leadership capacity and improving the Company’s digital-based innovation support.
Angela S. Lalor Senior Vice President	115%	Consisted of quantitative goals relating to internal hiring and associate engagement; and qualitative goals relating to diversity & inclusion, leadership recruitment, development and succession planning, associate engagement, enhancing the strength of the Company’s innovation and commercial organizations, the integration of the Cytiva business and improving the effectiveness of the human resources organization.
Brian W. Ellis Senior Vice President	115%	Consisted of qualitative goals related to diversity & inclusion, the Company’s government affairs function, the Company’s compliance and litigation-management programs and the Company’s intellectual property program and support for the Company’s innovation and growth objectives.
William K. Daniel II Former Executive Vice President	125%	Consisted of the degree of year-over-year improvement in core revenue, operating profit margin and working capital turnover for his business units; return-on-invested-capital performance achieved with respect to acquisitions by his business units; quantitative goals for his business units relating to human resources -related metrics, on-time delivery and manufacturing quality; and qualitative goals relating to capital deployment, acquisition integration, diversity & inclusion, the development of strategic plans for his businesses and the effectiveness of the Company’s China strategy.

DETERMINING TARGET BONUS PERCENTAGE

In determining the target bonus percentage for each NEO, the Committee considered the relative complexity and importance of the executive’s position and the amount of annual cash incentive compensation that peer companies would offer such executive. With respect to Messrs. Joyce and Blair in particular, in both cases although the Committee did not target the performance-based portion of the CEO’s annual cash compensation at any particular percentage of annual cash compensation, the Committee strategically set the base salary at a level lower, and target annual bonus opportunity at a level higher, than typical among the Company’s peer companies to help ensure that the CEO’s annual cash compensation is highly performance-based.

DETERMINING PERSONAL PAYOUT PERCENTAGE

Following the end of 2020, the Committee used its judgment and determined for each NEO a Personal Payout Percentage between 0% and 200%. The Committee believes that its ability to exercise discretion in connection with the annual executive bonus awards is an important element in reaching balanced compensation decisions that are consistent with our strategy and reward both current year performance and sustained long-term value creation. The Committee’s ability to exercise discretion:

•	helps mitigate the risks associated with a rigid and strictly formulaic compensation program, which could unintentionally create incentives for our executives to focus only on certain performance metrics or encourage imprudent risk taking;
•	gives the Committee flexibility to address changes in economic conditions and our operating environment; and
•	allows the Committee to adjust compensation based on factors that would not be appropriately reflected by a strictly formulaic approach based on Company performance, such as championing Danaher’s culture and values and recognition of individual performance levels.

Without assigning any particular weight to any individual factor, the Committee took into account the executive’s execution against his or her personal performance objectives for the year, the executive’s performance with respect to each of the Company’s five “Leadership Anchors” (which are a set of standards and behaviors that Danaher associates are expected to aspire to and are

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assessed against), the executive’s overall performance for the year, the size of the Company Payout Percentage for the year, and the amount of annual cash incentive compensation that peer companies typically pay to executives serving in comparable roles. Without limiting the foregoing, with respect to the executive officer team’s 2020 performance as a whole the Committee considered in particular the depth and comprehensiveness of support provided by Danaher to its workforce during the pandemic; the Company’s 2020 financial performance against the backdrop of the challenges posed by the COVID-19 pandemic; and the Company’s proactiveness during the year in identifying and executing upon opportunities to invest in the Company’s future financial and competitive positioning.

The Company awarded Mr. Blair a Personal Payout Percentage of 155% for 2020, based primarily on his leadership with respect to the Company’s response to the COVID-19 pandemic, the Company’s financial performance during his tenure, the actions taken by the Company to invest in future financial and competitive positioning, and the progress achieved with respect to the Cytiva integration. The Company awarded Mr. Joyce a Personal Payout Percentage of 155% for 2020, based primarily on his leadership with respect to the Company’s response to the COVID-19 pandemic, the Company’s financial performance during his 2020 tenure, the actions taken by the Company to invest in future financial and competitive positioning, and the successful closing of the Cytiva acquisition. The average Personal Payout Percentage of the other NEOs (who were serving as executive officers as of December 31, 2020) was 151%.

Company Payout Percentage

The Company Payout Percentage is formulaic, based on the Company’s 2020 performance against the Adjusted EPS, Free Cash Flow Ratio and Core Revenue Growth metrics described above and below and in Appendix A (the “Metrics”). The Committee weights Adjusted EPS most heavily in the formula because it believes Adjusted EPS correlates strongly with shareholder returns, particularly since Adjusted EPS is calculated in a manner that focuses on gains and charges the Committee believes are most directly related to Company operating performance during the period. The Committee also uses the Free Cash Flow Ratio to help validate the quality of the Company’s earnings, and Core Revenue Growth to incentivize an appropriate balance between profitability and growth.

For each of the Metrics, the Committee established threshold, target and maximum levels of Company performance, as well as a payout percentage curve that related each level of performance to a payout expressed as a percentage of target bonus. The payout percentage was 0% for below-threshold performance, 50% for threshold performance and ranged from 150% (for Free Cash Flow Ratio) to 200% (for Adjusted EPS and Core Revenue Growth) for performance that equaled or exceeded the maximum. Under all Metrics, target performance yielded a payout percentage of 100%. The payout percentages for performance between threshold and target, or between target and maximum, respectively, were determined by linear interpolation.

In determining the target performance level and payout percentage curve for the Metrics, the Committee considered historical performance data for the Company and its peer group, analyst consensus earnings estimates for the Company’s peer group, the Company’s annual budget and macroeconomic/end-market trends. For each Metric, the Committee set the performance target at a level it believed would represent attractive financial performance within our industry and would require a high (but achievable) level of Company performance, while requiring what it believed would be outstanding performance to achieve the maximum payout level.

Following the end of 2020, the Company Payout Percentage was calculated as follows:

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Composite Payout Percentage

The Company Payout Percentage and Personal Payout Percentage were calculated for each NEO, weighted accordingly and added to yield the officer’s Composite Payout Percentage. The Composite Payout Percentage was multiplied by the NEO’s target bonus amount to yield the executive’s award amount for the year. The 2020 annual cash incentive compensation awards for each of the NEOs are set forth in the Summary Compensation Table.

Base Salaries

The Committee typically reviews base salaries for executive officers in February of each year and in connection with promotions and new hires. In February 2020, the Committee subjectively determined 2020 base salaries for the NEOs and in May 2020, in connection with Mr. Blair’s and Mr. Weidemanis’ promotions, the Committee conducted a further review of their base salaries and adjusted them accordingly (Mr. Blair’s salary adjustment was effective upon his promotion). Without giving specific weight to any particular factor, in each case the Committee used the officer’s prior base salary as the initial basis of consideration and then considered the individual factors described under “– Named Executive Officer Compensation Framework,” focusing on the relative complexity and importance of the executive’s role within Danaher, the market value of the executive’s role and the executive’s performance in the prior year. Given that base salary is one of the elements in the formula for determining annual cash incentive compensation, the Committee also considered how changes in base salary would impact annual cash incentive compensation.

Other Compensation

Severance Benefits

We have entered into Proprietary Interest Agreements with each of our NEOs that include post-employment restrictive covenant obligations. Danaher’s Senior Leader Severance Pay Plan, which each of the NEOs participates in, provides for severance payments under certain circumstances. Mr. Blair’s Proprietary Interest Agreement entitles him to certain additional cash payments if the Company terminates his employment without cause, and the agreements entered into with each of Ms. Lalor and Mr. Ellis in connection with their hiring entitle them to enhanced severance payments under the Senior Leader Severance Pay Plan. We believe the post-employment restrictive covenant obligations included in these agreements are critical in protecting our proprietary assets, and that the severance payments payable upon a termination without cause are generally commensurate with the severance rights our peers offer executives in comparable roles. There is no change-in-control provision in the Senior Leader Severance Pay Plan or in any NEO employment agreement.

In connection with the end of Mr. Daniel’s employment with Danaher in March 2020 and the end of Mr. Joyce’s employment with Danaher in February 2021, each officer qualified for “early retirement” treatment under the terms of the Omnibus Plan but received no severance benefits because such departures were voluntary; for more information, please see “Potential Payments Upon Termination or Change-of-Control as of 2020 Fiscal Year-End.”

EDIP, ECP and DCP

As discussed in more detail under “Summary of Employment Agreements and Plans – Supplemental Retirement Program,” each NEO (1) participates in either the Amended and Restated Executive Deferred Incentive Program (“EDIP”), or the Excess Contribution Program (“ECP”), and (2) is eligible to participate in the Deferred Compensation Plan (“DCP”):

•	The EDIP and ECP are each non-qualified, unfunded excess contribution programs available to selected members of our management. We use these programs to tax-effectively contribute amounts to executives’ and other participants’ retirement accounts and provide an opportunity to realize tax-deferred, market-based notional investment growth on these contributions.
•	The DCP allows each participant to voluntarily defer, on a pre-tax basis, up to 85% of his or her salary and/or up to 85% of his or her non-equity incentive compensation with respect to a given plan year. The DCP gives our executives and other participants an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals.

Other Benefits and Perquisites

All of our executives are eligible to participate in our U.S. employee benefit plans, including our group medical, dental, vision, disability, accidental death and dismemberment, life insurance, flexible spending and 401(k) plans. These plans are generally available to all U.S. salaried employees and do not discriminate in favor of executive officers. In addition, the Committee makes certain perquisites available to the NEOs; please see the footnotes to the Summary Compensation Table for additional details. The Committee has also adopted a policy prohibiting any tax reimbursement or gross-up provisions in our executive compensation program (except under a policy applicable to management employees generally such as a relocation policy).

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Peer Group Compensation Analysis

The Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of our executives because in light of the Company’s diverse mix of businesses, strict targeting of a specified compensation posture would not appropriately reflect the unique nature of our business portfolio or the degree of difficulty in leading the Company and key functions. However, the Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Committee has worked with FW Cook to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements.

Executive Compensation Peer Group Prior To July 2020

Prior to July 2020, the Company’s peer group consisted of the companies set forth below, which is the same as the Company’s 2019 peer group:

3M Company	DowDuPont	Stryker Corporation
Abbott Laboratories	Ecolab Inc.	Thermo Fisher Scientific Inc.
Baxter International, Inc.	Honeywell International Inc.	United Technologies Corp.
Becton Dickinson & Co.	Medtronic Inc.	Zimmer Biomet Holdings
Boston Scientific Corporation	Roper Corporation

The Committee selected companies for inclusion in this peer group based on (1) the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and (2) comparability of revenues, market capitalization, net income, total assets and number of employees.

Executive Compensation Peer Group as of July 2020

The Committee periodically reviews the companies included in the peer group to ensure that the peer group remains appropriate. In July 2020, the Committee evaluated the existing peer group with the assistance of FW Cook (using the same selection criteria described above) and replaced DowDuPont, United Technologies and Zimmer Biomet with Amgen, Biogen, Illinois Tool Works and Johnson & Johnson. The Committee made these updates to the peer group to better reflect the Company’s current size and portfolio of businesses. The table below sets forth for this peer group and Danaher information regarding revenue, net income and total assets (based on the most recently reported four quarters for each company as of October 2, 2020), market capitalization (as of September 30, 2020) and employee headcount (based on each company’s most recent fiscal year end as of October 2, 2020), in each case derived from the Standard & Poor’s Capital IQ database.

			Net Income (Before Unusual or
		Market	Infrequently Occurring Items and		Employees at End of Last
($ IN MILLIONS)	Revenue	Capitalization	Discontinued Operations)	Total Assets	Fiscal Year
75th percentile	$29,640	$144,275	$5,108	$64,308	93,082
Median	$16,917	$78,265	$3,706	$45,079	50,200
25th percentile	$13,405	$55,849	$1,605	$22,200	38,000
Danaher	$19,733	$152,757	$3,047	$72,891	60,000
DANAHER PERCENTILE RANK	53%	79%	43%	87%	54%

The peer group compensation data that the Committee reviewed in 2020 in connection with its executive compensation decisions estimated the 25th, median and 75th percentile positions among our peers with respect to base salary, annual cash incentive compensation (target and actual), total annual cash compensation (target and actual), long-term incentive compensation, total direct compensation (target and actual), all other compensation, annual change in pension value and above-market interest on non-qualified deferred compensation, and actual total compensation, in each case with respect to each respective NEO position.

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Named Executive Officer Compensation Framework

Danaher’s compensation program is grounded on the principle that each executive must consistently demonstrate exceptional personal performance in order to remain a Danaher executive. Within the framework of this principle and the other objectives discussed above, the Committee exercises its judgment in making executive compensation decisions. The factors that generally shape particular executive compensation decisions (none of which are assigned any particular weight by the Committee) are the following:

•	The relative complexity and importance of the executive’s position within Danaher. To ensure that the most senior executives are held most accountable for long-term operating results and changes in shareholder value, the Committee believes that both the amount and “at-risk” nature of compensation should increase with the relative complexity and significance of an executive’s position.
•	The executive’s record of performance, long-term leadership potential and tenure.
•	Danaher’s performance. Our cash incentive compensation varies annually to reflect near-term changes in operating and financial results. Our long-term compensation is closely aligned with long-term shareholder value creation, both by tying the ultimate value of the awards to long-term shareholder returns and because of the length of time executives are required to hold the awards before realizing their value.
•	Our assessment of pay levels and practices in the competitive marketplace. The Committee considers market practice in determining pay levels and compensation design to ensure that our costs are sustainable relative to peers and compensation is appropriately positioned to attract and retain talented executives. As noted above, the market for executive-level talent is highly competitive. We also have a history of successfully applying the Danaher Business System, or DBS, to deliver strong operating performance and create shareholder value, and we devote significant resources to training our executives in DBS. As a result of these factors, we believe that our executives are particularly valued by other companies, which creates a high degree of retention risk.

The philosophy and goals of our compensation program have remained consistent over time, although the Committee considers the factors above within the context of the then-prevailing economic environment and may adjust the terms and/or amounts of compensation accordingly so that they continue to support our objectives.

For a description of the role of the Company’s executives and the Committee’s independent compensation consultant in the executive compensation process, please see “Corporate Governance – Board of Directors and Committees of the Board –Compensation Committee.”

Other Compensation Policies and Information

Long-Term Incentive Compensation Grant Practices

The Committee grants equity awards under Danaher’s Omnibus Plan, which is described in “Summary of Employment Agreements and Plans – 2007 Omnibus Incentive Plan.” Executive equity awards are approved at regularly scheduled Committee meetings (typically scheduled in advance of the calendar year in which they occur), at the time of an executive hire or promotion or upon identification of a specific retention concern. The grant date of equity awards approved by the Committee is either the date of Committee approval or a date subsequent to the approval date as specified by the Committee. The timing of equity awards has not been coordinated with the release of material non-public information. The Committee’s general practice is to approve annual equity awards to executives at the Committee’s regularly scheduled meeting in February, when the Committee reviews the performance of the executive officers and typically determines the other components of executive compensation.

The target dollar value attributable to PSUs and RSUs, as applicable, has been translated into a target number of PSUs or RSUs, as applicable, using a fair market value equal to the average closing price over a twenty trading-day period, to avoid the potential volatility impact of using a single-day closing price. Prior to 2021, the target dollar value attributable to stock options was translated into a number of stock options based on a modified Black Scholes calculation that utilized a multi-day average closing price and an assumed ten-year term. With respect to the equity awards approved in February 2021, the modified Black Scholes value was replaced with the actual Black Scholes value used in the Company’s financial statements with respect to the particular grant. The exercise price for stock option awards granted under the Omnibus Plan equals the closing price of Danaher’s Common Stock on the date of grant (or on the immediately preceding trading day if the date of grant is not a trading day). Since the valuation methodologies used in 2020 are not the same as the FASB ASC Topic 718 grant date fair value used for accounting purposes, the equity award target dollar values are not identical to the equity award grant date fair values reflected in the Summary Compensation Table and other compensation tables.

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Stock Ownership-Related Policies

Stock Ownership Requirements

To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in Danaher within five years of his or her appointment to an executive position, as follows:

Title	Stock Ownership Multiple
Chief Executive Officer	5 times base salary
Executive Vice President	3 times base salary
Senior Vice President	2 times base salary

What Counts as Ownership:		What Does Not Count as Ownership:
•	Shares in which the executive or his or her spouse or child has a direct or indirect interest	•	Unexercised stock options
•	Notional shares of Danaher stock in the EDIP, ECP or DCP
•	Shares held in a 401(k) plan
•	Unvested RSUs/PSUs (based on target number of shares until vested and then based on the actual number of vested shares)

Once an executive officer has acquired a number of Company shares that satisfies the applicable ownership multiple, such number of shares then becomes the officer’s minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) until the officer is promoted to a higher level. Each NEO serving as an executive officer as of December 31, 2020 was in compliance with the stock ownership requirements as of such date.

Pledging Policy

Danaher’s Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Danaher Common Stock that the director or officer directly or indirectly owns and controls (other than shares pledged as of the date the policy was adopted), and provides that pledged shares of Danaher Common Stock do not count toward Danaher’s stock ownership requirements. No NEO has pledged any shares of Danaher Common Stock.

Hedging Policy

Under our insider trading policy, Danaher directors and employees (including executive officers) are prohibited from engaging in short sales of Danaher Common Stock, transactions in any derivative of a Danaher security (including, but not limited to, buying or selling puts, calls or other options (except for instruments granted under a Danaher equity compensation plan)) or any other forms of hedging transactions with respect to Danaher securities.

Recoupment Policy

To further discourage inappropriate or excessive risk-taking, the Committee has adopted a rigorous, “no-fault” recoupment (or clawback) policy applicable to Danaher’s executive officers, other individuals who serve on the Danaher Leadership Team (which consists primarily of Company corporate officers) and certain other employees (the “covered persons”). Under the policy, in the event of a material restatement of Danaher’s consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), Danaher’s Board may, to the extent permitted by law and to the extent it determines that it is in Danaher’s best interests to do so, in addition to all other remedies available to Danaher require reimbursement or payment to Danaher of:

•	the portion of any annual incentive compensation payment awarded to any covered person within the three year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that the Board has the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement); and

•	all gains from equity awards realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement, if the covered person’s fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement.

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In addition, the stock plans in which Danaher’s executive officers participate contain provisions for recovering awards upon certain circumstances. Under the terms of the Company’s Omnibus Plan, if an employee is terminated for gross misconduct, the administrator may terminate up to all of the participant’s unexercised or unvested equity awards. In addition, under the terms of each of the EDIP and the ECP, if the administrator determines that the circumstances of a participant’s termination constitute gross misconduct, the administrator may determine that the participant’s vesting percentage is as low as zero with respect to all balances that were contributed by Danaher.

Regulatory Considerations

Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain executive officers. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million is not deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

We review the tax impact of our executive compensation on the Company as well as on the executive officers. In addition, we review the impact of our compensation programs against other considerations, such as accounting impact, shareholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, some of the compensation we provide to our executive officers is not deductible under Section 162(m).

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Compensation Committee of Danaher Corporation’s Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Alan G. Spoon (Chair)

Teri List

Walter G. Lohr, Jr.

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COMPENSATION TABLES AND INFORMATION

2020 Summary Compensation Table

The following table sets forth the 2020 compensation of (i) the two individuals who served in the role of President and Chief Executive Officer in 2020, (ii) our Executive Vice President and Chief Financial Officer, (iii) our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2020, and (iv) an additional individual for whom disclosure would have been required under subsection (iii) of this sentence but for the fact that the individual was no longer serving as an executive officer as of December 31, 2020, known as our “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Rainer M. Blair	2020	$949,067	$0		$3,616,939	$2,968,651	$2,519,339	$0	$342,765	$10,396,761
President and CEO	2019	840,000	0		2,565,951	2,053,766	1,589,700	0	129,232	7,178,649
	2018	700,000	0		1,655,066	1,343,570	1,275,750	0	114,981	5,089,367
Matthew R. McGrew,	2020	726,000	0		1,637,982	1,435,173	1,564,530	0	166,358	5,530,043
Executive Vice President and CFO	2019	660,000	0		1,483,078	1,186,634	1,103,586	0	152,646	4,585,944
Joakim Weidemanis,	2020	881,560	0		5,065,095	4,551,242	1,917,000	0	138,301	12,553,198
Executive Vice President	2019	759,000	0		2,280,985	1,825,639	1,379,483	0	119,872	6,364,979
	2018	660,000	0		1,434,246	1,164,350	1,076,262	0	104,496	4,439,354
Angela S. Lalor,
Senior Vice President-Human Resources	2020	727,157	800,000	(5)	1,276,951	1,118,710	1,458,386	0	121,041	5,502,245
Brian W. Ellis,
Senior Vice President-General Counsel	2020	636,522	0		867,259	760,023	1,218,048	0	78,980	3,560,832
Thomas P. Joyce, Jr.	2020	1,352,000	0		6,260,748	5,487,776	3,107,797	6,470	549,165	16,763,956
Former President and CEO	2019	1,300,000	0		6,842,328	5,476,607	4,000,000	8,495	565,770	18,193,200
	2018	1,236,000	0		5,516,165	4,478,180	3,604,176	0	526,520	15,361,041
William K. Daniel II,	2020	286,116	0		2,553,117	2,237,419	462,882	0	203,265	5,742,799
Former Executive Vice President	2019	934,548	0		2,851,544	2,282,204	1,745,268	0	272,676	8,086,240
	2018	812,650	0		2,068,562	1,679,390	1,440,423	0	173,668	6,174,693

(1)	The following table sets forth the amount, if any, of salary and/or non-equity incentive compensation that each named executive officer deferred into the EDIP and/or DCP with respect to each of the years reported above:

	Amount of Salary Deferred Into EDIP/DCP ($)			Amount of Non-Equity Incentive Compensation Deferred Into EDIP/DCP ($)
Name of Officer	2020	2019	2018	2020	2019	2018
Rainer M. Blair	–	–	–		–	–
Matthew R. McGrew	–	–	N/A		–	N/A
Joakim Weidemanis	–	–	–		275,897	322,879
Angela S. Lalor	37,692	N/A	N/A		N/A	N/A
Brian W. Ellis	–	N/A	N/A		N/A	N/A
Thomas P. Joyce, Jr.	350,400	324,323	308,654		–	901,044
William K. Daniel II	–	139,409	121,674	–	436,317	360,106

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(2)	The amounts reflected in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity grants made in the applicable year:
•	With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

		Risk-Free	Stock Price	Dividend	Option
Name of Officer	Date of Grant	Interest Rate	Volatility Rate	Yield	Life
Blair, Weidemanis	May 15, 2020	0.54%	30.49%	0.44%	8.0 years
Blair, McGrew, Weidemanis, Lalor, Ellis, Joyce, Daniel	February 24, 2020	1.33%	23.09%	0.46%	8.0 years
Joyce, McGrew, Blair, Daniel, Weidemanis	February 24, 2019	2.58%	19.88%	0.56%	8.0 years
Joyce, Blair, Daniel, Weidemanis	February 24, 2018	2.82%	21.52%	0.63%	8.0 years

•	In 2019 and 2020, with respect to each executive officer’s annual equity award (and Mr. Blair’s May 2020 incremental equity award), one-half of the award was granted in the form of stock options, and one-half was granted in the form of performance stock units (PSUs); Mr. Weidemanis’ May 2020 incremental equity award was granted one-half in the form of stock options and one-half in the form of time-vesting restricted stock units (RSUs). In 2018, one-quarter of each executive officer’s annual equity award was granted in the form of restricted stock units (RSUs), one-quarter was granted in the form of PSUs and one-half was granted in the form of stock options. With respect to RSUs, the grant date fair value under FASB ASC Topic 718 was calculated based on the number of shares of Common Stock underlying the RSU, times the closing price of the Common Stock on the date of grant (but discounted to account for the fact that RSUs do not accrue dividend rights prior to vesting and distribution). With respect to PSUs, the grant date fair value under FASB ASC Topic 718 has been calculated based on the probable outcome of the applicable performance conditions and a Monte Carlo simulation valuation model modified to reflect an illiquidity discount (as a result of the mandatory two-year post-vesting holding period), using the following significant assumptions (since the performance criteria applicable to the performance stock units is considered a “market condition,” footnote disclosure of the award’s potential maximum value is not required):

		Monte Carlo Simulation				Illiquidity discount
Name of Officer	Date of Grant	Danaher’s expected volatility	Average volatility of peer group	Risk-free interest rate	Dividend yield	Danaher’s expected volatility	Risk-free interest rate	Dividend yield
Blair	May 15, 2020	25.39%	36.96%	0.18%	0%	27.13%	0.16%	0.44%
Blair, McGrew, Weidemanis, Lalor, Ellis, Joyce, Daniel	February 24, 2020	19.06%	25.27%	1.21%	0%	20.46%	1.26%	0.46%
Blair, McGrew, Weidemanis, Joyce, Daniel	February 24, 2019	16.97%	24.97%	2.45%	0%	17.02%	2.46%	0.56%
Blair, McGrew, Weidemanis, Joyce, Daniel	February 24, 2018	16.15%	25.22%	2.34%	0%	16.26%	2.24%	0.56%

(3)	The amount set forth in this column represents the aggregate change in the actuarial present value of Mr. Joyce’s accumulated benefit under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (“Pension Plan”) between the respective plan measurement dates. The material assumptions used in quantifying the present value of the accumulated benefit at each of December 31, 2019 and December 31, 2020 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 3.2% for the plan measurement date of December 31, 2019 and 2.8% for the plan measurement date of December 31, 2020; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 13 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2020. In 2018, the actuarial present value of Mr. Joyce’s accumulated benefit under the Pension Plan declined by $884. We do not provide any above-market or preferential earnings on compensation that is deferred by any NEO.
(4)	The following table describes the elements of compensation included in “All Other Compensation” for 2020:

Name	Company 401(k) Contributions ($)	Company EDIP/ECP Contributions ($)	Other ($)	Total 2020 All Other Compensation ($)
Rainer M. Blair	20,046	113,400	209,319(a)	342,765
Matthew R. McGrew	20,046	85,140	61,172(b)	166,358
Joakim Weidemanis	20,046	102,465	15,790(c)	138,301
Angela S. Lalor	20,046	80,956	20,039(d)	121,041
Brian W. Ellis	20,046	39,411	19,523(e)	78,980
Thomas P. Joyce, Jr.	20,046	390,000	139,119(f)	549,165
William K. Daniel II	20,046	168,219	15,000(g)	203,265

(a)	Includes $119,933 relating to personal use of the Company’s aircraft, $72,335 in relocation costs plus amounts related to tax preparation/professional services and parking expenses. In connection with Mr. Blair’s 2020 promotion to President and CEO, the Company provided him with relocation assistance under the relocation program that the Company makes available to management employees generally. The incremental cost to the Company of the relocation assistance is calculated based on the Company’s out-of-pocket costs for such relocation items, which included costs relating to the purchase of a new residence, temporary housing, house-hunting trips and moving expenses as well as reimbursement in the amount of $27,677 for the income taxes incurred by Mr. Blair with respect to such relocation perquisites. The incremental cost to the Company of the personal aircraft use is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the particular aircraft for the year, net of any applicable employee reimbursement. Since the aircraft fleet is maintained primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, aircraft insurance premiums, hangar lease payments, the lease or acquisition cost of the aircraft, exterior paint and other maintenance, inspection and capital improvement costs intended to cover a multiple-year period. Mr. Blair’s perquisite allowance for personal use of the Company aircraft is limited to $125,000 annually and Mr. Blair is required to reimburse the Company for any personal use of the aircraft in a particular year in excess of $125,000.

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(b)	Includes $40,860 relating to personal use of Danaher’s aircraft, plus amounts related to tickets to entertainment events, tax preparation/professional services and parking expenses. The incremental cost to the Company of the personal aircraft use is calculated in the same manner as set forth in Footnote 4(a) above. Mr. McGrew’s perquisite allowance for personal use of the Company aircraft is limited to $50,000 annually and Mr. McGrew is required to reimburse the Company for any personal use of the aircraft in a particular year in excess of $50,000.
(c)	Consists of amounts related to tax preparation/professional services.
(d)	Consists of amounts related to tax preparation/professional services, tickets to entertainment events and parking expenses.
(e)	Consists of amounts related to tax preparation/professional services and parking expenses.
(f)	Includes $122,199 relating to personal use of the Company’s aircraft plus amounts related to tax preparation/professional services, parking expenses and an annual physical exam. The incremental cost to the Company of the personal aircraft use is calculated in the same manner as set forth in Footnote 4(a) above. Mr. Joyce’s perquisite allowance for personal use of the Company aircraft while he served as CEO was limited to $125,000 annually and Mr. Joyce was required to reimburse the Company for any personal use of the aircraft in a particular year in excess of $125,000.
(g)	Consists of amounts related to tax preparation/professional services.
(5)	Represents a fixed retention bonus payable to Ms. Lalor pursuant to the terms of the agreement she entered into with the Company in connection with her hiring in 2012. For more information please see “Summary of Employment Agreements and Plans – Lalor Agreement.”

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Grants of Plan-Based Awards for Fiscal 2020

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers in 2020.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Option Awards:		Grant Date Fair
Name		Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Value of stock And Option Awards ($)(3)
Rainer M. Blair	Annual cash incentive
	compensation	2/20/2020	2/20/2020	$731,036	$1,462,072	$2,836,420	–	–	–	–	–	–
	Stock options(4)	2/24/2020	2/20/2020	–	–	–	–	–	–	47,510	$156.82	$2,026,302
	Performance stock
	units(5)	2/24/2020	2/20/2020	–	–	–	3,683	14,730	29,460	–	–	$2,312,168
	Stock options(4)	5/15/2020	5/5/2020	–	–	–	–	–	–	17,710	$163.85	$942,349
	Performance stock
	units(5)	5/15/2020	5/5/2020	–	–	–	1,594	6,375	12,750	–	–	$1,304,771
Matthew R. McGrew	Annual cash incentive
	compensation	2/20/2020	2/20/2020	$453,750	$907,500	$1,760,550	–	–	–	–	–	–
	Stock options(4)	2/24/2020	2/20/2020	–	–	–	–	–	–	33,650	$156.82	$1,435,173
	Performance stock
	units(5)	2/24/2020	2/20/2020	–	–	–	2,608	10,435	20,870	–	–	$1,637,982
Joakim Weidemanis	Annual cash incentive
	compensation	2/20/2020	2/20/2020	$551,160	$1,102,319	$2,138,499	–	–	–	–	–	–
	Stock options(4)	2/24/2020	2/20/2020	–	–	–	–	–	–	42,560	$156.82	$1,815,184
	Performance stock
	units(5)	2/24/2020	2/20/2020	–	–	–	3,299	13,195	26,390	–	–	$2,071,219
	Stock options(6)	5/15/2020	5/5/2020	–	–	–	–	–	–	51,420	$163.85	$2,736,058
	Restricted stock
	units(7)	5/15/2020	5/5/2020	–	–	–	–	18,515	–	–	–	$2,993,876
Angela S. Lalor	Annual cash incentive
	compensation	2/20/2020	2/20/2020	$418,116	$836,231	$1,622,288	–	–	–	–	–	–
	Stock options(6)	2/24/2020	2/20/2020	–	–	–	–	–	–	26,230	$156.82	$1,118,710
	Performance stock
	units(5)	2/24/2020	2/20/2020	–	–	–	2,033	8,135	16,270	–	–	$1,276,951
Brian W. Ellis	Annual cash incentive
	compensation	2/20/2020	2/20/2020	$366,000	$732,000	$1,420,080	–	–	–	–	–	–
	Stock options(6)	2/24/2020	2/20/2020	–	–	–	–	–	–	17,820	$156.82	$760,023
	Performance stock
	units(5)	2/24/2020	2/20/2020	–	–	–	1,381	5,525	11,050	–	–	$867,259
Thomas P. Joyce, Jr.	Annual cash incentive
	compensation	2/20/2020	2/20/2020	$900,432	$1,800,864	$3,493,676	–	–	–	–	–	–
	Stock options(4)	2/24/2020	2/20/2020	–	–	–	–	–	–	128,670	$156.82	$5,487,776
	Performance stock
	units(5)	2/24/2020	2/20/2020	–	–	–	9,971	39,885	79,770	–	–	$6,260,748
William K. Daniel II	Annual cash incentive
	compensation	2/20/2020	2/20/2020	$607,457	$1,214,913	$2,356,931	–	–	–	–	–	–
	Stock options(4)	2/24/2020	2/20/2020	–	–	–	–	–	–	52,460	$156.82	$2,237,419
	Performance stock
	units(5)	2/24/2020	2/20/2020	–	–	–	4,066	16,265	32,530	–	–	$2,553,117

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(1)	These columns relate to 2020 cash award opportunities under the Omnibus Plan. Please see “Summary of Employment Agreements and Plans—2007 Omnibus Incentive Plan” for a description of such plan. The amounts actually paid pursuant to these 2020 award opportunities are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	These columns relate to equity awards granted under the Omnibus Plan, the terms of which apply to all of the equity awards described in this table.
(3)	Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions used in determining the grant date fair value under FASB ASC Topic 718, please see Footnote 2 to the Summary Compensation Table.
(4)	For a description of the vesting terms of the award, please see Footnote 3 to the Outstanding Equity Awards at 2020 Fiscal Year-End Table.
(5)	For a description of the vesting terms of the award, please see Footnote 5 to the Outstanding Equity Awards at 2020 Fiscal Year-End Table.
(6)	For a description of the vesting terms of the award, please see Footnote 4 to the Outstanding Equity Awards at 2020 Fiscal Year-End Table.
(7)	For a description of the vesting terms of the award, please see Footnote 11 to the Outstanding Equity Awards at 2020 Fiscal Year-End Table.

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Outstanding Equity Awards at 2020 Fiscal Year-End

The following table summarizes outstanding equity awards for each named executive officer as of December 31, 2020. All of the awards set forth in the table below are governed by the terms and conditions of the Omnibus Plan.

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Rainer M. Blair	5/15/2020	–	17,710	(3)	$163.85	5/15/2030	–		–	–		–
	2/24/2020	–	47,510	(3)	$156.82	2/24/2030	–		–	–		–
	2/24/2019	–	66,080	(3)	$113.48	2/24/2029	–		–	–		–
	2/24/2018	–	46,330	(3)	$99.33	2/24/2028	–		–	–		–
	2/24/2017	–	53,310	(4)	$86.08	2/24/2027	–		–	–		–
	2/24/2016	23,378	11,689	(4)	$65.95	2/24/2026	–		–	–		–
	11/15/2015	21,447	–		$70.75	11/15/2025	–		–	–		–
	2/24/2015	19,345	–		$65.83	2/24/2025	–		–	–		–
	5/15/2020	–	–		–	–	–		–	12,750	(5)	$2,839,170
	2/24/2020	–	–		–	–	–		–	29,460	(5)	$6,565,456
	2/24/2019	–	–		–	–	–		–	40,970	(5)	$9,158,434
	2/24/2018	–	–		–	–	–		–	15,290	(6)	$3,425,266
	2/24/2018	–	–		–	–	7,645	(7)	$1,698,260	–		–
	2/24/2017	–	–		–	–	7,465	(7)	$1,658,275	–		–
	2/24/2016	–	–		–	–	3,857	(8)	$856,794	–		–
Matthew R. McGrew	2/24/2020	–	33,650	(3)	$156.82	2/24/2030	–		–	–		–

	2/24/2019	–	38,180	(3)	$113.48	2/24/2029	–		–	–		–
	2/24/2018	12,356	18,534	(9)	$99.33	2/24/2028	–		–	–		–
	2/24/2017	8,316	5,544	(9)	$86.08	2/24/2027	–		–	–		–
	11/15/2015	42,882	–		$70.75	11/15/2025	–		–	–		–
	2/24/2015	8,211	–		$65.83	2/24/2025	–		–	–		–
	5/15/2014	11,213	–		$56.70	5/15/2024	–		–	–		–
	2/24/2014	7,722	–		$57.90	2/24/2024	–		–	–		–
	2/21/2013	5,474	–		$46.13	2/21/2023	–		–	–		–
	2/21/2013	5,474	–		$46.13	2/21/2023	–		–	–		–
	2/24/2020	–	–		–	–	–		–	20,870	(5)	$4,651,088
	2/24/2019	–	–		–	–	–		–	23,680	(5)	$5,293,427
	2/24/2018	–	–		–	–	6,117	(10)	$1,358,830	–		–
	2/24/2017	–	–		–	–	1,554	(10)	$345,206	–		–

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		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joakim Weidemanis	5/15/2020	–	51,420	(4)	$163.85	5/15/2030	–		–	–		–
	2/24/2020	–	42,560	(3)	$156.82	2/24/2030	–		–	–		–
	2/24/2019	–	58,740	(3)	$113.48	2/24/2029	–		–	–		–
	2/24/2018	–	40,150	(3)	$99.33	2/24/2028	–		–	–		–
	2/24/2017	14,216	28,434	(4)	$86.08	2/24/2027	–		–	–		–
	11/15/2016	25,673	12,837	(4)	$79.63	11/15/2026	–		–	–		–
	2/24/2016	7,791	3,898	(4)	$65.95	2/24/2026	–		–	–		–
	2/24/2016	7,791	11,689	(4)	$65.95	2/24/2026	–		–	–		–
	2/24/2015	19,927	–		$65.83	2/24/2025	–		–	–		–
	5/15/2014	22,439	–		$56.70	5/15/2024	–		–	–		–
	2/24/2014	16,542	–		$57.90	2/24/2024	–		–	–		–
	2/21/2013	9,573	–		$46.13	2/21/2023	–		–	–		–
	2/21/2013	9,573	–		$46.13	2/21/2023	–		–	–		–
	2/23/2012	9,467	–		$40.45	2/23/2022	–		–	–		–
	2/24/2020	–	–		–	–	–		–	26,390	(5)	$5,881,275
	2/24/2019	–	–		–	–	–		–	36,420	(5)	$8,141,327
	2/24/2018	–	–		–	–	–		–	13,250	(6)	$2,968,265
	5/15/2020	–	–		–	–	18,515	(11)	$4,112,922	–		–
	2/24/2018	–	–		–	–	6,625	(7)	$1,471,678	–		–
	2/24/2017	–	–		–	–	3,984	(8)	$885,006	–		–
	11/15/2016	–	–		–	–	4,237	(8)	$941,207	–		–
	2/24/2016	–	–		–	–	1,288	(8)	$286,116	–		–
	2/24/2016	–	–		–	–	3,857	(8)	$856,794	–		–
Angela S. Lalor	2/24/2020	–	26,230	(4)	$156.82	2/24/2030	–		–	–		–
	2/24/2019	–	36,720	(4)	$113.48	2/24/2029	–		–	–		–
	2/24/2018	–	37,070	(4)	$99.33	2/24/2028	–		–	–		–
	2/24/2017	14,926	29,854	(4)	$86.08	2/24/2027	–		–	–		–
	2/24/2016	28,049	14,026	(4)	$65.95	2/24/2026	–		–	–		–
	2/24/2015	37,513	–		$65.83	2/24/2025	–		–	–		–
	2/24/2020	–	–		–	–	–		–	16,270	(5)	$3,625,932
	2/24/2019	–	–		–	–	–		–	22,770	(5)	$5,090,006
	2/24/2018	–	–		–	–	–		–	12,230	(6)	$2,739,765
	2/24/2018	–	–		–	–	6,115	(8)	$1,358,386	–		–
	2/24/2017	–	–		–	–	4,180	(8)	$928,545	–		–
	2/24/2016	–	–		–	–	2,313	(8)	$513,810	–		–

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		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Brian W. Ellis	2/24/2020	–	17,820	(4)	$156.82	2/24/2030	–		–	–		–
	2/24/2019	–	25,700	(4)	$113.48	2/24/2029	–		–	–		–
	2/24/2018	–	24,710	(4)	$99.33	2/24/2028	–		–	–		–
	2/24/2017	10,663	21,327	(4)	$86.08	2/24/2027	–		–	–		–
	2/24/2016	15,584	7,794	(4)	$65.95	2/24/2026	–		–	–		–
	2/24/2016	15,584	4,678	(9)	$65.95	2/24/2026	–		–	–		–
	2/24/2020	–	–		–	–	–		–	11,050	(5)	$2,462,603
	2/24/2019	–	–		–	–	–		–	15,940	(5)	$3,563,228
	2/24/2018	–	–		–	–	–		–	8,160	(6)	$1,828,003
	2/24/2018	–	–		–	–	4,080	(8)	$906,331	–		–
	2/24/2017	–	–		–	–	2,987	(8)	$663,532	–		–
	2/24/2016	–	–		–	–	1,286	(8)	$285,672	–		–
	2/24/2016	–	–		–	–	1,544	(12)	$342,984	–		–
Thomas P. Joyce, Jr	2/24/2020	–	128,670	(3)	$156.82	2/24/2030	–		–	–		–
	2/24/2019	–	176,210	(3)	$113.48	2/24/2029	–		–	–		–
	2/24/2018	–	154,420	(3)	$99.33	2/24/2028	–		–	–		–
	2/24/2017	–	213,220	(3)	$86.08	2/24/2027	–		–	–		–
	2/24/2016	–	99,338	(3)	$65.95	2/24/2026	–		–	–		–
	2/24/2020	–	–		–	–	–		–	79,770	(5)	$17,777,542
	2/24/2019	–	–		–	–	–		–	109,250	(5)	$24,421,745
	2/24/2018	–	–		–	–	–		–	50,960	(6)	$11,416,059
	2/24/2018	–	–		–	–	25,480	(7)	$5,660,127	–		–
	2/24/2017	–	–		–	–	29,855	(7)	$6,631,990	–		–
	2/24/2016	–	–		–	–	16,394	(7)	$3,641,763	–		–

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		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William K. Daniel II	2/24/2019	–	19,276	(3)	$113.48	3/31/2025	–		–	–		–
	2/24/2018	–	28,231	(3)	$99.33	3/31/2025	–		–	–		–
	2/24/2017	–	53,174	(3)	$86.08	3/31/2025	–		–	–		–
	2/24/2016	38,565	32,137	(3)	$65.95	3/31/2025	–		–	–		–
	2/24/2015	72,687	–		$65.83	2/24/2025	–		–	–		–
	2/24/2020	–	–		–	–	–		–	2,710	(5)	$603,951
	2/24/2019	–	–		–	–	–		–	18,970	(5)	$4,240,554
	2/24/2018	–	–		–	–	–		–	14,332	(6)	$3,210,655
	2/24/2018	–	–		–	–	4,658	(7)	$1,034,728	–		–
	2/24/2017	–	–		–	–	7,445	(7)	$1,653,832	–		–
	2/24/2016	–	–		–	–	5,304	(7)	$1,178,231	–		–

(1)	With respect to the unexercisable options and unvested PSUs and RSUs reflected in the table above, the footnotes below describe the vesting terms applicable to the entire award of which such options, PSUs or RSUs are a part.
(2)	Market value is calculated based on (a) the closing price of Danaher’s Common Stock on December 31, 2020 as reported on the NYSE ($222.14 per share) times the number of shares, plus (b) in the case of PSUs, the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of December 31, 2020.
(3)	The option award was granted subject to time-based vesting conditions such that one-half of the award became or becomes exercisable on each of the fourth and fifth anniversaries of the grant date.
(4)	The option award was granted subject to time-based vesting conditions such that one-third of the award became or becomes exercisable on each of the third, fourth and fifth anniversaries of the grant date.
(5)	The number of shares of Common Stock that vest pursuant to the PSU award is based on the Company’s total shareholder return (TSR) ranking relative to the S&P 500 Index over an approximately three-year performance period. Payout at 100% of the target level requires that the Company achieve above-median performance and rank at the 55th percentile of the S&P 500 Index, while the PSUs pay out at 200% for performance that equals or exceeds the 75th percentile, 50% for performance at the 35th percentile and zero percent for performance below the 35th percentile. The payout percentages for performance between the performance levels are determined by linear interpolation. With respect to the PSUs granted in or after 2019, the Company’s three-year average ROIC beginning with the year of grant, compared to the Company’s ROIC for the immediately preceding year (the “baseline year”), can increase or decrease the number of shares that would otherwise vest by 10% (but cannot cause the payout percentage to exceed 200%). Notwithstanding the above, if the Company’s absolute TSR performance for the period is negative a maximum of 100% of the target PSUs will vest (regardless of how strong the Company’s performance is on a relative basis), and if the Company’s absolute TSR performance for the period is positive a minimum of 25% of the target PSUs will vest. Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Company Common Stock following the fifth anniversary of the commencement of the performance period. For purposes of this table, with respect to the PSUs granted in 2019 and 2020, the number of PSU shares and payout value reported in the table reflect maximum-level performance; the 2018 PSUs are addressed separately in Footnote 6 below.
(6)	The number of shares and market value reported in the table reflect actual performance, since the three-year performance period for these PSU awards has concluded. These PSU awards were subject to the performance criteria set forth in Footnote 5 (other than the ROIC modifier), vested when the Company’s Compensation Committee certified the level of performance achieved, and remain subject to a holding period that concludes on the fifth anniversary of the commencement of the applicable performance period.
(7)	The RSU award was granted subject to both time-based and performance-based vesting conditions and prior to December 31, 2020, Danaher’s Compensation Committee certified that the performance-based vesting conditions applicable to the award have been satisfied. Pursuant to the time-based vesting conditions, one-half of the award vests or vested on each of the fourth and fifth anniversaries of the grant date.
(8)	The RSU award was granted subject to both time-based and performance-based vesting conditions and prior to December 31, 2020, Danaher’s Compensation Committee certified that the performance-based vesting conditions applicable to the award have been satisfied. Pursuant to the time-based vesting conditions, one-third of the award vests or vested on each of the third, fourth and fifth anniversaries of the grant date.
(9)	The option award was granted subject to time-based vesting conditions such that one-fifth of the award became or becomes exercisable on each of the first five anniversaries of the grant date.
(10)	The RSU award was granted subject to time-based vesting conditions such that one-fifth of the award vests or vested on each of the first five anniversaries of the grant date.
(11)	The RSU award was granted subject to time-based vesting conditions such that one-third of the award vests or vested on each of the third, fourth and fifth anniversaries of the grant date.
(12)	The RSU award was granted subject to both time-based and performance-based vesting conditions and prior to December 31, 2020, Danaher’s Compensation Committee certified that the performance-based vesting conditions applicable to the award have been satisfied. Pursuant to the time-based vesting conditions, one-fifth of the award became or becomes exercisable on each of the first five anniversaries of the grant date.

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Option Exercises and Stock Vested During Fiscal 2020

The following table summarizes stock option exercises and the vesting of stock awards with respect to our named executive officers in 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)(2)	Value Realized on Vesting($)(2)
Rainer M. Blair	33,467	$3,564,654	23,276	$3,885,173
Matthew R. McGrew	7,894	$959,666	8,071	$1,632,882
Joakim Weidemanis	19,834	$3,156,184	25,516	$4,372,420
Angela S. Lalor	96,176	$13,660,367	19,010	$3,024,286
Brian W. Ellis	0	0	13,282	$2,113,706
Thomas P. Joyce, Jr.	313,868	$36,440,249	89,643	$14,263,218
William K. Daniel II	235,342	$25,902,249	33,260	$5,287,729

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Danaher Common Stock at the time of exercise.
(2)	Includes the PSU award shares set forth in the table below, which (together with the related cash dividend equivalent rights) following vesting remain subject to a mandatory holding period that extends until the end of 2021. “Value Realized on Vesting” is calculated based on (a) the number of shares vested times the closing price of Danaher’s Common Stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day), plus (b) in the case of PSUs, the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of the vesting date.

	Number of PSU	Value Realized
Name	Shares That Vested	on Vesting ($)
Rainer M. Blair	14,930	$2,392,682
Matthew R. McGrew	0	0
Joakim Weidemanis	11,950	$1,915,107
Angela S. Lalor	12,540	$2,009,660
Brian W. Ellis	8,960	$1,435,930
Thomas P. Joyce, Jr.	59,710	$9,569,125
William K. Daniel II	20,900	$3,349,434

Potential Payments Upon Termination or Change-of-Control as of 2020 Fiscal Year-End

The following table describes the payments and benefits that each named executive officer employed by the Company as of December 31, 2020 would be entitled to receive upon termination of employment or in connection with a change-of-control of Danaher. The amounts set forth below assume that the triggering event occurred on December 31, 2020. Where benefits are based on the market value of Danaher’s Common Stock, we have used the closing price of Danaher’s Common Stock as reported on the NYSE on December 31, 2020 ($222.14 per share). In addition to the amounts set forth below, upon any termination of employment each officer would also be entitled to:

•	receive all payments generally provided to salaried employees on a non-discriminatory basis upon termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) Plan distributions;
•	potentially receive an annual cash incentive compensation award pursuant to the Omnibus Plan, since under the terms of the award a participant who remains employed through the end of the annual performance period is eligible for an award under the plan;
•	receive accrued, vested balances under the EDIP, ECP, DCP and the Cash Balance Plan, if applicable (provided that under the EDIP and the ECP, If the administrator determines that the circumstances of a participant’s termination constitute gross misconduct, the administrator may determine that the participant’s vesting percentage is as low as zero with respect to all balances that were contributed by Danaher); and
•	exercise vested stock options (provided that under the terms of the Omnibus Plan, if an employee is terminated for gross misconduct, the administrator may terminate up to all of the participant’s unexercised or unvested equity awards). The terms of the Cash Balance Plan, EDIP, ECP, DCP and Omnibus Plan are described under “Summary of Employment Agreements and Plans.”

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		Termination/Change-of-Control Event(1)
Named Executive		Termination
Officer	Benefit	Without Cause ($)	Retirement ($)	Death ($)(2)
Rainer M. Blair	Accelerated or continued vesting of stock options(3)	–	$15,813,146	$26,084,773
	Accelerated or continued vesting of RSUs/PSUs(3)	–	$16,084,869	$11,564,846
	Benefits continuation(4)	$24,212	–	–
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan(4)	$4,022,666	–	–
	TOTAL:	$4,046,878	$31,898,015	$37,649,619
Matthew R. McGrew	Accelerated or continued vesting of stock options	–	–	$9,377,134
	Accelerated or continued vesting of RSUs/PSUs	–	–	$3,928,315
	Benefits continuation(4)	$22,710	–	–
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan(4)	$726,000	–	–
	Value of unvested EDIP balance that would be accelerated(5)	–	–	$561,717
	TOTAL:	$748,710	–	$13,867,166
Joakim Weidemanis	Accelerated or continued vesting of stock options	–	–	$25,223,465
	Accelerated or continued vesting of RSUs/PSUs	–	–	$11,630,318
	Benefits continuation(4)	$27,989	–	–
	Cash payments under Senior Leader Severance Pay Plan(4)	$900,000	–	–
	Value of unvested EDIP balance that would be accelerated(5)	–	–	$788,253
	TOTAL:	$927,989	–	$37,642,036
Angela S. Lalor	Accelerated or continued vesting of stock options	–	–	$16,508,562
	Accelerated or continued vesting of RSUs/PSUs	–	–	$7,466,863
	Benefits continuation(4)	$23,291	–	–
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan(4)	$727,157	–	–
	TOTAL:	$750,448	–	$23,975,425
Brian W. Ellis	Accelerated or continued vesting of stock options	–	–	$11,840,953
	Accelerated or continued vesting of RSUs/PSUs	–	–	$5,370,718
	Benefits continuation(4)	$24,655	–	–
	Cash payments under Senior Leader Severance Pay Plan(4)	$636,522	–	–
	Value of unvested EDIP balance that would be accelerated(5)	–	–	$530,414
	TOTAL:	$661,177	–	$17,742,085

The values reflected in the table above and the footnotes below relating to the acceleration of stock options, RSUs and PSUs reflect the intrinsic value (that is, the value based on the price of Danaher’s Common Stock, and in the case of stock options minus the exercise price) of the options, RSUs and PSUs (with respect to PSUs, assuming (a) target-level performance in the case of death before the end of the relevant performance period, (b) actual performance in the case of death at the conclusion of the relevant performance period, and (c) in the case of retirement, termination without cause or change-of-control, assuming actual performance for the 2018 PSUs and maximum-level performance for the 2019 and 2020 PSUs) that would vest or would have vested as a result of the specified event of termination or change-of-control occurring as of December 31, 2020. The level of PSU performance assumed for purposes of this table is consistent with the methodology applied for purposes of the “Outstanding Equity Awards at 2020 Fiscal Year-End” table. With respect to PSUs, the values reflected in the table above and the footnotes below also include the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of December 31, 2020.

Mr. Daniel’s employment with Danaher ended in March 2020 and Mr. Joyce’s employment with Danaher ended in February 2021, and in each case the departing executive qualified for “early retirement” treatment under the terms of the Omnibus Plan. As of the respective dates of termination, the value of the pro rated portion of the executive’s unvested stock options, RSUs and PSUs that would vest post-termination was equal to $12,588,420 with respect to Mr. Daniel and $53,899,550 with respect to Mr. Joyce.

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(1)	For a description of the treatment upon a change-of-control of outstanding equity awards granted under the Omnibus Plan, please see “Summary of Employment Agreements and Plans.” The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the Omnibus Plan), Danaher’s Board does not accelerate the vesting of any unvested RSUs, PSUs or stock options held by the named executive officers. If a change-of-control had occurred as of December 31, 2020 and Danaher’s Board had allowed all of the unvested RSUs, PSUs and stock options held by the named executive officers to accelerate (which would be entirely at the Board’s discretion), the intrinsic value of the stock options, RSUs and PSUs held by these officers that would have been accelerated would have been as follows (no tax reimbursement or gross-up payments would have been triggered by such accelerations): Stock options: Mr. Blair, $26,084,773; Mr. McGrew, $9,377,134; Mr. Weidemanis, $25,223,465; Ms. Lalor, $16,508,562; and Mr. Ellis, $11,840,953. RSUs and PSUs: Mr. Blair, $15,264,591; Mr. McGrew, $6,700,382; Mr. Weidemanis, $17,096,606; Ms. Lalor, $8,561,885; and Mr. Ellis, $6,148,243.
(2)	The terms of the Omnibus Plan provide for accelerated vesting of a participant’s stock options and a pro rata portion of a participant’s RSUs and PSUs (at target value) if the participant dies during employment. For a description of these provisions under the Omnibus Plan, please see “Summary of Employment Agreements and Plans.”
(3)	If Mr. Blair had retired as of December 31, 2020, he would have qualified for “early retirement” treatment under the terms of the Omnibus Plan, which provides for, among other terms, continued vesting of a pro rata portion of the participant’s stock options, RSUs and PSUs (based on the actual performance level achieved) upon early retirement. For a description of these provisions under the Omnibus Plan, please see “Summary of Employment Agreements and Plans.”
(4)	Please see “Summary of Employment Agreements and Plans” for a description of the respective benefits and cash payments each officer would be entitled to if Danaher terminates the officer’s employment without cause, as well as a description of the post-employment restrictive covenant obligations of each officer. The amounts set forth in the table assume that the officer would have executed Danaher’s standard release in connection with any termination without cause.
(5)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the Company contributions that have been credited to the participant’s EDIP account would immediately vest.

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2020 Nonqualified Deferred Compensation

The table below sets forth for each named executive officer information regarding (1) participation in the EDIP and the ECP, as applicable, (2) participation in the DCP, and (3) PSUs that vested in 2020 and remain subject to a mandatory holding period that extends until the end of 2021. There were no withdrawals by or distributions to any of the named executive officers from the EDIP, ECP or DCP in 2020. For a description of the EDIP, the ECP and the DCP, please see “Summary of Employment Agreements and Plans—Supplemental Retirement Program”; for a description of the PSUs, please see “Compensation Discussion and Analysis—Analysis of 2020 Named Executive Officer Compensation – Long-Term Incentive Awards.”

		Executive	Registrant	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Balance
Name	Plan Name	In Last FY($)(1)	In Last FY($)(2)	In Last FY($)(3)	At Last FYE($)(4)
Rainer M. Blair	EDIP	–	$113,400	$562,589	$1,805,189
	Vested PSUs(5)	–	$2,392,682	$934,618	$3,355,368
Matthew R. McGrew	EDIP	–	$85,140	$194,455	$624,130
Joakim Weidemanis	EDIP	–	$102,465	$896,703	$3,910,411
	DCP	$275,897	–	$109,083	$377,260
	Vested PSUs(5)	–	$1,915,107	$748,070	$2,685,643
Angela S. Lalor	ECP	–	$80,956	$112,836	$321,574
	EDIP	–	–	$956,136	$4,109,135
	DCP	$99,364	–	$20,952	$157,642
	Vested PSUs(5)	–	$2,009,660	$785,004	$2,818,240
Brian W. Ellis	ECP	–	$39,411	$82,383	$232,402
	EDIP	–	–	$289,676	$1,405,685
	DCP	$248,810	–	$99,859	$339,101
	Vested PSUs(5)	–	$1,435,930	$560,896	$2,013,670
Thomas P. Joyce, Jr.	EDIP	–	$390,000	$5,705,310	$27,206,107
	DCP	$350,400	–	$104,568	$806,915
	Vested PSUs(5)	–	$9,569,125	$3,737,846	$13,419,225
William K. Daniel II	EDIP	–	$168,219	$1,934,687	0
	DCP	$436,317	–	$45,367	0
	Vested PSUs(5)	–	$3,349,434	$1,308,340	$4,697,066

(1)	Consists of contributions to the DCP of the following amounts reported in the Summary Compensation Table:

Name	2020 Salary (Reported in Summary Compensation Table for 2020)	Non-Equity Incentive Plan Compensation Earned With Respect to 2019 but Deferred in 2020 (Reported in Summary Compensation Table for 2019)
Rainer M. Blair	–	–
Matthew R. McGrew	–	–
Joakim Weidemanis	–	$ 275,897
Angela S. Lalor	$ 37,692	N/A
Brian W. Ellis	–	N/A
Thomas P. Joyce, Jr.	$ 350,400	–
William K. Daniel II	–	$ 436,317

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(2)	The EDIP or ECP amounts set forth in this column (as applicable) are included as 2020 compensation under the “All Other Compensation” column in the 2020 Summary Compensation Table. The PSU amounts set forth in this column (including related cash dividend equivalent rights) are included in the “Stock Awards-Value Realized on Vesting” column in the “Option Exercises and Stock Vested During Fiscal 2020” table.

(3)	None of the amounts set forth in this column are included as compensation in the 2020 Summary Compensation Table. For a description of the EDIP/ECP/DCP earnings rates, please see “Summary of Employment Agreements and Plans.” The table below shows each notional earnings option that was available under the EDIP, ECP and/or DCP as of December 31, 2020 and the rate of return for each such option for the calendar year ended December 31, 2020 (the rate of return is net of investment management fees, fund expenses and administrative charges, as applicable):

EDIP Investment Option	Rate of Return from January 1, 2020 Through December 31, 2020 (%)	EDIP Investment Option	Rate of Return from January 1, 2020 Through December 31, 2020 (%)
Fidelity® Investments Money Market Government Portfolio - Institutional Class	0.38%	Fidelity® Low-Priced Stock Commingled Pool	9.59%
BlackRock LifePath® Index 2020 Fund	N/A	T. Rowe Price Large Cap Core Growth Separate Account	35.03%
BlackRock LifePath® Index 2025 Fund	12.14%	Small/Mid Cap Equity Index Fund	19.76%
BlackRock LifePath® Index 2030 Fund	12.79%	Large Cap Equity Index Fund	18.45%
BlackRock LifePath® Index 2035 Fund	13.59%	PIMCO Inflation Response Multi-Asset Fund Institutional	9.36%
BlackRock LifePath® Index 2040 Fund	14.07%	Dodge & Cox International Stock Fund	2.10%
BlackRock LifePath® Index 2045 Fund	14.84%	Managed Income Portfolio II Class 3	2.02%
BlackRock LifePath® Index 2050 Fund	15.18%	The London Company Income Equity Separate Account	8.43%
BlackRock LifePath® Index 2055 Fund	15.27%	International Equity Index Fund	11.30%
BlackRock LifePath® Index 2060 Fund	15.26%	Bond Fund	7.60%
BlackRock LifePath® Index Retirement Fund	11.86%	Bond Index Fund	7.51%
The Danaher Corporation Stock Fund	46.30%	Active Small Cap Equity Fund	18.70%
Cohen & Steers Realty Shares Fund	-2.88%	PIMCO All Asset Fund Institutional Class	8.41%

(4)	Of these balances, the following amounts were reported in the Summary Compensation Table for previous years: Mr. Blair, $288,525; Mr. McGrew, $143,426; Mr. Weidemanis, $871,521; Ms. Lalor, $180,320; Mr. Ellis, $488,221; Mr. Joyce, $4,889,642; and Mr. Daniel, $1,511,314.
(5)	Represents PSUs that vested in February 2020 but remain subject to a mandatory holding period that extends until the end of 2021. The dollar value reported under “Registrant Contributions in Last FY” is based on (a) the number of PSU shares vested times the closing price of Danaher’s Common Stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day), plus (b) the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of the vesting date. The dollar value reported under “Aggregate Balance at Last FYE” is based on (x) the number of PSU shares vested times the closing price of Danaher’s Common Stock as reported on the NYSE on December 31, 2020, plus (y) the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of December 31, 2020. The dollar value reported under “Aggregate Earnings in Last FY” is equal to the difference between the award value as of December 31, 2020 and the award value as of respective vesting date.

2020 Pension Benefits

The table below shows as of December 31, 2020, the present value of accumulated benefits payable to Mr. Joyce under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (the “Cash Balance Plan”), which is the only defined benefit pension plan in which any of the named executive officers participates. The Cash Balance Plan is part of the Danaher Corporation & Subsidiaries Pension Plan, a funded pension plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”). Prior to the inception of the Cash Balance Plan in 1997, Danaher made annual contributions to the defined contribution retirement plans of substantially all of its United States salaried employees, in an amount equal to 3% of the employee’s annual, eligible base salary. From 1997 through 2003, in lieu of these contributions, Danaher credited the same level of contributions to the Cash Balance Plan for each covered employee. As of December 31, 2003, the plan was frozen with respect to substantially all participants under the plan (including Mr. Joyce) and no further contributions will be made with respect to such participants under the plan. All accrued benefits under the plan for these participants became 100% vested as of such date. All account balances under the plan with respect to these participants (including Mr. Joyce) now increase each year at a rate equal to the annual rate of interest on 30-year Treasury securities for the month of November immediately preceding the applicable plan year. Upon termination of employment, a participant receives his or her vested accrued benefit in cash or as an annuity (based on the participant’s election).

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The material assumptions used in quantifying the present value of the accumulated benefit at December 31, 2020 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 2.8%; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 13 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2020. There were no payments made to any named executive officers under the Cash Balance Plan in 2020.

Present Value
		Number of Years	of Accumulated
Name	Plan Name	Credited Service(#)(1)	Benefits($)(2)
Rainer M. Blair	–	–	–
Matthew R. McGrew	–	–	–
Joakim Weidemanis	–	–	–
Angela S. Lalor	–	–	–
Brian W. Ellis	–	–	–
Thomas P. Joyce, Jr.	Cash Balance Plan of Danaher Corporation & Subsidiaries Pension Plan	7.0	$143,816
William K. Daniel II	–	–	–

(1)	Represents the number of years the named executive officer participated in the Cash Balance Plan before it was frozen in 2003 with respect to new Danaher contributions.
(2)	Calculated as of December 31, 2020, the pension plan measurement date used in Danaher’s financial statements as of and for the year ended December 31, 2020.

Equity Compensation Plan Information

All data set forth in the table below is as of December 31, 2020.

Plan Category(1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(c)
Equity compensation plans approved by security holders(3)	21,143,953(4)	$ 100.81	56,241,846(5)
Equity compensation plans not approved by security holders(6)	10,372	–	1,988,973
TOTAL	21,154,325	$ 100.81	58,230,819

(1)	Table does not include (a) 12,396 shares of Danaher Common Stock issuable pursuant to outstanding restricted stock units granted under the Pall Corporation 2012 Stock Compensation Plan, as amended (the “Pall Plan”), which Danaher assumed in connection with the acquisition of Pall Corporation in 2015, or (b) 50,967 shares of Danaher Common Stock issuable pursuant to outstanding stock options (which had a weighted average exercise price of $52.42 per share as of December 31, 2020) granted under the Cepheid 2006 Equity Incentive Plan, as amended and the Cepheid 2015 Equity Incentive Plan (collectively, the “Cepheid Plans”), which Danaher assumed in connection with the acquisition of Cepheid in 2016. No further awards may be granted under the Pall Plan or either of the Cepheid Plans.
(2)	The PSUs and RSUs that have been issued under our equity compensation plans (and under the Pall Plan and Cepheid Plans) do not require a payment by the recipient to us at the time of vesting. The phantom shares under the Non-Employee Directors’ Deferred Compensation Plan and the ECP (which are sub-plans under the Omnibus Plan) and the DCP at distribution are converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. Under the EDIP, if a participant receives their distribution in shares of Danaher Common Stock, the participant’s balance is converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (b) does not take these awards into account.
(3)	Consists of the Omnibus Plan (including the Non-Employee Directors’ Deferred Compensation Plan and the ECP) and the EDIP. With respect to PSUs that are outstanding under the Omnibus Plan, if the related performance criteria have not been certified as of the date of the table, this column reflects the maximum number of shares issuable pursuant to these awards; and if the performance criteria have been certified as of the date of the table, this column reflects the earned number of shares issuable pursuant to such awards.
(4)	Consists of 19,963,734 shares attributable to the Omnibus Plan and 1,180,219 shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of Danaher Common Stock (except that any portion of a participant’s account that is subject to the Danaher Common Stock earnings rate must be distributed in shares of Danaher Common Stock). For purposes of this table, we have assumed that all EDIP balances as of December 31, 2020 would be distributed in Danaher Common Stock.
(5)	Consists of 54,423,286 shares available for future issuance under the Omnibus Plan and 1,818,560 shares available for future issuance under the EDIP. See “Summary of Employment Agreements and Plans” for a description of the types of awards issuable under the Omnibus Plan.
(6)	Consists of the DCP; for a summary of the DCP, please see “Summary of Employment Agreements and Plans – Supplemental Retirement Program.” Under the terms of the DCP, any portion of a participant’s account that is subject to the Danaher Common Stock earnings rate must be distributed in shares of Danaher Common Stock (all other balances are distributed in cash).

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Pay Ratio Disclosure

Provided below is information about the relationship of the annualized total compensation of Rainer M. Blair, our President and Chief Executive Officer, and the annual total compensation of the median of our employees other than Mr. Blair. In estimating the ratio set forth below, we used the following methodologies:

•	Rainer M. Blair succeeded Thomas P. Joyce, Jr. as our President and Chief Executive Officer effective September 1, 2020. Since Mr. Blair served as President and Chief Executive Officer on October 31, 2020, the date we selected to identify the median employee, we used Mr. Blair’s annualized rate of pay as of October 31, 2020 for purposes of calculating the CEO’s compensation.
•	We identified the median employee as of October 31, 2020 based on (1) annual base salary (for all Company salaried employees, other than Messrs. Blair and Joyce) and hourly rate multiplied by scheduled annual work hours (for all Company hourly employees), and (2) the target annual cash incentive compensation for each employee entitled thereto (other than Messrs. Blair and Joyce). The calculation included all employees whether employed full time, part time or on a seasonal basis.

The pay ratio set forth below is a reasonable estimate calculated in a manner consistent with applicable SEC rules. In light of the numerous different methodologies, assumptions, adjustments and estimates that companies may apply as permitted under the SEC rules, this information should not be used as a basis for comparison between different companies.

For 2020, our last completed fiscal year:

•	the annualized total compensation of Mr. Blair (based on Mr. Blair’s rate of pay as of October 31, 2020) was $14,727,361;
•	the annual total compensation of the median of all Danaher employees (other than Messrs. Blair and Joyce) was $60,594; and
•	the ratio of the annualized total compensation of Mr. Blair to the annual total compensation of the median of all other Company employees was 243 to 1.

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SUMMARY OF EMPLOYMENT AGREEMENTS AND PLANS

Following is a description of (1) named executive officer employment-related agreements, and (2) the cash incentive compensation, equity compensation, non-qualified deferred compensation and severance pay plans in which Danaher’s named executive officers participate. Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from period to period, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

Employment Agreements

Named Executive Officer Proprietary Interest Agreements

In connection with Mr. Blair’s promotion to the role of President and CEO in 2020, Danaher and Mr. Blair entered into an Amended and Restated Agreement Regarding Competition and Protection of Proprietary Interests (the “Blair Agreement”). Under the Blair Agreement, during and for two years after Mr. Blair’s employment with us, subject to certain customary exceptions, he is prohibited from disclosing or improperly using any of our confidential information; making any disparaging comments about us; competing with us; selling to or soliciting purchases from our customers and prospective customers with respect to products and services about which he has particular knowledge; or hiring or soliciting any of our current or recent employees, and during and for one year after his employment with us he is prohibited from working for any Danaher customers or vendors in any role in which he would use or disclose or threaten to use or disclose any of our confidential information. In addition, with limited exceptions all intellectual property that Mr. Blair develops in connection with his employment with us belongs to us. The Blair Agreement further provides that if we terminate Mr. Blair’s employment without “cause” or if he terminates his employment for “good reason” (each as defined in the Blair Agreement), he will be entitled to (1) a cash amount equal to twelve months of base salary at the rate in effect on the date of termination (the “Termination Date,” and the year in which the Termination Date occurs is referred to as the “Termination Year”), (2) the annual cash incentive compensation award for service in the calendar year prior to the Termination Year, if it has not been paid prior to the Termination Date (the “Accrued Obligation”), (3) a cash amount equal to his target annual cash incentive compensation award for the Termination Year, and (4) a cash amount equal to the product of (x) his target annual cash incentive compensation award for the Termination Year, times (y) a fraction, the numerator of which is the number of calendar days from the beginning of the Termination Year through the Termination Date, and the denominator of which is 365; provided in each case he signs and does not revoke a release of all claims. Any severance payments paid under any other Danaher plan or agreement will diminish the severance payments under the Blair Agreement on a dollar-for-dollar basis (except for the Accrued Obligation).

We have also entered into an agreement with each of the other NEOs under which each such officer is subject to certain covenants designed to protect Danaher’s proprietary interests (each, a “Proprietary Interest Agreement”). Except for differences in the duration of certain restrictive covenants, the terms of such agreements are substantially the same. During and for specified periods after the officer’s employment with us, subject to certain customary exceptions, the officer is prohibited from disclosing or improperly using any of our confidential information; making any disparaging comments about us; competing with us; selling to or soliciting purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge; or hiring or soliciting any of our current or recent employees. Each officer also agrees that with limited exceptions all intellectual property that the officer develops in connection with the officer’s employment with us belongs to us. Certain of the agreements also restrict interfering with our vendor relationships, and certain of the agreements prohibit the officer for a specified period of time from working for any Danaher customers or vendors in any role in which the officer would use or disclose or threaten to use or disclose any of our confidential information.

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Lalor Agreement

Danaher entered into a letter agreement with Ms. Lalor in 2012 in connection with her hiring as Danaher’s Senior Vice President-Human Resources. The provisions under the agreement remaining to be performed entitle Ms. Lalor to:

•	a retention bonus of $2.4 million payable in three equal installments within 30 days of the eighth, ninth and tenth anniversaries of Ms. Lalor’s employment start date, respectively, subject in each case to continued employment and timely execution of a general release of claims in favor of the Company (the first installment of such bonus was paid in 2020); and
•	participate in the Company’s Senior Leaders Severance Pay Plan, provided that the amount of severance she is eligible for under such plan is equal to the product of (1) her annual base salary at the time of termination and (2) the sum of 100% plus her target annual bonus percentage under the Company’s annual cash incentive compensation plan as of the time of termination.

Ellis Agreement

Danaher entered into a letter agreement with Mr. Ellis in 2015 in connection with his hiring as Danaher’s Senior Vice President-General Counsel. The provisions under the agreement remaining to be performed entitle Mr. Ellis to severance pursuant to the Senior Leader Severance Pay Plan in an amount equal to his annual base salary at the time of termination.

Joyce Agreements

In connection with Mr. Joyce’s promotion to President and CEO in September 2014, we amended his Proprietary Interest Agreement to provide that if Danaher terminated Mr. Joyce’s employment without cause, in addition to the 12 months of base salary already provided for under the agreement and as additional consideration for Mr. Joyce’s obligations under the agreement, Danaher would (1) pay him an amount equal to the average of the annual cash incentive compensation awards paid to him with respect to the three most recent, completed calendar years prior to the date of termination (the “Three-Year Average Annual Bonus”), (2) pay him an amount equal to a prorated portion of the Three-Year Average Annual Bonus (capped at 250% of his annual base salary rate as of the termination date), based on the number of days he is employed by Danaher in the year of termination divided by 365, and (3) accelerate the time-based vesting applicable to his outstanding equity awards such that a pro rata portion of such awards will be deemed vested, based on the number of days between the grant date and termination date divided by the total number of days in the original vesting term of the award.

In addition, to document Mr. Joyce’s compensation during the period from September 1, 2020 through February 28, 2021 (the “continued employment period”), Danaher entered into a letter agreement with Mr. Joyce on May 6, 2020 (the “Joyce Agreement”). The Joyce Agreement provided that after Mr. Joyce stepped down as President and Chief Executive Officer and from the Board on September 1, 2020, he would continue his employment at the Company as Senior Advisor through February 28, 2021 to assist in the Company’s leadership transition. Mr. Joyce’s annual base salary, health and welfare benefits and perquisites continued unchanged during the continued employment period (except that he was required to reimburse the Company for all personal use of the Company aircraft during such period); his 2020 annual cash incentive compensation target award opportunity was pro-rated based on the percentage of the year he served as President and Chief Executive Officer; and his outstanding equity awards would be treated in accordance with the terms of the Company’s 2007 Omnibus Incentive Plan and the applicable award agreements.

Directors’ and Officers’ Indemnification and Insurance

Danaher’s Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of Danaher, or by reason of serving at Danaher’s request as a director or officer of any other entity, subject to certain exceptions. Danaher’s Bylaws provide for similar indemnification rights. In addition, each of Danaher Corporation’s directors and executive officers has executed an indemnification agreement with Danaher that provides for substantially similar indemnification rights and under which Danaher has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. Danaher also has in effect directors and officers liability insurance covering all of Danaher’s directors and officers.

2007 Omnibus Incentive Plan

General. The Compensation Committee of the Board of Directors of Danaher (the “Administrator”) administers the Omnibus Plan. The following awards may be granted under the Omnibus Plan: stock options, SARs, restricted stock, RSUs and other stock-based awards (including PSUs), as such terms are defined in the Omnibus Plan, as well as cash-based awards (collectively, all such awards are referred to as “awards”).

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Award Limits

126,846,408 shares of Common Stock have been authorized for issuance under the Omnibus Plan (the “Maximum Share Limit”). Under the terms of the plan, (1) each share of Common Stock subject to a full value award and granted before February 28, 2017 counts against the Maximum Share Limit as one share of Common Stock, (2) each share of Common Stock subject to a full value award and granted after February 28, 2017 counts against the Maximum Share Limit as 3.56 shares of Common Stock, and (3) if after February 28, 2017 any full value award expires, is canceled, forfeited, cash-settled, exchanged or assumed by a third party or terminates for any other reason, in each case without a distribution of shares of Common Stock to the participant, each share of Common Stock available under that award is added back to the Maximum Share Limit as 3.56 shares of Common Stock. The plan caps the number of shares of Common Stock that may be awarded to any individual in any calendar year under options or SARs at 1,000,000, provided that this cap is doubled in the initial year of hire. Cash-based awards under the plan are subject to an annual limit of $10 million (which amount is doubled in the initial year of hire) per employee participant. The plan also caps the annual cash and equity compensation (based on grant date fair value) that may be awarded to any individual, non-management director at $800,000 ($1,300,000 for any non-management Board chair or vice chair (or similar role)).

Prohibition on Share Recycling

The following shares of Common Stock do not again become available for awards or increase the number of shares available for grant under the plan: shares of Common Stock (1) tendered by the participant or withheld by the Company in payment of the purchase price of an option or SAR, (2) tendered by the participant or withheld by the Company to satisfy any tax withholding obligation under the plan, (3) repurchased by the Company with proceeds received from the exercise of an option, or (4) subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise.

Minimum Vesting Requirement

All equity awards granted following the date of the Company’s 2017 annual meeting are subject to a minimum one-year vesting or performance requirement, except that (1) up to five percent (5%) of the Maximum Share Limit under the plan may be issued without regard to this minimum vesting period, (2) this minimum vesting period does not apply in the event of death, disability, retirement or other terminations of employment or service, and (3) the Administrator may waive the minimum vesting requirement in the event of a substantial corporate change.

Performance Rules

Awards under the Omnibus Plan may be subject to time-based and/or performance-based vesting conditions.

Retirement and Other Terminations of Employment

Subject to certain terms and conditions set forth in the Omnibus Plan or the applicable award agreement (including the overall term of the award), in general:

•	upon retiring after reaching age 65, (1) a participant’s unvested options continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date, (2) any RSUs that are unvested as of the retirement date continue to vest according to their terms, and (3) with respect to PSUs, the participant receives a prorated portion of the shares actually earned based on the Company’s performance over the performance period; and
•	solely with respect to awards granted during or after 2015, upon retiring after reaching age 55 and completing ten years of service with Danaher, (1) a pro rata portion of the participant’s unvested options continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date, (2) a pro rata portion of any RSUs that are unvested as of the retirement date continue to vest according to their terms, and (3) with respect to PSUs, the participant receives a prorated portion of the shares actually earned based on the Company’s performance over the performance period.

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Upon terminations of employment other than retirement (as defined under the Omnibus Plan), unless the Administrator determines otherwise any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or (1) 12 months after termination, if the termination results from the participant’s death or disability, (2) in the Administrator’s discretion, at the time of termination if the participant’s employment is terminated for gross misconduct, or (3) 90 days following the termination date, in all other non-retirement situations. If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant. In addition, upon termination of a participant’s employment or service due to death, generally (1) all of the participant’s outstanding stock options granted under the Omnibus Plan become fully vested, (2) the vesting of a pro rata portion of the participant’s outstanding RSUs is accelerated as of the date of death, and (3) with respect to PSUs as to which the death occurs prior to conclusion of the performance period, the participant’s estate receives a pro rata portion of the target number of shares underlying the PSUs.

Corporate Changes

As defined in the Omnibus Plan, a substantial corporate change includes the consummation of (1) Danaher’s dissolution or liquidation; (2) any transaction or series of transactions in which any person or entity or group of persons or entities is or becomes the owner, directly or indirectly, of voting securities of the Company (not including any securities acquired directly from the Company or any affiliate thereof) representing more than 50% of the combined voting power of the Company’s then outstanding securities; (3) a change in the composition of the Board such that individuals who were serving on the Board as of May 9, 2017, together with any new member of the Board (other than a member of the Board whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the members of the Board then still in office who either were members of the Board on such date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the number of the members of the Board then serving; (4) a merger, consolidation, or reorganization of the Company with one or more corporations, limited liability companies, partnerships or other entities, other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such event continuing to have both (i) more than 50% of the combined voting power of the voting securities of the ultimate parent entity resulting from such merger, consolidation, or reorganization (and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company voting securities among the holders thereof immediately prior to such transaction), and (ii) the power to elect at least a majority of the board of directors or other governing body of the ultimate parent entity resulting from such merger, consolidation, or reorganization; or (5) the sale of all or substantially all of the assets of the Company to another person or entity.

Upon a substantial corporate change, either (1) the Board will provide for the assumption or continuation of outstanding awards, or the substitution for such awards of any options or grants covering the stock or securities of a successor employer corporation, or (2) if any outstanding such award is not so assumed, continued or substituted for, then any forfeitable portions of the awards will terminate and the administrator in its sole discretion may (i) provide that optionees or holders of SARs will have the right before the consummation of the transaction to exercise any unexercised portions of an option or SAR; and/or (ii) for any awards, cancel each award after payment to the participant of (a) an amount in cash, cash equivalents, or successor equity interests substantially equal to the fair market value of the shares of Common Stock subject to the award (minus, for options and SARs, the exercise price, and for any awards where the Board or the administrator determines it is appropriate, any required tax withholdings), or (b) an amount equal to the cash value of the award with respect to cash-based awards. The administrator will determine in its discretion the impact, if any, of the substantial corporate change upon any performance conditions otherwise applicable to an award.

Amendment or Termination; Term of Plan

The Board may amend, suspend or terminate the Omnibus Plan. However, no amendment may be effected without approval of Danaher’s shareholders to the extent such approval is required under applicable law or any applicable stock exchange rule. Except as required by law or upon a dissolution, liquidation, merger or similar corporate change, the administrator may not amend or cancel the Omnibus Plan or any award made under the Omnibus Plan without the written consent of the participant if such action would materially adversely affect any outstanding award; provided however, that the Board reserves the right to unilaterally alter or modify the plan and any awards made thereunder to ensure all awards provided to participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A. Unless the Board extends the plan’s term, the administrator may not grant awards under the plan after May 9, 2027.

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Recoupment

All awards granted under the Omnibus Plan are subject to the Company’s recoupment policy in the form approved by the administrator from time to time, if and to the extent the policy applies according to its terms, as well as any recoupment terms required by applicable law.

Supplemental Retirement Program

Company Contributions

Danaher uses the Executive Deferred Incentive Program, or EDIP, and the Excess Contribution Program, or ECP (which is a sub-plan under the 2007 Omnibus Plan) to provide supplemental retirement benefits on a pre-tax basis in excess of qualified plan limitations to select management associates of Danaher and its subsidiaries (including each of the named executive officers, as applicable). Prior to January 1, 2019, the EDIP was the sole plan used by the Company to provide supplemental retirement benefits (and also served as a voluntary deferred compensation program). The ECP became effective as of January 1, 2019 and prior to such date, EDIP participants made a one-time election to either continue participating in the EDIP or participate in the ECP. All participants who join Danaher’s supplemental retirement program at or after January 1, 2019 receive Company contributions under the ECP. All amounts that Danaher contributes to a participant’s account in the EDIP and ECP are deemed invested on a notional basis in Danaher Common Stock. If termination of an employee’s participation in the EDIP or ECP resulted from the employee’s gross misconduct, the Administrator may reduce the employee’s vested interest with respect to all Danaher contributions to as low as zero percent.

EDIP

At the beginning of each plan year, Danaher credits to the account of each EDIP participant an amount equal to the product of (1) the sum of the participant’s base salary and target bonus as of the end of the prior year; and (2) a percentage determined by the Administrator that is based on the participant’s years of participation in the EDIP, namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

A participant vests in the amounts that Danaher credits to his or her EDIP account as follows:

•	If the participant has both reached age 55 and completed at least five years of service with Danaher or its subsidiaries, the participant immediately vests 100% in each Danaher contribution.
•	If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each full calendar year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).
•	If a participant dies while employed by Danaher, his or her vesting percentage equals 100%.

ECP

Under the ECP, on or about February 1 after the applicable year of participation, Danaher credits to the account of each participant an excess matching contribution and excess non-elective contribution based on the formulas in the Company’s 401(k) plan for matching and non-elective contributions. As a result, each participant can receive the following contributions in the ECP:

•	a matching contribution to the ECP equal to the sum of (a) 100% of the amount deferred into the Danaher Deferred Compensation Plan, or DCP for the year of participation, up to 3% of the greater of (1) the participant’s compensation that is deferred into the DCP or (2) the participant’s compensation above the IRS compensation limit for qualified retirement plans (“match compensation”), plus (b) 50% of the amount deferred into the DCP for the year of participation in excess of 3%, but not in excess of 5%, of the participant’s match compensation; and
•	a non-elective contribution equal to 4% of the participant’s rate of base salary and target bonus amount as of December 31 prior to the year of participation in excess of the IRS compensation limit for qualified retirement plans.

A participant vests in the matching contribution in the ECP made each year on the first anniversary after it is credited to the participant’s account. A participant vests in the non-elective contribution in the ECP made each year on the later of the first anniversary after it is credited to the participant’s account, or the date the participant has completed three years of service with Danaher.

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Voluntary Deferrals

Each DCP participant is permitted to voluntarily defer into the program, on a pre-tax basis, up to 85% of his or her salary and/ or up to 85% of his or her non-equity incentive compensation with respect to a given plan year. Notional earnings on amounts deferred under the program are credited to participant accounts based on the market rate of return of the applicable benchmark investment alternatives offered under the program, which are generally the same as the investment alternatives offered under our 401(k) Plan (except for any investment options that may only be offered under the tax qualified 401(k) Plan). Each participant allocates the amounts the participant voluntarily defers among the available investment alternatives. Participants may change their allocations at any time, provided that any portion of a participant’s account that is subject to the Danaher Common Stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant. Participants are at all times fully vested in amounts they voluntarily defer into their DCP accounts.

Distributions

In general, a participant may not receive a distribution of his or her vested EDIP account balance (including any amounts voluntarily deferred) until after his or her employment with Danaher terminates. A participant generally may elect to receive a distribution of his or her DCP account balance following his or her termination of employment or on a specified future date prior to his or her termination of employment. The following chart generally describes the timing and manner of distribution of EDIP, ECP and DCP account balances:

Name of Plan		Timing of Beginning of Distribution	Period of Distribution	Form of Distribution
EDIP	Not 100% vested in Danaher contributions	6 months following termination	Lump sum	Participant may elect to receive distribution in cash, shares of Danaher Common Stock or a combination thereof (but all balances subject to the Danaher Common Stock investment alternative must be distributed in shares of Danaher Common Stock)
	100% vested in Danaher contributions	Participant may elect to begin receiving distributions immediately, 6 months, 1 year or 2 years following termination (generally, a distribution after a termination of employment is payable after a 6-month delay).	Participant may elect lump sum, or if at least age 55, annual installments over two, five or ten years
ECP		Participant will begin receiving distributions immediately following termination. A six-month delay may apply if the participant is a “key employee” under applicable tax rules.	Lump sum	Shares of Danaher common stock
DCP		Participant may elect to begin receiving distributions on the earlier of a fixed date or termination of employment. Distributions on a fixed date must be at least 3 years after the date of election. Distribution elections upon a termination of employment are the same as under the EDIP (a 6-month delay may apply to distributions on a termination of employment if the participant is a “key employee” under applicable tax rules)	Participant may elect lump sum or annual installments over a period of up to 10 years	All balances subject to the Danaher Common Stock investment alternative must be distributed in shares of Danaher Common Stock, and all other balances must be paid in cash

Certain events, such as the participant’s death or an unforeseeable emergency, may impact the timing of a distribution under the EDIP, the ECP or the DCP.

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General

Under the EDIP, the ECP and the DCP, Danaher contributions and amounts voluntarily deferred are unfunded and unsecured obligations of Danaher, receive no preferential standing and are subject to the same risks as any of Danaher’s other general obligations.

Senior Leader Severance Pay Plan

Each of Danaher’s executive officers (in addition to certain other categories of employees as specified in the plan) is entitled to certain benefits under Danaher’s Senior Leader Severance Pay Plan. If a covered employee is terminated without “cause” (as defined below) and except in certain circumstances as specified in the plan, subject to execution of Danaher’s standard form of release the employee is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months cannot exceed twelve months in aggregate) paid out over the applicable severance period according to the normal payroll cycle, as well as the opportunity to continue coverage under specified welfare benefit plans of the Company for the duration of the severance period at the same cost as an active employee in a position similar to that held by the employee at termination. There is no change-in control provision in the Senior Leader Severance Pay Plan. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement.

Under the plan, “cause” is defined as (1) the employee’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to, or any other action in willful disregard of the interests of, Danaher or its affiliates; (2) the employee’s conviction of, or pleading guilty or no contest to (i) a felony, (ii) any misdemeanor (other than a traffic violation), or (iii) any other crime or activity that would impair the employee’s ability to perform duties or impair the business reputation of Danaher or its affiliates; (3) the employee’s willful failure or refusal to satisfactorily perform any duties assigned to the employee; (4) the employee’s failure or refusal to comply with Company standards, policies or procedures, including without limitation the Code of Conduct as amended from time to time; (5) the employee’s violation of any restrictive covenant agreement with Danaher or its affiliates; (6) the employee’s engaging in any activity that is in conflict with the business purposes of Danaher or its affiliates (as determined in the sole discretion of Danaher and its affiliates); or (7) a material misrepresentation or a breach of any of the employee’s representations, obligations or agreements under the plan.

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PROPOSAL 3

Advisory Vote on Named Executive Officer Compensation

In accordance with Section 14A of the Securities Exchange Act, we are asking our shareholders to vote at the 2021 Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Our shareholder advisory vote on executive compensation occurs on an annual basis.

As discussed in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint; motivate executives to demonstrate exceptional personal performance and perform consistently over the long-term at or above the levels that we expect; and link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term shareholder value.

We believe our executive compensation program has been highly effective in achieving these objectives, both in 2020 and historically:

•	2020 Performance. As discussed above in the section titled “Proxy Statement Summary – Business Highlights,” the COVID-19 pandemic posed an unprecedented challenge to our business in 2020, and in response we have focused on the health and well-being of our associates, mitigating disruptions to our businesses and deploying the full breadth of our portfolio in the fight against the virus. Notwithstanding the pandemic and the transition of the CEO role from Mr. Joyce to Mr. Blair in September 2020, over the course of 2020 Danaher:

•	continued to invest in future growth, investing $1.3 billion in research and development and acquiring the Cytiva business for a cash purchase price of approximately $20.7 billion;

•	returned approximately $500 million to common stockholders through cash dividends (marking the 28th year in a row Danaher has paid a dividend on its common stock); and

•	increased revenues by 24.5% and net earnings by 50.0% on a year-over-year basis and generated $6.2 billion of operating cash flow

•	Long-Term Performance. Danaher’s compounded, average annual shareholder return has outperformed the S&P 500 Index over each of the last one, two, three, five-, ten-, fifteen-, twenty- and twenty-five year periods, and over the last twenty-five years ranks first in its peer group. In addition, Danaher is the only company in its peer group whose total shareholder return outperformed the S&P 500 Index:

•	over every rolling 3-year period from and including 1996-2020; and

•	by more than 600 basis points over every rolling 3-year period from and including 2001-2020.

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Our executive compensation program operates within a strong framework of compensation governance. Our Compensation Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO
Five-year vesting requirement for stock options; three-year performance period plus further two-year holding period for PSUs	No tax gross-up provisions (except as applicable to management employees generally such as relocation policy)
Incentive compensation programs feature multiple, different performance measures aligned with the Company’s strategic performance metrics	No dividend/dividend equivalents paid on unvested equity awards
Short-term and long-term performance metrics that balance our absolute performance and our relative performance versus peer companies	No “single trigger” change of control benefits
Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	No active defined benefit pension program since 2003
Minimum one-year vesting requirement for 95% of shares granted under the Company’s stock plan	No hedging of Danaher securities permitted
Stock ownership requirements for all executive officers	No long-term incentive compensation is denominated or paid in cash (other than PSU dividend accruals)
Limited perquisites and a cap on CEO/CFO personal aircraft usage	No above-market returns on deferred compensation plans
Independent compensation consultant that performs no other services for the Company	No overlapping performance metrics between short-term and long-term incentive compensation programs

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our shareholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Although this advisory vote is non-binding, our Board and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our named executive officer compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RESOLUTION SET FORTH IN PROPOSAL 3.

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PROPOSAL 4

Shareholder Proposal Requesting that Danaher Amend its Governing Documents to Reduce Percentage of Shares Required for Shareholders to Call Special Meeting of Shareholders from 25% to 10%

A Danaher shareholder has notified us that he intends to present the following proposal for consideration at the Annual Meeting. The Company is not responsible for any inaccuracies it may contain. The name, address and number of shares held by such shareholder are available upon request to Danaher’s Secretary.

Proposal 4 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. The Board of Directors would continue to have its existing power to call a special meeting.

This proposals topic won 44%-support at an earlier Danaher annual meeting which could represent a majority vote from the shares that had access to independent proxy voting advice.

Since this 44%-vote there has been a dramatic development that makes shareholder meetings so much easier for management with a substantial cost reduction. Special shareholder meeting can now be online shareholder meetings which make it easier for management.

Management entrenchment is so well defended at online shareholder meetings that shareholders should have a corresponding greater flexibility in calling for a special shareholder meeting.

At an online shareholder meeting almost everything is optional. For instance a management narrative on the state of the company is optional. Also management answers to shareholder questions are optional even if management asks for questions.

Thus management hardly needs to prepare for an online shareholder meeting. It is astounding what management can get away with at an online shareholder meeting. Thus shareholders should rightfully have more flexibility in requesting a special shareholder meeting.

The core purpose of such a meeting can simply be the announcement of the vote.

For instance the Goodyear online shareholder meeting was spoiled by a trigger-happy management mute button for shareholders that was used to quash constructive criticism. AT&T would not even allow shareholders to speak at its online shareholder meeting.

Please see:

Goodyear’s virtual meeting creates issues with shareholder
https://www.crainscleveland.com/manufacturing/goodyears-virtual-meeting-creates-issues-shareholder

Please see:

AT&T investors denied a dial-in as annual meeting goes online
https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Shareholders thus need greater flexibility in calling for a special shareholder meeting.

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 4

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Company’s Statement in Opposition

The Board recommends that you vote against this shareholder proposal for the following reasons:

•	Currently, shareholders of 25% of our outstanding Common Stock have the right to call a special meeting, pursuant to a Company proposal previously approved by our shareholders. Our Board continues to believe that this threshold ensures a reasonable number of shareholders consider a matter important enough to merit a special meeting.
•	We note that as of March 1, 2021, only one of Danaher’s fifteen peer companies has a special meeting threshold at or lower than the level sought by the proponent, and forty percent of our peer companies have no provision for shareholders to call a special meeting.

Notwithstanding the proponent’s claims, preparing for and holding a special meeting (even in a virtual format) would be time-consuming and expensive. If adopted, this proposal would have the effect of allowing a relatively small percentage of shareholders with potentially narrow interests to call special meetings to consider matters that may not be in the best interests of all of our shareholders. Even if they are ultimately not able to obtain support from a majority of shares, those who might seek to call a special shareholders’ meeting could subject us to considerable expense, distract management and the Board from important business initiatives, or seek self-interested concessions in exchange for avoiding a special meeting.

We believe the 25% threshold strikes an appropriate balance between avoiding waste of Danaher and shareholder resources on addressing narrow or special interests, while at the same time ensuring that shareholders holding a significant minority of our outstanding shares have a meaningful mechanism to call a special meeting if they deem it appropriate.

The Board also believes that Danaher’s current robust governance practices provide shareholders with numerous avenues to voice their opinions and ensure Board accountability. We maintain open and regular communications with shareholders and financial analysts, and our shareholders can and do effectively use our Annual Meeting of Shareholders to communicate their views to management, the Board, and other shareholders.

In the best interests of our shareholders and Company, we recommend that you vote against this shareholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL 4.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Danaher Corporation, a Delaware corporation, of proxies for use at the 2021 Annual Meeting of Shareholders and at any and all postponements or adjournments thereof.

Who Can Vote

You are entitled to vote at the Annual Meeting if you owned any shares of Danaher Common Stock at the close of business on March 8, 2021, which is referred to as the “record date.” A list of registered shareholders entitled to vote at the meeting will be available at Danaher’s offices, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701 during the ten days prior to the meeting. A list of shareholders of record will also be available during the meeting for inspection by shareholders of record for any legally valid purpose related to the annual meeting at the meeting center site at www.virtualshareholdermeeting.com/DHR2021.

Proxy Materials Are Available on the Internet

We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about March 25, 2021, we mailed a Notice of Internet Availability to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Instructions for the Virtual Annual Meeting

As a result of the COVID-19 pandemic, the 2021 Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will be conducted via live webcast. Shareholders will have the same rights and opportunities to participate in our virtual annual meeting as they would at an in-person meeting.

You are entitled to participate in the virtual meeting if you were a shareholder of record as of the close of business on March 8, 2021 or if you hold a valid proxy for the Annual Meeting. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote during the meeting.

To attend the virtual meeting, visit www.virtualshareholdermeeting.com/DHR2021 and enter the 16-digit control number included on your proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form. The meeting will start at 3:00 p.m., Eastern Time, on May 5, 2021. We encourage you to access the meeting prior to the start time to familiarize yourself with the virtual platform and ensure you can hear the streaming audio. Online access will be available starting at 2:45 p.m., Eastern Time, on May 5, 2021.

While we strongly encourage you to vote your shares prior to the meeting, shareholders may also vote during the meeting. Once logged in, you will be able to vote your shares by clicking the “Vote Here!” button.

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Shareholders may submit written questions once logged into the virtual platform. Questions pertinent to meeting matters will be answered during the question and answer portion of meeting, subject to a time limit prescribed by the Meeting Rules and Procedures that will be posted to the virtual meeting platform on the day of the meeting. The Meeting Rules and Procedures will also provide additional information about the relevancy of questions to meeting matters.

During the meeting, the proponent of the shareholder proposal included in this Proxy Statement will have a dedicated call-in line that will allow the proponent to present their proposal.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call the technical support number that will be posted on the virtual shareholder meeting login page.

Quorum for the Meeting

Under the Company’s Bylaws, we can conduct business at the Annual Meeting only if the holders of a majority of the issued and outstanding shares of Danaher Common Stock entitled to vote at the Annual Meeting as of the record date are present either in person or by proxy. The presence of at least that number of shares constitutes a “quorum.” Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. As of the record date, 713,067,483 shares of Danaher Common Stock were outstanding, excluding shares held by or for the account of Danaher.

How to Vote

Voting at the Annual Meeting

If you attend the Annual Meeting as a shareholder of record or as the holder of a valid proxy for the Annual Meeting, you may cast your vote at the meeting by following the instructions described above under “-- Instructions for the Virtual Annual Meeting.”. Persons attending the Annual Meeting as guests will not be able to vote at the meeting.

Voting by proxy

If you own shares directly in your name…

If your shares are registered directly in your name with our transfer agent, you are considered the registered holder of those shares. As the registered shareholder, you may vote in several different ways:

•	Vote on the Internet. You can vote online at: www.proxyvote.com.
•	Vote by Telephone. In the United States or Canada, you can vote by telephone by calling the number included in the printed proxy materials, if you received printed proxy materials. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
Internet and telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Time on May 4, 2021 (except for participants in the Danaher Corporation & Subsidiaries Savings Plan (the “401(k) Plan”) or the Danaher Corporation & Subsidiaries Retirement and Savings Plan (collectively with the 401(k) Plan, the “Savings Plans”), who must submit voting instructions earlier, as described below). To authenticate your Internet or telephone vote, you will need to enter your confidential voter control number as shown on the voting materials you received. If you vote online or by telephone, you do not need to return a proxy card.
•	Vote by Mail. You can mail the proxy card enclosed with your printed proxy materials, if you received printed proxy materials. Mark, sign and date your proxy card and return it in the postage-paid envelope provided, or in an envelope addressed to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

If you hold shares in either of the Danaher Savings Plans…

You can direct Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, to vote your proportionate interest in the shares of Common Stock held under the Savings Plan by returning a voting instruction form or by providing voting instructions via the Internet or by telephone. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. Because Fidelity is designated to vote on your behalf, you will not be able to vote your shares held in the Savings Plan in person at the meeting. If Fidelity does not receive voting instructions from you by 11:59 p.m.

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Eastern time on May 2, 2021, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

If you own your shares through an account with a bank, broker, trustee or other intermediary, sometimes referred to as owning in “street name”…

Your intermediary will provide instructions on how to access proxy materials electronically, or send you printed copies of the proxy materials if you so elect. You are entitled to direct the intermediary how to vote your shares by following the voting instructions it provides to you.

Revoking a Proxy or Voting Instructions

If you hold shares of Common Stock registered in your name, you may revoke your proxy:

•	by filing with the Secretary of Danaher a written notice of revocation;
•	if you submitted your proxy by telephone or via the Internet, by accessing those voting methods and following the instructions given for revoking a proxy;
•	if you submitted a signed proxy card, by submitting a new proxy card with a later date (which will override your earlier proxy card); or
•	by voting at the Annual Meeting.

If you hold your shares in “street name,” you must follow the directions provided by your bank, broker, trustee or other intermediary for revoking or modifying your voting instructions.

Voting Procedures

Each outstanding share of Danaher Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. Your shares will be voted in accordance with your instructions. The Board has selected Steven M. Rales, Mitchell P. Rales, Brian W. Ellis and James F. O’Reilly to act as proxies with full power of substitution. All votes will be counted by the inspector of election appointed for the meeting.

In addition, if you have returned a signed proxy card or submitted voting instructions by telephone or online, the proxy holders will have, and intend to exercise, discretion to vote your shares (other than shares held in the Savings Plans) in accordance with their best judgment on any matters not identified in this Proxy Statement that are properly brought to a vote at the Annual Meeting. At present we do not know of any such additional matters.

If your shares are registered in your name and you sign and return a proxy card or vote by telephone or online but do not give voting instructions on a particular matter, the proxy holders will be authorized to vote your shares on that matter in accordance with the Board’s recommendation. If you hold your shares through an account with a bank, broker, trustee or other intermediary and do not give voting instructions on a matter, we expect that under the rules of the New York Stock Exchange the bank, broker, trustee or other intermediary will be permitted to vote in its discretion only on Proposal 2 and will not be permitted to vote on any of the other Proposals, resulting in a so-called “broker non-vote.” The impact of abstentions and broker non-votes on the overall vote is shown in the following table. Broker non-votes will not affect the attainment of a quorum since the bank, broker, trustee or other intermediary has discretion to vote on Proposal 2 and these votes will be counted toward establishing a quorum.

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Votes required and effect of abstentions and broker non-votes

Matter	Required Vote	Impact of Abstentions	Impact of Broker Non-Votes
PROPOSAL 1 – Election of directors (page 13)	Votes cast FOR a nominee must exceed number of votes cast AGAINST that nominee.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.
PROPOSAL 2 – Ratification of the appointment of the independent registered public accounting firm (page 34)	Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.	Counted for purposes of determining minimum number of affirmative votes required for approval; impact is the same as a vote AGAINST.	Not applicable.
PROPOSAL 3 – Advisory vote to approve named executive officer compensation (page 76)	Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.	Counted for purposes of determining minimum number of affirmative votes required for approval; impact is the same as a vote AGAINST.	Not counted as shares of Danaher Common stock represented in person or by proxy and entitled to vote on the proposal; no impact on outcome.
PROPOSAL 4 – Shareholder proposal (page 78)	Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.	Counted for purposes of determining minimum number of affirmative votes required for approval; impact is the same as a vote AGAINST.	Not counted as shares of Danaher Common stock represented in person or by proxy and entitled to vote on the proposal; no impact on outcome.

Information About Proxy Solicitation

The proxies being solicited hereby are being solicited by Danaher’s Board. Employees of Danaher may solicit proxies on behalf of the Board of Directors by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. Danaher will bear the cost of soliciting proxies and will reimburse banks, brokers, trustees and other intermediaries for their reasonable out-of-pocket expenses for forwarding proxy materials to shareholders. We have retained Broadridge Financial Services, Inc. to aid in distributing proxy materials and the solicitation of proxies. For these services, we expect to pay Broadridge a fee of less than $15,000 and reimburse it for certain out-of-pocket disbursements and expenses.

Eliminating Duplicate Mailings

Danaher has adopted the “householding” procedure approved by the SEC, which allows us to deliver one set of documents to a household of shareholders instead of delivering a set to each shareholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. Shareholders who receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Shareholders who receive the Notice of Internet Availability will receive instructions on submitting their proxy cards/voting instruction form via the Internet.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact our transfer agent at 800-568-3476. We will promptly deliver the proxy materials to you upon receipt of your request. If you own your shares in “street name,” please contact your broker, bank, trustee or other intermediary to make your request.

If you receive more than one proxy card/voting instruction form, your shares probably are registered in more than one account or you may hold shares both as a registered shareholder and through one of the Savings Plans. You should vote each proxy card/voting instruction form you receive.

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OTHER INFORMATION

Information Relating to Forward-Looking Statements

Certain statements included in this Proxy Statement are “forward-looking statements” within the meaning of the United States federal securities laws. All statements other than historical factual information are forward-looking statements, including without limitation statements regarding strategic plans and plans for growth, innovation and future operations; financial or operating targets or projections; future capital allocation, acquisitions and the integration thereof; plans and strategies relating to corporate governance, executive compensation, director compensation and sustainability; the goals, objectives and anticipated benefits of our executive compensation and director compensation programs (including Company and individual performance goals and targets); the tax impact of executive or equity compensation; political contributions; the effect of an event of termination or change-of-control; Board oversight of strategy and risk; risk mitigation efforts; the anticipated roles and responsibilities of the Board’s committees; plans with respect to shareholder engagement and alignment, Board recruitment, selection and refreshment; the anticipated benefits to the Company of particular director skills and attributes; anticipated commercial activity; anticipated benefits of certain related person transactions; general economic and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Danaher intends or believes will or may occur in the future. Terminology such as “believe,” “anticipate,” “should,” “could,” “intend,” “will,” “plan,” “expect,” “estimate,” “project,” “target,” “may,” “possible,” “potential,” “forecast” and “positioned” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Item 1A. Risk Factors” in the accompanying Annual Report on Form 10-K for the year ended December 31, 2020. Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by our forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements included in this Proxy Statement speak only as of the date of this Proxy Statement. Except to the extent required by applicable law, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Website Disclosure

We may provide disclosure in the “Investor – Corporate Governance” section of our corporate website, http://www.danaher.com, of any of the following: (1) the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting; (2) the method for interested parties to communicate directly with the Board or with individual directors, the Lead Independent Director or the non-management or independent directors as a group; (3) the identity of any member of Danaher’s Audit Committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on Danaher’s Audit Committee; and (4) contributions by Danaher to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues. We also intend to disclose any amendment to the Code of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act, and any waiver from a provision of the Code of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer, in the “Investor – Corporate Governance” section of our corporate website, http://www.danaher.com, within four business days following the date of such amendment or waiver.

Information contained on or connected to any of the websites referenced in this Proxy Statement is not incorporated by reference into this Proxy Statement and should not be considered a part of this Proxy Statement or any other filing that we make with the U.S. Securities and Exchange Commission.

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Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board or with individual directors, the Lead Independent Director or the non-management or independent directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management or independent directors, as applicable, c/o Corporate Secretary, Danaher Corporation, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2020, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% shareholders were satisfied, except that Mitchell Rales failed to file on a timely basis one Form 4 (pertaining to a Company contribution of 35 shares of Common Stock to his ECP account). Such transaction was subsequently reported on Form 4.

Annual Report on Form 10-K for 2020

Danaher will provide, without charge, a copy of the Danaher Annual Report on Form 10-K for 2020 filed with the SEC to any shareholder upon request directed to: Investor Relations, Danaher Corporation, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C., 20037-1701 or by email to: investor.relations@danaher.com.

Shareholder Proposals and Nominations for 2022 Annual Meeting

A shareholder who wishes to include a proposal in Danaher’s proxy statement for the 2022 Annual Meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act must submit the proposal in writing to Danaher’s Corporate Secretary at Danaher’s principal executive offices, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701, for receipt no later than November 25, 2021 in order to be considered for inclusion.

In order to be properly brought before the 2022 Annual Meeting, a shareholder’s notice of nomination of one or more director candidates to be included in the Company’s proxy statement pursuant to Article II, Section 11 of our Bylaws (a “proxy access nomination”) must be received by Danaher’s Corporate Secretary at the above address no earlier than October 26, 2021 and no later than November 25, 2021. If the date of the 2022 Annual Meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, notice by the shareholder to be timely must be so received not later than the later of the 120th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made.

Shareholders intending to present a proposal at the 2022 Annual Meeting without having it included in the Company’s proxy statement, or making a nomination of one or more director candidates without having such candidates included in the Company’s proxy statement, must comply with the advance notice requirements set forth in the Company’s Bylaws. If a shareholder fails to provide timely notice of a proposal to be presented at the 2022 Annual Meeting, the proxies provided to Danaher’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. In order to comply with the advance notice requirements set forth in the Company’s Bylaws, appropriate notice would need to be provided to Danaher’s Secretary at the address noted above no earlier than December 25, 2021 and no later than January 24, 2022. If the date of the 2022 Annual Meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, notice by the shareholder to be timely must be so received not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever mailing or disclosure first occurs.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Vice President, Deputy General Counsel and Secretary

Dated: March 25, 2021

   2021 PROXY STATEMENT    85

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APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

As described in more detail in the Compensation Discussion and Analysis section of the Company’s 2021 Proxy Statement, the 2020 annual cash incentive awards paid to the Company’s named executive officers were based in part on the Company’s 2020 performance with respect to three metrics, Adjusted EPS, Free Cash Flow Ratio and Core Revenue Growth. Each of these metrics is a non-GAAP financial measure. Set forth below are reconciliations of each of these metrics to the comparable GAAP financial measure, based on the Company’s actual 2020 performance.

/ RECONCILIATION OF 2020 ADJUSTED DILUTED EARNINGS PER COMMON SHARE (ADJUSTED EPS)

($ in millions, except per-share amounts)	Net Income	Diluted Net Earnings Per Common Share
2020 Net Income or Diluted Net Earnings Per Common Share from Continuing Operations, as applicable (GAAP)	$3,646	$4.89
Acquisition-related items (primarily related to the Cytiva Acquisition), including related after-tax operating profit, increased interest charges, transaction costs, fair-value adjustments for acquired inventory and deferred revenue and acquisition-related gains (losses)	(435)	(0.59)
Gain on sale of product lines required for regulatory approval of Cytiva Acquisition	(305)	(0.40)
Discrete income tax charges	(85)	(0.12)
Amortization charges	915	1.24
Loss on early extinguishment of debt	20	0.03
Other investment gains, net of impairment charges	4	–
Impact of MCPS securities on an “as converted” basis	–	0.06
2020 Adjusted Net Income or Adjusted Diluted Earnings Per Common Share, as applicable (non-GAAP)	$3,760	$5.11

/ RECONCILIATION OF 2020 ADJUSTED FREE CASH FLOW-TO-ADJUSTED NET INCOME RATIO (FREE CASH FLOW RATIO)

($ in millions)
Operating cash flow from continuing operations (GAAP)	$6,215
Purchases of property, plant and equipment	(791)
Sales of property, plant and equipment	2
Cash flow impact of Adjustment Items	(790)
Adjusted Free Cash Flow (non-GAAP)	$4,636
Adjusted Net Income (non-GAAP)	$3,760
Adjusted Free Cash Flow to Adjusted Net Income Ratio (non-GAAP)	123%

/ RECONCILIATION OF 2020 CORE REVENUE GROWTH

2020 vs. 2019
Total sales growth (GAAP)	24.5%
Less the impact of:
Acquisitions and other	(18.0)%
Currency exchange rates	0.0%
Core revenue growth (non-GAAP)	6.5%

   2021 PROXY STATEMENT    86

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*DANAHER CORPORATION*
*C/O INVESTOR RELATIONS*
*2200 PENNSYLVANIA AVE, NW SUITE 800W*
*WASHINGTON, D.C. 20037*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/DHR2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D34560-P51537

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**DANAHER CORPORATION**

**The Board of Directors recommends you vote FOR the following proposals:**

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Rainer M. Blair | ☐ | ☐ | ☐ |
| 1b. Linda Hefner Filler | ☐ | ☐ | ☐ |
| 1c. Teri List | ☐ | ☐ | ☐ |
| 1d. Walter G. Lohr, Jr. | ☐ | ☐ | ☐ |
| 1e. Jessica L. Mega, MD | ☐ | ☐ | ☐ |
| 1f. Mitchell P. Rales | ☐ | ☐ | ☐ |
| 1g. Steven M. Rales | ☐ | ☐ | ☐ |
| 1h. Pardis C. Sabeti, MD | ☐ | ☐ | ☐ |
| 1i. John T. Schwieters | ☐ | ☐ | ☐ |
| 1j. Alan G. Spoon | ☐ | ☐ | ☐ |
| 1k. Raymond C. Stevens, Ph.D | ☐ | ☐ | ☐ |
| 1l. Elias A. Zerhouni, MD | ☐ | ☐ | ☐ |
| 2. To ratify the selection of Ernst & Young LLP as Danaher's independent registered public accounting firm for the year ending December 31, 2021. | ☐ | ☐ | ☐ |
| 3. To approve on an advisory basis the Company's named executive officer compensation. | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote AGAINST the following proposal:**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D34561-P51537

**DANAHER CORPORATION**
**Annual Meeting of Shareholders**
**May 5, 2021 3:00 PM**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Steven M. Rales, Mitchell P. Rales, Brian W. Ellis and James F. O'Reilly, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DANAHER CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM, Eastern Time on May 5, 2021, virtually at www.virtualshareholdermeeting.com/DHR2021, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**